Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Black Hills Corporation

Northwestern Energy Group, Inc.

and

River Merger Sub Inc.

Dated as of August 18, 2025

TABLE OF CONTENTS

Article I THE MERGER		2
Section 1.01	The Merger	2
Section 1.02	The Closing	2
Section 1.03	The Effective Time	2
Section 1.04	Effects of the Merger	3
Section 1.05	Organizational Documents	3
Section 1.06	Directors and Officers of NorthWestern Surviving Corporation	3
Section 1.07	Directors and Officers of NewCo	4

Article II EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK-ENTRY SHARES		4
Section 2.01	Effect of Merger on Capital Stock	4
Section 2.02	Exchange of Shares and Certificates	5
Section 2.03	Equity Awards	10
Section 2.04	No Appraisal Rights	12
Section 2.05	Further Assurances	12

Article III REPRESENTATIONS AND WARRANTIES OF BLACK HILLS		12
Section 3.01	Organization, Standing and Power	13
Section 3.02	Black Hills Subsidiaries	13
Section 3.03	Capital Structure	14
Section 3.04	Authority; Execution and Delivery; Enforceability	15
Section 3.05	No Conflicts; Consents	16
Section 3.06	Black Hills Reports; Financial Statements	18
Section 3.07	Absence of Certain Changes or Events	19
Section 3.08	Taxes	18
Section 3.09	Employee Benefits	21
Section 3.10	Labor and Employment Matters	23
Section 3.11	Litigation	23
Section 3.12	Compliance with Applicable Laws; Permits	24
Section 3.13	Takeover Statutes	24
Section 3.14	Environmental Matters	24
Section 3.15	Certain Black Hills Contracts	25
Section 3.16	Real Property	26
Section 3.17	Intellectual Property; Information Technology; Data Protection	27
Section 3.18	Insurance	28
Section 3.19	Ownership of NorthWestern Common Stock; Interested Shareholder	28
Section 3.20	Black Hills Information	28
Section 3.21	Regulatory Status	29
Section 3.22	Brokers’ Fees and Expenses	29
Section 3.23	Opinion of Financial Advisor	29
Section 3.24	Related Party Transactions	29
Section 3.25	Merger Sub	30

i

ii

Exhibits:

Exhibit A – NorthWestern Surviving Corporation Certificate of Incorporation

Exhibit B – NorthWestern Surviving Corporation Bylaws

Exhibit C – Board and Committee Matters

Exhibit D – Executive Officers

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 18, 2025, is by and among Black Hills Corporation, a South Dakota corporation (“Black Hills”), NorthWestern Energy Group, Inc., a Delaware corporation (“NorthWestern”), and River Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Black Hills (“Merger Sub” and, together with Black Hills and NorthWestern, the “Parties”).

RECITALS

A.            Black Hills and NorthWestern, each of which is a diversified energy company with utility operations in various states, desire to engage in a business combination to be effected by a merger pursuant to which Merger Sub will merge with and into NorthWestern, with NorthWestern surviving the merger as a direct wholly owned Subsidiary of Black Hills and with Black Hills assuming a new corporate name, all as described in this Agreement. Black Hills, as the ultimate parent company of the combined corporate group after the Effective Time, is referred to herein in that context as “NewCo.”

B.             For federal income Tax purposes, it is intended that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and it is hereby adopted as, a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

C.             The board of directors of Black Hills (the “Black Hills Board”) has unanimously (a) determined that it is in the best interests of Black Hills and its shareholders, and declared it advisable, for Black Hills to enter into this Agreement and to consummate the transactions contemplated hereby (collectively, the “Transactions”), including the Charter Amendment, the Black Hills Indebtedness Increase, the Merger and the Black Hills Share Issuance, (b) approved and declared advisable this Agreement and approved Black Hills’s execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Charter Amendment, the Black Hills Indebtedness Increase, the Merger and the Black Hills Share Issuance, (c) recommended the approval of the Charter Amendment, the Black Hills Indebtedness Increase and the Black Hills Share Issuance to the shareholders of Black Hills, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that the Charter Amendment, the Black Hills Indebtedness Increase and the Black Hills Share Issuance be submitted to the shareholders of Black Hills for approval by Black Hills’s shareholders at a duly held meeting of such shareholders for such purpose.

D.             The board of directors of NorthWestern (the “NorthWestern Board”) has unanimously (a) determined that it is in the best interests of NorthWestern and its stockholders, and declared it advisable, for NorthWestern to enter into this Agreement and to consummate the Transactions, including the Merger, (b) approved and declared advisable this Agreement and approved NorthWestern’s execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, (c) recommended that NorthWestern’s stockholders adopt this Agreement, and (d) directed that this Agreement be submitted to the stockholders of NorthWestern for adoption by NorthWestern’s stockholders at a duly held meeting of such stockholders for such purpose.

E.             Each of this Agreement, the Merger and the other Transactions also has been duly approved by the board of directors of Merger Sub, and Black Hills has executed, delivered and not revoked or withdrawn the Merger Sub Stockholder Consent, which adopts and approves this Agreement, the Merger and the other Transactions as the sole stockholder of Merger Sub.

F.             The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, and each intending to be legally bound hereby, the Parties agree as follows:

Article I

THE MERGER

Section 1.01       The Merger. At the Effective Time, upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged with and into NorthWestern in accordance with the Delaware General Corporation Law (the “DGCL”) and this Agreement (the “Merger”), and the separate corporate existence of Merger Sub shall cease. NorthWestern shall be the surviving corporation in the Merger (referred to herein in that context as the “NorthWestern Surviving Corporation”) and shall become a direct wholly owned Subsidiary of Black Hills.

Section 1.02       The Closing. Unless this Agreement has been terminated in accordance with Section 8.01, the consummation of the Merger (the “Closing”) shall take place at 8:00 a.m. Mountain Time on a date no later than the third Business Day after the satisfaction or waiver (to the extent permitted under applicable Law) of all of the conditions to the Closing set forth in Article VII (except for those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), unless another time, date or place is mutually agreed to in writing by Black Hills and NorthWestern. The Closing shall be effected remotely via telecommunication and, to the maximum extent practical, the digital exchange of documents and instruments. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.03       The Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, (a) NorthWestern and Merger Sub shall cause a certificate of merger with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and (b) each Party shall, as soon as practicable on or after the Closing Date, make all other filings required under the DGCL, or by the Secretary of State of the State of Delaware, in connection with the Merger. The Certificate of Merger and such fillings shall be consistent with this Agreement and otherwise in form and substance reasonably acceptable to each of NorthWestern and Black Hills. The Merger shall become effective upon filing of the Certificate of Merger or at such later time as NorthWestern and Black Hills may agree, which time shall be specified in the Certificate of Merger (such time being herein referred to as the “Effective Time”).

Section 1.04       Effects of the Merger. The Merger shall have the effects specified herein and in the applicable provisions of the DGCL, including Section 259(a) thereof. Without limiting the foregoing, from and after the Effective Time, the NorthWestern Surviving Corporation shall possess all of the properties, rights, privileges, powers and franchises of NorthWestern and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of NorthWestern and Merger Sub shall become the claims, obligations, liabilities, debts and duties of NorthWestern Surviving Corporation, all as provided under the DGCL. NewCo shall continue to possess all of the properties, rights, privileges, powers and franchises of Black Hills, and all of the claims, obligations, liabilities, debts and duties of Black Hills shall continue to be the claims, obligations, liabilities, debts and duties of NewCo.

Section 1.05       Organizational Documents.

(a)            Articles of Incorporation and Bylaws of NewCo. Subject to the occurrence of the Closing, Black Hills shall cause the articles of incorporation of Black Hills, as in effect immediately prior to the Effective Time, to be amended to increase the authorized shares of Black Hills Common Stock to 300,000,000 (or such other amount as Black Hills and NorthWestern may agree) and to reflect NewCo’s corporate name (such amendment, the “Charter Amendment”) effective concurrently with the Effective Time, and the articles of incorporation of Black Hills, as so amended, shall continue as the articles of incorporation of NewCo until thereafter amended in accordance with their terms and applicable Law. Subject to the occurrence of the Closing, Black Hills shall cause the bylaws of Black Hills, as in effect immediately prior to the Effective Time, to be amended to reflect NewCo’s corporate name and the creation of an operations committee.

(b)            Certificate of Incorporation and Bylaws of NorthWestern Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any action by any Party or any other Person, the certificate of incorporation of NorthWestern in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form set forth on Exhibit A (with, to the fullest extent permitted by applicable Law, such changes as NorthWestern and Black Hills may agree in writing prior to the Effective Time), and as so amended and restated, shall be the certificate of incorporation of the NorthWestern Surviving Corporation until thereafter amended as provided therein or by applicable Law. The Parties shall take all necessary action such that, as of the Effective Time, the bylaws of NorthWestern in effect immediately prior to the Effective Time shall be amended and restated in their entirety in the form set forth on Exhibit B (with such changes as NorthWestern and Black Hills may agree in writing prior to the Effective Time), and as so amended and restated, shall be the bylaws of the NorthWestern Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.06       Directors and Officers of NorthWestern Surviving Corporation.

(a)            Directors of NorthWestern Surviving Corporation. The Parties shall take all necessary action such that, as of the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time (who shall be directors as mutually agreed and jointly designated by NorthWestern and Black Hills prior to the Closing for such purpose) shall become the only directors of the NorthWestern Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)            Officers of NorthWestern Surviving Corporation. The Parties shall take all necessary action such that, as of the Effective Time, the officers of Merger Sub as of immediately prior to the Effective Time (who shall be officers as mutually agreed and jointly designated by NorthWestern and Black Hills prior to the Closing for such purpose) shall become the only officers of the NorthWestern Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or qualified or appointed, as the case may be.

Section 1.07       Directors and Officers of NewCo.

(a)            Directors of NewCo. The Parties shall take all necessary action such that (i) the number of directors constituting the board of directors of NewCo (the “NewCo Board”) as of the Effective Time shall be 11 and (ii) unless otherwise agreed by Black Hills and NorthWestern, the chairpersons and composition of the NewCo Board and its committees as of the Effective Time shall be as set forth in (or as designated pursuant to) Exhibit C hereto.

(b)            Officers of NewCo. Unless otherwise agreed by Black Hills and NorthWestern, the Parties shall take all necessary action such that the individuals designated to hold those senior executive officer positions as set forth in (or as designated pursuant to) Exhibit D hereto shall hold such designated positions as of the Effective Time.

Article II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK-ENTRY SHARES

Section 2.01       Effect of Merger on Capital Stock.

(a)            Cancellation of Treasury Stock and Black Hills-Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.01 per share, of NorthWestern (“NorthWestern Common Stock”) that is owned by NorthWestern as treasury stock, if any, and each share of NorthWestern Common Stock that is owned by Black Hills or Merger Sub, if any, in each case immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)            Conversion of NorthWestern Common Stock; Conversion of Merger Sub Common Stock. At the Effective Time:

(i)            by virtue of the Merger and without any action on the part of any Party or any other Person, subject to Section 2.01(c), each share of NorthWestern Common Stock issued and outstanding immediately prior to the Effective Time (except for shares to be canceled in accordance with Section 2.01(a)) shall be converted automatically into the right to receive 0.98 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of Black Hills (“Black Hills Common Stock”) (or cash in lieu of fractional shares thereof pursuant to Section 2.02(i)) (such per-share amount, the “Merger Consideration”), payable as provided in Section 2.02, and, when so converted, shall automatically cease to exist; and

(ii)            by virtue of the Merger and without any action on the part of any Party or any other Person, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the NorthWestern Surviving Corporation and, as of the Effective Time, shall constitute the only outstanding shares of capital stock of the NorthWestern Surviving Corporation.

(c)            Adjustments to Merger Consideration. Without limiting the other provisions of this Agreement, if at any time during the period between the execution of this Agreement and the Effective Time, any change in the number or type of outstanding shares of Black Hills Common Stock or NorthWestern Common Stock shall occur as a result of any reclassification, stock split or combination (including a reverse stock split) or any stock dividend with a record date during such period, or any similar event, in each case, other than pursuant to the Transactions, the Exchange Ratio and any other similarly dependent items shall be appropriately adjusted to provide to the holders of NorthWestern Common Stock and Black Hills Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.01(c) shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.02       Exchange of Shares and Certificates.

(a)            Exchange Agent. Prior to the Closing Date, Black Hills shall enter into a customary exchange agreement with the transfer agent of Black Hills, the transfer agent of NorthWestern, or another bank or trust company selected jointly by Black Hills and NorthWestern (the “Exchange Agent”) for the purpose of exchanging shares of NorthWestern Common Stock for the Merger Consideration in accordance with Section 2.01(b) and taking the actions contemplated by Section 2.02(i). On the Closing Date, Black Hills shall deposit or cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of NorthWestern Common Stock contemplated by Section 2.01(b)(i), an aggregate amount of shares of Black Hills Common Stock sufficient to deliver the aggregate number of shares of Black Hills Common Stock comprising the aggregate Merger Consideration (the “Stock Merger Consideration”) pursuant to Section 2.01(b)(i) (“Black Hills Share Issuance”) without regard to whether any single holder would be entitled to fractional shares. In addition, Black Hills shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(j). All shares of Black Hills Common Stock, together with the amount of any such dividends and distributions and the Fractional Share Cash, in each case, deposited with the Exchange Agent pursuant to this Section 2.02(a) and the Common Shares Trust shall be referred to as the “Exchange Fund.”

(b)            Exchange Procedures.

(i)            Promptly after the Effective Time (but no later than five Business Days after the Effective Time), Black Hills will cause the Exchange Agent to send to each holder of record of a certificate representing outstanding shares of NorthWestern Common Stock immediately prior to the Effective Time (each, a “Certificate”) (A) a letter of transmittal, which shall specify that delivery shall be effected, and that risk of loss and title to Certificates held by such holder will pass, only upon delivery of such Certificates to the Exchange Agent and which shall be in form and substance reasonably satisfactory to NorthWestern and Black Hills and (B) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration with respect to such shares.

(ii)            Upon surrender to, and acceptance in accordance with Section 2.02(b)(iii) by, the Exchange Agent of a Certificate, the holder thereof will receive (A) the Merger Consideration payable in respect of the number of shares of NorthWestern Common Stock formerly represented by such Certificate surrendered under this Agreement (which shall be in book-entry form, unless the holder thereof is otherwise entitled to and requests a certificate) and (B) any dividends or other distributions payable pursuant to Section 2.02(j).

(iii)          The Exchange Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange of the Certificates in accordance with customary industry practices.

(iv)           No holder of record of a book-entry share (a “Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of NorthWestern Common Stock shall be required to deliver a Certificate or letter of transmittal or surrender such Book-Entry Shares to the Exchange Agent, and in lieu thereof, each holder of a Book-Entry Share shall automatically upon the Effective Time be entitled to receive (A) the Merger Consideration payable in respect of such Book-Entry Shares pursuant to Section 2.01(b)(i) and Section 2.02(i) and (B) any dividends or other distributions payable pursuant to Section 2.02(j).

(v)           From and after the Effective Time, no further transfers may be made on the records of NorthWestern or its transfer agent of Certificates or Book-Entry Shares, and if any Certificate or Book-Entry Share is presented to NorthWestern for transfer, such Certificate of Book-Entry Share shall be canceled against delivery of (A) the Merger Consideration payable in respect of the shares of NorthWestern Common Stock represented by such Certificate or Book-Entry Share and (B) any dividends or other distributions payable pursuant to Section 2.02(j).

(vi)          If any Merger Consideration is to be remitted to a name other than that in which a Certificate or Book-Entry Share is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate or Book-Entry Share unless:

(1)            either (A) the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer or (B) the Book-Entry Share is properly transferred; and

(2)            the Person requesting such payment (A) pays any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or (B) establishes to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(vii)            At any time after the Effective Time until surrendered, in the case of a Certificate, or exchanged for, in the case of a Book-Entry Share, in each case, as contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed to represent only the right to receive (A) the Merger Consideration represented by such Certificate or Book-Entry Share as contemplated by Section 2.01(b)(i) and Section 2.02(i) and (B) any dividends or other distributions payable pursuant to Section 2.02(j). No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c)            No Further Ownership Rights in NorthWestern Common Stock.

(i)            At the Effective Time, each holder of a Certificate, and each holder of Book-Entry Shares, will cease to have any rights with respect to such shares of NorthWestern Common Stock, except, to the extent provided by Section 2.01, for the right to receive (A) the Merger Consideration payable in respect of the shares of NorthWestern Common Stock formerly represented by such Certificate or Book-Entry Shares upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b) and (B) any dividends or other distributions payable pursuant to Section 2.02(j).

(ii)            The Merger Consideration paid upon the surrender or exchange of Certificates or Book-Entry Shares in accordance with this Section 2.02 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of NorthWestern Common Stock formerly represented by such Certificates or Book-Entry Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.02(j)).

(d)            Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by NewCo; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, NewCo. To the extent that there are any losses with respect to any investments of the funds deposited with the Exchange Agent, or the funds shall for any other reason not be sufficient for the Exchange Agent to make prompt payment of any amounts contemplated to be paid pursuant to this Section 2.02, Black Hills shall promptly reimburse any such loss or otherwise provide additional funds so as to ensure that the funds are at all times maintained at a level sufficient for the Exchange Agent to make such payments contemplated by this Section 2.02.

(e)            Termination of Exchange Fund. The Exchange Agent will deliver to NewCo, upon NewCo’s demand, any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) that remains undistributed to the former holders of Certificates or Book-Entry Shares upon expiration of the period ending one year after the Effective Time. Thereafter, any former holder of Certificates or Book-Entry Shares prior to the Merger who has not complied with this Section 2.02 prior to such time, may look only to NewCo for payment of such holder’s claim for Merger Consideration (and any associated dividends or distributions pursuant to Section 2.02(j)) to which such holder may be entitled.

(f)            Unclaimed Property. None of the Parties, the Exchange Agent or any other Person shall be liable to any Person in respect of any portion of the Merger Consideration (or any portion of the Common Shares Trust or any dividends or distributions pursuant to Section 2.02(j)) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration (and any associated dividends or distributions pursuant to Section 2.02(j)) that remains unclaimed as of immediately prior to the date on which any portion of such property would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of NewCo free and clear of any claims or interest of any Person previously entitled thereto.

(g)            Withholding Taxes. Each of the Parties and the Exchange Agent shall be entitled to deduct and withhold from any cash and consideration otherwise payable or deliverable pursuant to this Agreement to any holder of Certificates, Book-Entry Shares, or Equity Awards such amounts for Taxes as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so deducted and withheld (or the cash equivalent thereof) shall be promptly paid over to the appropriate taxing authority and, to the extent so paid, shall be treated for all purposes under this Agreement as having been paid to the holder of Certificates, Book-Entry Shares, or Equity Awards, as applicable, in respect of which such deduction or withholding was made.

(h)            Lost, Stolen or Destroyed Certificates. If any Certificate formerly representing shares of NorthWestern Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by NewCo, the posting by such Person of a bond, in such reasonable and customary amount as NewCo may direct, as indemnity against any Claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver and pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement (and any associated dividends or distributions pursuant to Section 2.02(j) to which such holder may be entitled).

(i)            Fractional Shares. No book-entry interests, certificates or scrip representing fractional shares of Black Hills Common Stock shall be issued upon the conversion of NorthWestern Common Stock pursuant to Section 2.01(b)(i), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Black Hills Common Stock. In lieu of receiving any such fractional share interests, the holder shall instead be entitled to receive Fractional Share Cash as provided in this Section 2.02(i). For purposes of this Section 2.02(i), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations may be rounded by the Exchange Agent or NewCo to no fewer than three decimal places. As promptly as practicable following the Effective Time, the Exchange Agent or NewCo shall determine the excess of (i) the number of whole shares of Black Hills Common Stock delivered to the Exchange Agent by Black Hills pursuant to Section 2.02(a) representing the Stock Merger Consideration over (ii) the aggregate number of whole shares of Black Hills Common Stock to be distributed to former holders of NorthWestern Common Stock pursuant to Section 2.02(b) (such excess being herein called the “Excess Shares”). Following the Effective Time, the Exchange Agent shall, on behalf of former shareholders of NorthWestern, sell the Excess Shares at then-prevailing prices on NewCo’s Exchange, in the manner provided in this Section 2.02(i). The Parties acknowledge that payment of the cash consideration received from the sale of the Excess Shares in lieu of issuing fractional shares of Black Hills Common Stock was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to NewCo that would otherwise be caused by the issuance of fractional shares of Black Hills Common Stock. The sale of the Excess Shares by the Exchange Agent shall be executed on NewCo’s Exchange through one or more member firms of NewCo’s Exchange and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent’s sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates and Book-Entry Shares formerly representing NorthWestern Common Stock, the Exchange Agent shall hold such cash proceeds (net of all commissions, transfer Taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares) in trust for holders of NorthWestern Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of NorthWestern Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of NorthWestern Common Stock would otherwise be entitled (after taking into account all shares of NorthWestern Common Stock, as applicable, held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of NorthWestern Common Stock would otherwise be entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares formerly representing NorthWestern Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts of cash (collectively, the “Fractional Share Cash”) to such holders of Certificates or Book-Entry Shares formerly representing NorthWestern Common Stock, without interest, subject to and in accordance with the terms of Section 2.02(b).

(j)             Dividends with Respect to Unexchanged Shares. No dividends or other distributions with respect to Black Hills Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Black Hills Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by NewCo to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares there shall promptly be paid to the holder thereof, without interest and subject to any required Tax withholding in conformity with Section 2.02(g), (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Black Hills Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Black Hills Common Stock.

Section 2.03       Equity Awards.

(a)            Conversion of NorthWestern Equity Awards. At the Effective Time, by virtue of the Merger and actions taken by the NorthWestern Human Resources Committee, each NorthWestern Equity Award outstanding as of immediately prior to the Effective Time shall be treated as follows, automatically and without any required action on the part of the recipient or holder thereof:

(i)             Pre-Signing Restricted Stock Units.  NorthWestern Equity Awards that are unvested NorthWestern restricted stock units issued under the NorthWestern Stock Plan prior to the date hereof pursuant to NorthWestern’s long-term incentive program (and that are not NorthWestern Deferred Equity Awards and that are not subject to performance-based vesting requirements) shall be fully vested as of immediately prior to the Effective Time and settled in cash by no later than the second regularly scheduled payroll date after the Effective Time (subject to applicable withholdings for Taxes).

(ii)            Pre-Signing Performance Awards. NorthWestern Equity Awards that are performance-based restricted stock units subject to performance-based vesting requirements (e.g., performance stock units) issued under the NorthWestern Stock Plan prior to the date hereof pursuant to NorthWestern’s long-term incentive program shall be cancelled as of immediately prior to the Effective Time and substituted with consideration constituting an amount of NewCo restricted stock units denominated in shares of common stock of NewCo, (A) with the number of stock units of NorthWestern outstanding immediately prior to the Effective Time calculated based on the greater of (1) the number of stock units assuming target performance was achieved or (2) the number of stock units based on actual performance achievement as of immediately prior to the Effective Time, as NorthWestern reasonably determines in good faith after consultation with Black Hills, with (B) such amount of NewCo restricted stock units being equal to the product, rounded to the nearest three decimal points, of (1) the number of notional shares of NorthWestern Common Stock underlying such NorthWestern Equity Award as of immediately prior to the Effective Time after the calculation in (A) above and (2) the Exchange Ratio, with vesting of such NewCo restricted stock units determined based on continued service through the end of the applicable performance period for such cancelled NorthWestern Equity Awards (for the avoidance of doubt, without any ongoing performance-vesting conditions) and subject to the other vesting provisions of the NorthWestern Stock Plan and applicable award agreement (including, for the avoidance of doubt, any vesting in connection with termination of employment following a “Change in Control” or similar event) as in effect immediately prior to the Effective Time.

(iii)           Post-Signing Restricted Stock Units. NorthWestern Equity Awards that are unvested NorthWestern restricted stock units issued under the NorthWestern Stock Plan on or after the date hereof (and that are not NorthWestern Deferred Equity Awards and that are not subject to performance-based vesting requirements) shall be treated as provided in the terms thereof established in compliance with Section 5.02; provided that, immediately prior to the Effective Time, such NorthWestern Equity Awards shall be adjusted so that they provide for the grant of an amount of NewCo restricted stock units denominated in shares of Black Hills Common Stock, with the NewCo restricted stock units being equal to the product, rounded to the nearest three decimal points, of (A) the number of notional shares of NorthWestern Common Stock underlying such NorthWestern Equity Award as of immediately prior to the Effective Time and (B) the Exchange Ratio.

(iv)           Post-Signing Performance Awards. NorthWestern Equity Awards that are performance-based restricted stock units subject to performance-based vesting requirements issued under the NorthWestern Stock Plan on or after the date hereof (e.g., performance stock units) shall be treated as provided in the terms thereof established in compliance with Section 5.02; provided that, immediately prior to the Effective Time, such NorthWestern Equity Awards shall be adjusted so that the target award amount denominated in NorthWestern Common Stock is denominated in Black Hills Common Stock, with such target amount equal to the product, rounded to the nearest whole number of shares, of (A) the number of target shares of NorthWestern Common Stock underlying such NorthWestern Equity Award as of immediately prior to the Effective Time and (B) the Exchange Ratio.

(v)            Deferred Equity Awards. NorthWestern Equity Awards that are NorthWestern Deferred Equity Awards shall be converted as of the Effective Time into the right to receive cash, measured as of immediately prior to the Effective Time, and settled in cash on such dates or events provided in the Contracts (including the NorthWestern Stock Plan, as applicable) governing such NorthWestern Deferred Equity Awards (subject to applicable withholdings for Taxes).

(b)           Treatment of NorthWestern ESPP. Prior to the Effective Time, without limiting any rights NorthWestern has herein to administer the NorthWestern ESPP in accordance with Section 5.02 prior to the Effective Time, NorthWestern shall take such actions as are necessary under the NorthWestern employee stock purchase plan (the “NorthWestern ESPP”) and applicable Law to provide that:

(i)             NorthWestern may continue to establish and administer offering periods until September 30, 2026; provided that, any offering period under the ESPP with respect to the period that is reasonably expected to include the Effective Time shall be shortened and terminated effective as of a date prior to the Effective Time as determined by NorthWestern;

(ii)            Each ESPP participant’s accumulated payroll deductions (without interest) through such termination date shall be used to purchase shares of NorthWestern Common Stock in accordance with the terms of the ESPP, and such shares shall be outstanding immediately prior to the Effective Time and treated hereby in the same manner as other shares of NorthWestern Common Stock; and

(iii)           the NorthWestern ESPP shall terminate as of no later than immediately prior to the Effective Time.

(c)            Treatment of Black Hills Equity Awards. At the Effective Time, by virtue of the Merger and actions by the Black Hills Compensation Committee, each Black Hills Equity Award outstanding as of immediately prior to the Effective Time shall be treated as follows, automatically and without any required action on the part of the recipient or holder thereof:

(i)             Pre-Signing Restricted Stock Awards. Each Black Hills Restricted Share issued pursuant to Black Hills’s long-term incentive program under the Black Hills Stock Plan prior to the date hereof (including any dividends credited in respect thereto) shall be fully vested, with restrictions on such shares lapsing in full, as of immediately prior to the Effective Time.

(ii)             Pre-Signing Restricted Stock Units. Black Hills Equity Awards that are unvested Black Hills restricted stock units issued under the Black Hills Stock Plan pursuant to the Black Hills Non-Employee Director Equity Compensation Plan prior to the date hereof, including any dividend equivalent units credited in respect thereto, shall vest and be settled in accordance with the terms of their applicable award agreements and plan document, with the Closing deemed to constitute a “Change in Control” or similar event (notwithstanding the fact that the Merger may not otherwise constitute such a triggering event) for purposes of any vesting in connection with termination of service following a Change in Control or similar event.

(iii)            Pre-Signing Performance Awards. Black Hills Equity Awards that are performance-based restricted stock units subject to performance-based vesting requirements issued under the Black Hills Stock Plan prior to the date hereof (e.g., performance stock units), including any dividend equivalent units credited in respect thereto, shall be converted into restricted stock unit awards providing for payment in shares of common stock of NewCo, (A) with the number of stock units of Black Hills outstanding immediately prior to the Effective Time calculated based on the greater of (1) the number of stock units assuming target performance was achieved or (2) the number of stock units based on actual performance achievement as of immediately prior to the Effective Time, as Black Hills reasonably determines in good faith after consultation with NorthWestern, and (B) with vesting of such NewCo restricted stock units determined based on continued service through the end of the applicable performance period for such cancelled Black Hills Equity Awards (for the avoidance of doubt, without any ongoing performance-vesting conditions) and with the Closing deemed to constitute a “Change in Control” or similar event for purposes of any vesting in connection with termination of employment following a Change in Control or similar event (notwithstanding the fact that the Merger may not otherwise constitute such a triggering event) subject to the vesting provisions of the Black Hills Stock Plan and applicable award as in effect immediately prior to the Effective Time.

(iv)           Other Black Hills Equity Awards. Each Black Hills Restricted Share not issued pursuant to Black Hills’s long-term incentive program (i.e., special incremental awards) under the Black Hills Stock Plan prior to the date hereof (including any dividends credited in respect thereto) shall be fully vested, with restrictions on such shares lapsing in full, as of immediately prior to the Effective Time. Each director phantom stock units granted under the Outside Directors Stock Based Compensation granted prior to the date hereof, including any dividend equivalent units credited in respect thereto, shall vest and be settled in accordance with the terms of their applicable award agreements and plan document, with the Closing deemed to constitute a “Change in Control” or similar event (notwithstanding the fact that the Merger may not otherwise constitute such a triggering event) for purposes of any vesting in connection with termination of service following a Change in Control or similar event.

(v)            Post-Signing Black Hills Equity Awards. Black Hills Equity Awards granted on or after the date hereof shall be treated as provided in the terms thereof established in compliance with Section 5.01.

(d)           Relevant Actions. At or prior to the Effective Time, each of NorthWestern and Black Hills shall take such actions as are reasonably necessary (including obtaining any resolutions of the NorthWestern Board or Black Hills Board, as applicable, or if appropriate any committee thereof) to (i) give effect to the provisions of this Section 2.03 and (ii) provide that, to the maximum extent permitted by applicable Law, any equity transaction that may occur with respect to any director or officer of NorthWestern or Black Hills as a result of the Transactions will be eligible for exemption under Rule 16b-3(e) under the Exchange Act.

(e)            Form S-8. Promptly following the Effective Time, NewCo shall file with the SEC an effective registration statement on Form S-8 with respect to the shares of Black Hills Common Stock underlying the Assumed Equity Awards.

Section 2.04       No Appraisal Rights. Pursuant to Section 262(b)(1) of the DGCL, no appraisal rights shall be available to any Person in connection with the Transactions.

Section 2.05       Further Assurances. Without limiting the other provisions of this Agreement, if, at any time after the Effective Time, any further action is determined by NewCo or the NorthWestern Surviving Corporation to be necessary or desirable to (a) enforce the rights NorthWestern’s stockholders to receive the Merger Consideration and any other payments pursuant to this Article II, (b) vest the NorthWestern Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and NorthWestern with respect to the Merger or (c) otherwise carry out the purposes of this Agreement, the officers of NewCo shall be fully authorized (in the name of Merger Sub and the NorthWestern Surviving Corporation and otherwise) to take such action.

Article III

REPRESENTATIONS AND WARRANTIES OF BLACK HILLS

Except (a) as disclosed in the Black Hills Reports publicly available and filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and any other disclosures or statements that are predictive or forward-looking in nature) (it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 3.03) or (b) subject to Section 10.03(k), as set forth in the corresponding section of the disclosure letter delivered by Black Hills to NorthWestern concurrently with the execution and delivery by Black Hills of this Agreement (the “Black Hills Disclosure Letter”), Black Hills represents and warrants to NorthWestern as follows:

Section 3.01       Organization, Standing and Power. Black Hills is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota. Each of Black Hills’s Subsidiaries (the “Black Hills Subsidiaries”) is duly organized, validly existing and in active status or good standing, as applicable, under the Laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect. Each of Black Hills and the Black Hills Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect. Each of Black Hills and the Black Hills Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect. Black Hills has made available to NorthWestern true and complete copies of the articles of incorporation of Black Hills, as in effect as of the date of this Agreement (the “Black Hills Articles”), and the bylaws of Black Hills, as in effect as of the date of this Agreement (the “Black Hills Bylaws”).

Section 3.02       Black Hills Subsidiaries.

(a)            Except as would not reasonably be expected to be, individually or in the aggregate, material to Black Hills and the Black Hills Subsidiaries, taken as a whole, all outstanding shares of capital stock, voting securities of, and other equity interests in, each Black Hills Subsidiary have been validly issued and are fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar right. All of the shares of capital stock, voting securities of, and other equity interests in, each Black Hills Subsidiary are owned by Black Hills, by another Black Hills Subsidiary or by Black Hills and another Black Hills Subsidiary, free and clear of (i) all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (ii) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (i) and (ii), as imposed by this Agreement, the Organizational Documents of the Black Hills Subsidiaries or applicable securities Laws.

(b)            Section 3.02(b) of the Black Hills Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Black Hills Subsidiaries.

(c)            Neither Black Hills nor any Black Hills Subsidiary owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Black Hills Subsidiaries.

Section 3.03       Capital Structure.

(a)            The authorized capital stock of Black Hills (prior to the effectiveness of the Charter Amendment) consists of 125,000,000 shares, comprising 100,000,000 shares of Black Hills Common Stock and 25,000,000 shares of preferred stock, without par value (collectively, the “Black Hills Preferred Stock”). At the close of business on August 15, 2025, (i) 72,856,550.470 shares of Black Hills Common Stock were issued and outstanding (including 274,755 Black Hills Restricted Shares), (ii) no shares of Black Hills Preferred Stock were issued and outstanding, (iii) 46,132.164 shares of Black Hills Common Stock were held by Black Hills in its treasury, and (iv) 531,951.738 shares of Black Hills Common Stock were subject to outstanding Black Hills Equity Awards (other than Black Hills Restricted Shares, which are included in the shares issued and outstanding), comprising 408,582 shares underlying Black Hills PSU Awards (assuming achievement of the applicable performance goals at the maximum level) under the Black Hills Stock Plan and 123,369.738 shares underlying Black Hills Share Equivalent Awards. At the close of business on August 15, 2025, an aggregate of 1,303,928.928 shares of Black Hills Common Stock were available for issuance pursuant to the Black Hills Benefit Plans (excluding any share reserved for issuance in respect of outstanding Black Hills Equity Awards).

(b)            All outstanding shares of Black Hills Common Stock are, the shares of Black Hills Common Stock representing the Stock Merger Consideration will be when issued, and all shares of Black Hills Common Stock that may be issued upon the conversion or settlement of Black Hills Equity Awards will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar right. Except as set forth in this Section 3.03 or in Section 3.03(b) of the Black Hills Disclosure Letter or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Black Hills or any Black Hills Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Black Hills or any Black Hills Subsidiary or any securities of Black Hills or any Black Hills Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Black Hills or any Black Hills Subsidiary or (ii) any warrants, calls, options or other rights to acquire from Black Hills or any Black Hills Subsidiary, or any other obligation of Black Hills or any Black Hills Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Black Hills or any Black Hills Subsidiary (the foregoing clauses (i) and (ii), collectively, “Black Hills Equity Securities”). Except pursuant to the Black Hills Stock Plan, there are not any outstanding obligations of Black Hills or any Black Hills Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, requiring the repurchase, redemption or acquisition of, or containing any right of first refusal with respect to, (C) requiring the registration for sale of or (D) granting any preemptive or antidilutive right with respect to, any Black Hills Equity Securities. Except as set forth in Section 3.03(b) of the Black Hills Disclosure Letter, there is no outstanding Indebtedness of Black Hills having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Black Hills may vote (“Black Hills Voting Debt”). No Black Hills Subsidiary owns any shares of Black Hills Common Stock. Neither Black Hills nor any of the Black Hills Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Black Hills.

(c)            As of the date of this Agreement, there is no shareholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Black Hills or any Black Hills Subsidiary is subject or party to, or otherwise bound.

Section 3.04       Authority; Execution and Delivery; Enforceability.

(a)            Each of Black Hills and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder, and assuming that the representations and warranties of NorthWestern contained in Section 4.19 are true and correct, to consummate the Transactions, including the Merger, subject, (i) in the case of the Charter Amendment, the Black Hills Indebtedness Increase and the Black Hills Share Issuance, to the receipt of the Black Hills Shareholder Approval, and (ii) in the case of Merger Sub, to obtaining the consent of its sole stockholder. The Black Hills Board has unanimously adopted resolutions, at a meeting duly called at which a quorum of directors of Black Hills was present, (A) determining that it is in the best interests of Black Hills and its shareholders, and declaring it advisable, for Black Hills to enter into this Agreement and to consummate the Transactions, including the Charter Amendment, the Black Hills Indebtedness Increase, the Merger and the Black Hills Share Issuance, (B) approving and declaring advisable this Agreement and approving Black Hills’s execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Charter Amendment, the Black Hills Indebtedness Increase, the Merger and the Black Hills Share Issuance, (C) recommending the approval of the Charter Amendment, the Black Hills Indebtedness Increase and the Black Hills Share Issuance to the shareholders of Black Hills, on the terms and subject to the conditions set forth in this Agreement (the “Black Hills Board Recommendation”), and (D) directing that the Charter Amendment, the Black Hills Indebtedness Increase and the Black Hills Share Issuance be submitted to the shareholders of Black Hills for approval by Black Hills’s shareholders at a duly held meeting of such shareholders for such purpose (the “Black Hills Shareholder Meeting”). Subject to Section 5.06(c), such resolutions have not been rescinded, amended or withdrawn in any way.

(b)            This Agreement has been duly approved on behalf of Merger Sub by resolutions duly adopted by the board of directors of Merger Sub. Such resolutions have not been rescinded, amended or withdrawn in any way. Prior to the execution of this Agreement, Black Hills, as sole stockholder of Merger Sub, duly executed and delivered a stockholder consent, such consent to be effective immediately following the execution of this Agreement, adopting this Agreement pursuant to Section 228(a) of the DGCL (the “Merger Sub Stockholder Consent”). Black Hills has delivered to NorthWestern a copy of the Merger Sub Stockholder Consent, which is currently in effect and has not been rescinded.

(c)            Except for (i) approval of (A) the Charter Amendment, (B) the Black Hills Share Issuance and (C) an increase of Black Hills’s authorized indebtedness (which approval may be made contingent upon the Closing) to $20 billion (or such other amount as Black Hills and NorthWestern may agree) (the “Black Hills Indebtedness Increase”), in each case, , in accordance with applicable law, including the requirements of Article 17, Section 8 of the South Dakota Constitution, to the extent applicable (the “Black Hills Shareholder Approval”), (ii) the filing of the Charter Amendment with the Secretary of State of the State of South Dakota and the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) corporate proceedings required to give effect to the matters and agreements contemplated by Section 1.06 and Section 1.07 and (iv) the effectiveness of the Merger Sub Stockholder Consent, and assuming that the representations and warranties of NorthWestern contained in Section 4.19 are true and correct, no other vote or corporate proceedings on the part of Black Hills or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions, including the Merger. Each of Black Hills and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by NorthWestern, this Agreement constitutes each of Black Hills’s and Merger Sub’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).

Section 3.05       No Conflicts; Consents.

(a)            The execution and delivery of this Agreement by Black Hills and Merger Sub does not, and the performance by each of Black Hills and Merger Sub of its covenants and agreements hereunder and the consummation of the Transactions, including the Merger, will not, (i) subject to obtaining the Black Hills Shareholder Approval, and assuming that the representations and warranties of NorthWestern contained in Section 4.19 are true and correct, conflict with, or result in any violation of any provision of, the Organizational Documents of Black Hills or any Black Hills Subsidiary, (ii) subject to obtaining the Consents set forth in Section 3.05(a)(ii) of the Black Hills Disclosure Letter (the “Black Hills Third Party Consents”), conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of a Lien upon any of the respective properties or assets of Black Hills or any Black Hills Subsidiary pursuant to, any Black Hills Material Contract to which Black Hills or any Black Hills Subsidiary is a party or by which any of their respective properties or assets are bound or any Permit applicable to the business of Black Hills or any Black Hills Subsidiary or (iii) subject to obtaining the Black Hills Shareholder Approval and the Consents referred to in Section 3.05(b) and making the Filings referred to in Section 3.05(b), and assuming that the representations and warranties of NorthWestern contained in Section 4.19 are true and correct, conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to Black Hills or any Black Hills Subsidiary or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect and would not prevent or materially delay the consummation of the Transactions, including the Merger.

(b)            No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice, submission or filing (“Filing”) made to or with, any Governmental Entity is required to be obtained or made by Black Hills, any Black Hills Subsidiary or any other Affiliate of Black Hills in connection with Black Hills’s or Merger Sub’s execution and delivery of this Agreement or their performance of their covenants and agreements hereunder or the consummation of the Transactions, including the Merger, except for the following:

(i)             (A) the filing with the Securities and Exchange Commission (the “SEC”), in preliminary and definitive form, of the Proxy Statement/Prospectus, (B) the filing with the SEC of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934 (the “Exchange Act”) or the Securities Act of 1933 (the “Securities Act”), as may be required in connection with this Agreement or the Merger;

(ii)            compliance with, Filings under and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and such other Consents or Filings as are required to be obtained or made under any other Antitrust Law;

(iii)           (A) Filings with, and the Consent of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act (the “FPA”), (B) Filings with, and the Consent of, the Requisite State Commissions and (C) Filings and Consents set forth in Section 3.05(b)(iii) of the Black Hills Disclosure Letter (the Consents and Filings set forth in Section 3.05(b)(ii) and this Section 3.05(b)(iii), collectively, the “Black Hills Required Statutory Approvals”);

(iv)           the Black Hills Third Party Consents;

(v)            the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the filing of the Charter Amendment with the Secretary of State of the State of South Dakota and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which NorthWestern and Black Hills are qualified to do business;

(vi)           compliance with and filings required under (A) the rules and regulations of the NYSE and NewCo’s Exchange and (B) applicable state securities, “blue sky” or takeover Laws and applicable foreign securities Laws;

(vii)          Filings and Consents as are required to be made or obtained under state or federal property transfer Laws or Environmental Laws; and

(viii)         such other Filings and Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect and would not prevent or materially delay the consummation of the Transactions.

Section 3.06       Black Hills Reports; Financial Statements.

(a)            Black Hills has furnished or filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Black Hills with the SEC since January 1, 2024 (such documents, together with all exhibits, financial statements, including the Black Hills Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement/Prospectus, being collectively referred to as the “Black Hills Reports”). None of the Black Hills Subsidiaries is required to make or makes any filings with the SEC. Each Black Hills Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Black Hills Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Black Hills Reports, and, to the Knowledge of Black Hills, none of the Black Hills Reports is the subject of any outstanding SEC comment or investigation. No Subsidiary of Black Hills is required to file reports with the SEC pursuant to the requirements of the Exchange Act. Each of the consolidated financial statements of Black Hills included in the Black Hills Reports (the “Black Hills Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of Black Hills and the Black Hills Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments that are not material and to any other adjustments described therein, including the notes thereto).

(b)            Neither Black Hills nor any Black Hills Subsidiary has any material liability of any nature that is required by GAAP to be set forth on a consolidated balance sheet of Black Hills and the Black Hills Subsidiaries, except liabilities (i) reflected or reserved against in the most recent audited balance sheet (including the notes thereto) of Black Hills and the Black Hills Subsidiaries included in the Black Hills Reports filed prior to the date hereof, (ii) incurred in the ordinary course of business consistent with past practice after the date of such balance sheet, (iii) incurred in connection with the Merger or any of the other Transactions or agreements contemplated by this Agreement or (iv) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Black Hills Material Adverse Effect.

(c)            Neither Black Hills nor any Black Hills Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Black Hills or any Black Hills Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Black Hills or any Black Hills Subsidiaries in the Black Hills Financial Statements or other Black Hills Reports.

(d)            Black Hills maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. Black Hills maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are sufficient to ensure that information required to be disclosed by Black Hills in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Black Hills’s filings with the SEC and other public disclosure documents. Black Hills has disclosed in writing, based on its most recent evaluation prior to the date of this Agreement, to Black Hills’s outside auditors and the audit committee of the Black Hills Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Black Hills’s ability to record, process, summarize and report financial information and (ii) any fraud, known to Black Hills, whether or not material, that involves management or other employees who have a significant role in Black Hills’s internal controls over financial reporting. There is no reason to believe that Black Hills’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 3.07       Absence of Certain Changes or Events.

(a)            From December 31, 2024 to the date of this Agreement, each of Black Hills and the Black Hills Subsidiaries has conducted its respective business in the ordinary course of business consistent with past practice in all material respects, except for the conduct in connection with the Merger or as otherwise contemplated or required by this Agreement.

(b)            From December 31, 2024 to the date of this Agreement, there have not occurred any Changes that have had or would reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect.

Section 3.08       Taxes.

(a)            Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect,

(i)            (A) each of Black Hills and the Black Hills Subsidiaries has timely filed, taking into account all valid extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete in all respects and (B) all Taxes have been timely paid in full (whether or not shown as due on any Tax Return);

(ii)            each of Black Hills and the Black Hills Subsidiaries has withheld and timely remitted to the appropriate Governmental Entity all Taxes required to be withheld from amounts owing to any employee, creditor or third party;

(iii)          (A) no audit, examination, investigation or other proceeding is pending with any Governmental Entity with respect to any amount of unpaid Taxes asserted against Black Hills or any Black Hills Subsidiary, (B) neither Black Hills nor any Black Hills Subsidiary has received written notice of any threatened audit, examination, investigation or other proceeding from any Governmental Entity for any amount of unpaid Taxes asserted against Black Hills or any Black Hills Subsidiary, which have not been fully paid or settled, and (C) neither Black Hills nor any Black Hills Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course or automatically granted extensions or waivers);

(iv)           (A) neither Black Hills nor any Black Hills Subsidiary had any liabilities for unpaid Taxes as of the date of the latest balance sheet required to be included in the Black Hills Financial Statements in accordance with GAAP that had not been accrued or reserved on such balance sheet in accordance with GAAP, and (B) neither Black Hills nor any Black Hills Subsidiary has incurred any liability for Taxes since the date of the latest balance sheet included in the Black Hills Financial Statements, other than in the ordinary course of business;

(v)            neither Black Hills nor any Black Hills Subsidiary has any liability for Taxes of any Person (except for Black Hills or any Black Hills Subsidiary or any former Black Hills Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, or by Contract (other than Contracts described in clause (B) of Section 3.08(a)(vi));

(vi)            neither Black Hills nor any Black Hills Subsidiary is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement, except for such an agreement or arrangement (A) exclusively between or among Black Hills and the Black Hills Subsidiaries or (B) with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes;

(vii)          within the past two years, neither Black Hills nor any Black Hills Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;

(viii)         neither Black Hills nor any Black Hills Subsidiary has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(ix)           there are no Liens on any of the assets of Black Hills or any or the Black Hills Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (excluding Taxes that are being contested in good faith for which adequate reserves have been provided in accordance with GAAP); and

(x)            neither Black Hills nor any Black Hills Subsidiary is bound with respect to the current or any future taxable period by any Tax rulings, requests for rulings, closing agreements or other similar agreements with any Governmental Entity, in each case, with respect to Taxes.

(b)            Neither Black Hills nor any Black Hills Subsidiary is aware of the existence of any fact, agreement, plan or other circumstance, or has taken or agreed to take any action, that would, or would reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.09       Employee Benefits.

(a)            Section 3.09(a) of the Black Hills Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material Black Hills Benefit Plan.

(b)            With respect to each material Black Hills Benefit Plan, Black Hills has made available to NorthWestern, to the extent applicable, complete and accurate copies of (i) the plan document (or, if such arrangement is not in writing, a written description of the material terms thereof), including any amendment thereto and any summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the three most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the three most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, (v) the most recently received IRS determination letter or, if applicable, current IRS opinion or advisory letter (as to qualified plan status), and (vi) any material nonroutine correspondence with any Governmental Entity within the past three years. Except as, individually or in the aggregate, would not reasonably be expected to have a Black Hills Material Adverse Effect, no Black Hills Benefit Plan is maintained outside the jurisdiction of the United States or covers any Black Hills Personnel residing or working outside of the United States.

(c)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Black Hills Material Adverse Effect, (i) each Black Hills Benefit Plan has been maintained, established, operated and administered in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) Black Hills and each Black Hills Commonly Controlled Entity are, and during all relevant times have been, in compliance with the applicable requirements of the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder (the “ACA”), (iii) there are no pending or, to the Knowledge of Black Hills, threatened Claims (other than routine claims for benefits) against any Black Hills Benefit Plan or Black Hills or any Black Hills Subsidiary with respect to any Black Hills Benefit Plan and (iv) all contributions, reimbursements, premium payments and other payments required to be made by Black Hills or any Black Hills Commonly Controlled Entity to any Black Hills Benefit Plan have been made on or before their applicable due dates (or properly accrued in accordance with GAAP on Black Hills’s financial statements). Except as, individually or in the aggregate, would not reasonably be expected to have a Black Hills Material Adverse Effect, neither Black Hills nor any Black Hills Commonly Controlled Entity has engaged in, and there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any Black Hills Benefit Plan or their related trusts or any fiduciary that would reasonably be expected to result in a liability of Black Hills or a Black Hills Commonly Controlled Entity. Except as would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, no Black Hills Benefit Plan is under audit or is the subject of an administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit or other administrative proceeding, to the Knowledge of Black Hills, threatened.

(d)            With respect to each Black Hills Benefit Plan that is subject to Section 302 or Title IV of ERISA or Sections 412, 430 or 4971 of the Code (each, a “Black Hills Title IV Plan”), except as, individually or in the aggregate, would not reasonably be expected to have a Black Hills Material Adverse Effect, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) no such Black Hills Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) neither Black Hills nor any Black Hills Commonly Controlled Entity has engaged in any transaction described in Section 4069 of ERISA, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC, contributions to the Black Hills Title IV Plan and payment of benefits in the ordinary course) has been or, to the Knowledge of Black Hills, is expected to be incurred by Black Hills or any of the Black Hills Commonly Controlled Entities and (vii) the PBGC has not instituted proceedings to terminate any such Black Hills Title IV Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, neither Black Hills nor any Black Hills Commonly Controlled Entity has incurred any Controlled Group Liability that has not been satisfied in full nor do any circumstances exist that would reasonably be expected to give rise to any Controlled Group Liability (except for the payment of premiums to the PBGC). For the purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code or (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(e)            Except as set forth on Section 3.09(e) of the Black Hills Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, neither Black Hills nor any Black Hills Commonly Controlled Entity has any current or contingent liability or obligation under or with respect to: (i) any plan that is a “multiemployer plan”, as defined in Section 3(37) of ERISA (“Multiemployer Plan”), (ii) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (“Multiple Employer Plan”), or (iii) a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code, including in connection with a complete withdrawal by Black Hills or any Black Hills Commonly Controlled Entity from any Multiemployer Plan.

(f)            Each Black Hills Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a currently effective favorable determination letter or, if applicable, current opinion or advisory letter to that effect from the IRS and, to the Knowledge of Black Hills, there is no circumstance or condition that would reasonably be expected to result in the loss of such qualification.

(g)            Except as set forth in Section 3.09(g) of the Black Hills Disclosure Letter or except for any liabilities of Black Hills that have not had and would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, neither Black Hills nor any Black Hills Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or applicable Law (at the sole cost of the participant thereunder).

(h)            Except as set forth in Section 3.09(h) of the Black Hills Disclosure Letter, none of the execution and delivery of this Agreement, the performance by any Party of its covenants and agreements hereunder or the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment before, on or following the Effective Time) will (i) result in any Black Hills Personnel receiving or becoming entitled to any material compensation or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Black Hills Benefit Plan.

Section 3.10       Labor and Employment Matters. Except for the Contracts set forth in Section 3.10 of the Black Hills Disclosure Letter (the “Black Hills Union Contracts”), neither Black Hills nor any Black Hills Subsidiary is party to any collective bargaining agreement or similar labor union Contract with respect to any of their respective employees. Except for employees covered by a Black Hills Union Contract, no employees of Black Hills or any Black Hills Subsidiary are represented by any other labor union with respect to their employment for Black Hills or any Black Hills Subsidiary. To the Knowledge of Black Hills, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, (a) there are no labor union representation or certification proceedings with respect to employees of Black Hills or any Black Hills Subsidiary pending or threatened in writing to be brought or filed with the National Labor Relations Board, and (b) there are no labor union organizing activities, with respect to employees of Black Hills or any Black Hills Subsidiary. From January 1, 2024 until the date of this Agreement, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, there have been no labor union strikes, slowdowns, work stoppages, lockouts, or other material labor disputes pending or threatened in writing against or affecting Black Hills or any Black Hills Subsidiary. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, since January 1, 2024, Black Hills and each Black Hills Subsidiary has complied and is in compliance with all applicable Laws pertaining to employment or labor matters and has not engaged in any action that will require any notifications under the Workers Adjustment and Retraining Notification Act and comparable local, state, and federal Laws (“WARN”). Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, there are no Claims or investigations pending or, to the Knowledge of Black Hills, threatened by or on behalf of any employee of Black Hills or any Black Hills Subsidiary alleging violations of Laws pertaining to employment or labor matters.

Section 3.11       Litigation. Neither Black Hills nor any Black Hills Subsidiary is party to, and there is no Claim before any Governmental Entity pending or, to the Knowledge of Black Hills, threatened against Black Hills, any Black Hills Subsidiary, or any of their current or former directors or executive officers that has had or would reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of Black Hills, investigation by any Governmental Entity of Black Hills, any Black Hills Subsidiary, any of their respective properties or assets, or any of their current or former directors or executive officers, that has had or would reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect.

Section 3.12       Compliance with Applicable Laws; Permits. Except for matters that would not have or would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, (a) Black Hills and the Black Hills Subsidiaries are in compliance with all applicable Laws (including Anti-Corruption Laws) and all Permits applicable to the business and operations of Black Hills and the Black Hills Subsidiaries, and (b) Black Hills and each Black Hills Subsidiary hold, and are in compliance with, all Permits required by Law for the conduct of their respective businesses as they are now being conducted. None of Black Hills, the Black Hills Subsidiaries or, to the Knowledge of Black Hills, their respective Representatives: (i) is a Designated Person; (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of Black Hills or the Black Hills Subsidiaries, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in material violation of Sanctions.

Section 3.13       Takeover Statutes. Assuming that the representations and warranties of NorthWestern contained in Section 4.19 are true and correct, Black Hills has taken all necessary actions, if any, so that the Transactions, including the Merger, are not subject to the restrictions on business combinations of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “affiliated transaction,” “business combination” or any other antitakeover Law (each, a “Takeover Statute”), including the South Dakota Public Corporation Takeover Act, or any similar antitakeover provision in the Black Hills Articles or Black Hills Bylaws.

Section 3.14       Environmental Matters. Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect:

(a)            Black Hills and the Black Hills Subsidiaries are in compliance with all Environmental Laws, and, except for matters that have been fully resolved, as of the date of this Agreement, neither Black Hills nor any Black Hills Subsidiary has received any written communication from a Governmental Entity or other Person that alleges that Black Hills or any Black Hills Subsidiary is in violation of or has liability under any Environmental Law or any Permit issued pursuant to Environmental Law (an “Environmental Permit”);

(b)           with respect to all Environmental Permits necessary to conduct the respective operations of Black Hills or the Black Hills Subsidiaries as currently conducted, (i) Black Hills and each of the Black Hills Subsidiaries have obtained and are in compliance with, or have filed timely applications for, all such Environmental Permits, (ii) all such Environmental Permits are valid and in good standing, (iii) neither Black Hills nor any Black Hills Subsidiary has received notice from any Governmental Entity seeking to modify, revoke or terminate any such Environmental Permits and (iv) no such Environmental Permits will be subject to modification, termination or revocation as a result of the Transactions;

(c)            there are no Environmental Claims pending or, to the Knowledge of Black Hills, threatened in writing against Black Hills or any Black Hills Subsidiary that have not been fully and finally resolved;

(d)            there are and have been no Releases of, or exposure to, any Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by Black Hills or any Black Hills Subsidiary that would reasonably be expected to form the basis of any Environmental Claim against Black Hills or any Black Hills Subsidiary, and there are no other facts, circumstances or conditions, that would reasonably be expected to form the basis of any Environmental Claim against Black Hills or any Black Hills Subsidiary;

(e)            Black Hills and the Black Hills Subsidiaries have not transported or arranged for the transportation of any Hazardous Materials generated by Black Hills or any Black Hills Subsidiary to any location which is listed on the National Priorities List under CERCLA, or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to form the basis of any Environmental Claim against Black Hills or any Black Hills Subsidiary;

(f)            neither Black Hills nor the Black Hills Subsidiaries has entered into or is subject to, any Judgment or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; and

(g)            neither Black Hills nor any Black Hills Subsidiary has assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws.

Section 3.15       Certain Black Hills Contracts.

(a)            Except for this Agreement, as set forth in Section 3.15 of the Black Hills Disclosure Letter and Black Hills Benefit Plans, as of the date of this Agreement, neither Black Hills nor any Black Hills Subsidiary is a party to or bound by any Contract:

(i)            that is required to be filed by Black Hills as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)            (A) any Contract that materially limits the ability of Black Hills or any Black Hills Subsidiary to engage or compete in any line of business or in any geographic area or to market any product or services or (B) any purchase, sale or supply Contract that contains “most favored nation” provisions that would impose material obligations following the Effective Time;

(iii)            (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any Indebtedness of Black Hills or any Black Hills Subsidiary, including any sale and leaseback transactions or other similar financing arrangements or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Black Hills or any Black Hills Subsidiary of, or any similar commitment by Black Hills or any Black Hills Subsidiary with respect to, the obligations, liabilities or indebtedness of any other Person of the nature described in clause (A), in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more;

(iv)           that is a settlement, consent or similar agreement to resolve litigation, including any express patent license granted in settlement of any assertion or allegation of patent infringement, and that contains any material continuing obligations of Black Hills or any Black Hills Subsidiary;

(v)            that is a material joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company (other than any such Contract solely among any of Black Hills and its wholly owned Subsidiaries), in each case, that is material to Black Hills and the Black Hills Subsidiaries taken as a whole;

(vi)           that grants any right of first refusal, right of first offer, or right of first negotiation with respect to any assets, rights or properties of Black Hills or the Black Hills Subsidiaries that are material to Black Hills and the Black Hills Subsidiaries taken as a whole; or

(vii)         that relates to the acquisition or disposition of any Person, business or assets constituting a business and under which Black Hills or the Black Hills Subsidiaries have any continuing indemnification, guarantee, “earnout” or other contingent, deferred or fixed payment obligations reasonably expected to exceed $10,000,000.

(b)            Each Contract of the type required to be set forth in Section 3.15 of the Black Hills Disclosure Letter, whether or not set forth in the Black Hills Disclosure Letter, other than any Black Hills Benefit Plan, is referred to herein as a “Black Hills Material Contract.” Black Hills has made available to NorthWestern true, correct and complete copies of each Black Hills Material Contract in effect as of the date hereof (other than any Contracts publicly available and filed with or furnished to the SEC prior to the date of this Agreement), excluding any schedules, annexes, exhibits, work orders, statements of work or other ancillary documents with respect to any such Black Hills Material Contracts that are no longer in force or effect or do not contain terms that are, individually or in the aggregate, material to Black Hills and the Black Hills Subsidiaries.

(c)            Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, (i) each Black Hills Material Contract is a valid, binding and legally enforceable obligation of Black Hills or one of the Black Hills Subsidiaries, as the case may be, and, to the Knowledge of Black Hills, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) each such Black Hills Material Contract is in full force and effect and (iii) none of Black Hills or any Black Hills Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Black Hills Material Contract and, to the Knowledge of Black Hills, no other party to any such Black Hills Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.16       Real Property. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, each of Black Hills and the Black Hills Subsidiaries has either good fee title or valid leasehold, easement, right of way or other real property rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted (collectively, the “Black Hills Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exceptions, (a) all leases, easements or other agreements under which Black Hills or any Black Hills Subsidiary lease, access, use or occupy the Black Hills Real Property are valid, binding and in full force and effect against Black Hills or the applicable Black Hills Subsidiary and, to the Knowledge of Black Hills, the counterparties thereto, in accordance with their respective terms, and (b) none of Black Hills, the Black Hills Subsidiaries or, to the Knowledge of Black Hills, the counterparties thereto are in default under any of such leases, easements or other agreements described in the foregoing clause (a).

Section 3.17       Intellectual Property; Information Technology; Data Protection.

(a)            Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, (i) Black Hills and the Black Hills Subsidiaries own all right, title and interest in and to, or have sufficient rights to use, all material Intellectual Property used in their business as presently conducted, and the Intellectual Property owned by Black Hills and the Black Hills Subsidiaries, and the conduct of their business as presently conducted, do not infringe, misappropriate or otherwise violate any Person’s Intellectual Property, (ii) there is no Claim of such infringement, misappropriation or other violation pending or, to the Knowledge of Black Hills, threatened in writing against Black Hills or any Black Hills Subsidiary, (iii) no Person is infringing or otherwise violating any Intellectual Property owned by Black Hills or any of the Black Hills Subsidiaries, and (iv) no Claims of such infringement or other violation are pending or, to the Knowledge of Black Hills, threatened in writing against any Person by Black Hills or any Black Hills Subsidiary.

(b)            Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, the IT Assets of Black Hills and the Black Hills Subsidiaries operate and perform as needed by Black Hills and the Black Hills Subsidiaries to adequately conduct their respective businesses as currently conducted. Since January 1, 2024, to the Knowledge of Black Hills, there have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents (i) affecting the IT Assets of Black Hills and the Black Hills Subsidiaries or any other Persons to the extent used by or on behalf of Black Hills and the Black Hills Subsidiaries (or, in each case, information and transactions stored or contained therein or transmitted thereby) or (ii) resulting in a partial or complete loss of control of any products of Black Hills and the Black Hills Subsidiaries, in each case, except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect. Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, Black Hills and the Black Hills Subsidiaries (A) are and have been since January 1, 2024 in compliance with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage. To the Knowledge of Black Hills, since January 1, 2024, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of Black Hills or any of the Black Hills Subsidiaries, in each case, except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect.

Section 3.18       Insurance. Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, (a) Black Hills and the Black Hills Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Black Hills reasonably has determined in good faith to be prudent and consistent with industry practice, and Black Hills and the Black Hills Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof and (b) all material fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Black Hills or any Black Hills Subsidiary (“Black Hills Insurance Policies”) are in full force and effect, all premiums due with respect to all Black Hills Insurance Policies have been paid and neither Black Hills nor any Black Hills Subsidiary has received any written notice of cancellation, invalidation or non-renewal of any Black Hills Insurance Policy.

Section 3.19       Ownership of NorthWestern Common Stock; Interested Shareholder. Neither Black Hills, any Black Hills Subsidiary nor any other Affiliate of Black Hills “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of NorthWestern Common Stock or any other NorthWestern Equity Securities. Neither Black Hills, any Black Hills Subsidiary nor any other Affiliate of Black Hills is, nor at any time during the last three years has Black Hills, any Black Hills Subsidiary (including Merger Sub) or any other Affiliate of Black Hills been, an “interested stockholder” of NorthWestern, as such term is defined in Section 203(c)(3) of the DGCL, nor an “Interested Stockholder” as defined in the NorthWestern Certificate.

Section 3.20       Black Hills Information. The information relating to Black Hills and the Black Hills Subsidiaries or that is provided by Black Hills or the Black Hills Subsidiaries or their respective Representatives for inclusion in the Proxy Statement/Prospectus and the Form S-4, any amendment or supplement thereto, or in any other document filed with the SEC in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to NorthWestern or any NorthWestern Subsidiary) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 (except for such portions thereof that relate only to NorthWestern or any NorthWestern Subsidiary) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Any information relating to Black Hills and the Black Hills Subsidiaries or that is provided by Black Hills or the Black Hills Subsidiaries or their respective Representatives for inclusion in any document, instrument or certificate filed with any Governmental Entity with respect to Antitrust Laws in connection with the Transactions will comply in all material respects with the Laws applicable thereto.

Section 3.21       Regulatory Status.

(a)            Black Hills is a “holding company” under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”).

(b)            Section 3.21(b) of the Black Hills Disclosure Letter identifies each of the Black Hills Subsidiaries that is regulated as a public utility under the FPA, a “public-utility company” under PUHCA 2005, or the applicable Law of any state. Except for such Black Hills Subsidiaries, neither Black Hills nor any of the Black Hills Subsidiaries is regulated as a public utility, electric utility or gas utility, or similar utility designation, under any applicable Law or by any “state commission” as defined in 18 C.F.R. § 1.101(k).

(c)            All Filings required to be made by Black Hills or any Black Hills Subsidiary since January 1, 2020, with the FERC, the North American Electric Reliability Corporation, and any “Regional Entity” as defined in 18 C.F.R. § 39.1 (collectively, “NERC”), the Federal Communications Commission (“FCC”), or any “state commission” as defined in 18 C.F.R. § 1.101(k), as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such Filings complied, as of their respective dates, with all applicable requirements of applicable Laws, except for Filings the failure of which to make or the failure of which to make in compliance with all applicable Laws, would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect.

(d)            Each Black Hills Subsidiary is legally entitled to provide services in all areas (i) where it currently provides service to its customers, and (ii) as identified in its respective licenses and authorizations, except for failures to be so entitled that would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect.

Section 3.22       Brokers’ Fees and Expenses. Except for any Person set forth on Section 3.22 of the Black Hills Disclosure Letter, the fees and expenses of which will be paid by Black Hills, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, including the Merger, based upon arrangements made by or on behalf of Black Hills.

Section 3.23       Opinion of Financial Advisor. The Black Hills Board has received an oral opinion of Goldman Sachs & Co. LLC, which opinion will be subsequently confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to the various factors, limitations, qualifications and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to Black Hills. Black Hills will make available to NorthWestern a copy of such opinion as soon as practicable following the execution and delivery of this Agreement for informational purposes only (it being agreed that NorthWestern shall not have the right to rely on such opinion).

Section 3.24       Related Party Transactions. Except as set forth in Section 3.24 of the Black Hills Disclosure Letter, there are no transactions or series of related transactions or Contracts, nor are there any currently proposed transactions or series of related transactions, between Black Hills or any Black Hills Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Black Hills or any Black Hills Subsidiary or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Black Hills Common Stock (or any of such Person’s immediate family members or Affiliates) (other than a Black Hills Subsidiary), on the other hand, of the type required to be reported in any Black Hills Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 3.25       Merger Sub. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Black Hills owns all of the outstanding shares of capital stock of Merger Sub, free and clear of (a) all Liens and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement or applicable securities Laws or as would not have a Black Hills Material Adverse Effect and would not prevent or materially delay the consummation of the Transactions, including the Merger. Merger Sub has been incorporated solely for the purposes of merging with and into NorthWestern and taking action incident to the Merger and this Agreement. Merger Sub has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the preparation and execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto.

Article IV

REPRESENTATIONS AND WARRANTIES OF NORTHWESTERN

Except (a) as disclosed in the NorthWestern Reports publicly available and filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and any other disclosures or statements that are predictive or forward-looking in nature) (it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 4.03) or (b) subject to Section 10.03(k), as set forth in the corresponding section of the disclosure letter delivered by NorthWestern to Black Hills concurrently with the execution and delivery by NorthWestern of this Agreement (the “NorthWestern Disclosure Letter”), NorthWestern represents and warrants to Black Hills as follows:

Section 4.01       Organization, Standing and Power. NorthWestern is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries of NorthWestern (the “NorthWestern Subsidiaries”) is duly organized, validly existing and in active status or good standing, as applicable, under the Laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect. Each of NorthWestern and the NorthWestern Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect. Each of NorthWestern and the NorthWestern Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect. NorthWestern has made available to Black Hills true and complete copies of the certificate of incorporation of NorthWestern, as in effect as of the date of this Agreement (the “NorthWestern Certificate”), and the bylaws of NorthWestern, as in effect as of the date of this Agreement (the “NorthWestern Bylaws”).

Section 4.02       NorthWestern Subsidiaries.

(a)            Except as would not reasonably be expected to be, individually or in the aggregate, material to NorthWestern and the NorthWestern Subsidiaries, taken as a whole, all outstanding shares of capital stock, voting securities of, and other equity interests in, each NorthWestern Subsidiary have been validly issued and are fully paid and nonassessable, and not subject to, or issued in violation of, any preemptive or similar right. All of the shares of capital stock, voting securities of, and other equity interests in, each NorthWestern Subsidiary are owned by NorthWestern, by another NorthWestern Subsidiary or by NorthWestern and another NorthWestern Subsidiary, free and clear of (i) all Liens and (ii) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (i) and (ii), as imposed by this Agreement, the Organizational Documents of the NorthWestern Subsidiaries or applicable securities Laws.

(b)            Section 4.02(b) of the NorthWestern Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the NorthWestern Subsidiaries.

(c)            Neither NorthWestern nor any NorthWestern Subsidiary owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the NorthWestern Subsidiaries.

Section 4.03       Capital Structure.

(a)            The authorized capital stock of NorthWestern consists of 250,000,000 shares, comprising 200,000,000 shares of NorthWestern Common Stock and 50,000,000 shares of preferred stock, par value $.01 per share (collectively, the “NorthWestern Preferred Stock”). At the close of business on August 15, 2025, (i) 61,395,619 shares of NorthWestern Common Stock were issued and outstanding, (ii) no shares of NorthWestern Preferred Stock were issued and outstanding, (iii) 3,486,321 shares of NorthWestern Common Stock were held by NorthWestern in its treasury, and (iv) 692,554 shares of NorthWestern Common Stock were subject to outstanding NorthWestern Equity Awards, comprising 177,146 shares underlying Restricted Share Unit Award Agreements under the NorthWestern Stock Plan and 515,409 shares underlying Performance Unit Award Agreements (assuming achievement of the applicable performance goals at the maximum level) under the NorthWestern Stock Plan. At the close of business on August 15, 2025, an aggregate of 157,870 shares of NorthWestern Common Stock were available for issuance pursuant to NorthWestern Benefit Plans (excluding any share reserved for issuance in respect of outstanding NorthWestern Equity Awards).

(b)            All outstanding shares of NorthWestern Common Stock are, and all shares of NorthWestern Common Stock that may be issued upon the conversion or settlement of NorthWestern Equity Awards, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar right. Except as set forth in this Section 4.03 or Section 4.03(b) of the NorthWestern Disclosure Letter or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of NorthWestern or any NorthWestern Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of NorthWestern or any NorthWestern Subsidiary or any securities of NorthWestern or any NorthWestern Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, NorthWestern or any NorthWestern Subsidiary or (ii) any warrants, calls, options or other rights to acquire from NorthWestern or any NorthWestern Subsidiary, or any other obligation of NorthWestern or any NorthWestern Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, NorthWestern or any NorthWestern Subsidiary (the foregoing clauses (i) and (ii), collectively, “NorthWestern Equity Securities”). Except pursuant to NorthWestern Stock Plan, there are not any outstanding obligations of NorthWestern or any NorthWestern Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, requiring the repurchase, redemption or acquisition of, or containing any right of first refusal with respect to, (C) requiring the registration for sale of or (D) granting any preemptive or antidilutive right with respect to, any NorthWestern Equity Securities. Except as set forth in Section 4.03(b) of the NorthWestern Disclosure Letter, there is no outstanding Indebtedness of NorthWestern having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of NorthWestern may vote (“NorthWestern Voting Debt”). No NorthWestern Subsidiary owns any shares of NorthWestern Common Stock. Neither NorthWestern nor any of the NorthWestern Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, NorthWestern.

(c)            As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which NorthWestern or any NorthWestern Subsidiary is subject or party to, or otherwise bound.

Section 4.04       Authority; Execution and Delivery; Enforceability.

(a)            NorthWestern has all requisite corporate power and authority to execute and deliver this Agreement and to perform its covenants and agreements hereunder and, assuming that the representations and warranties of Black Hills contained in Section 3.19 are true and correct, to consummate the Transactions, including the Merger, subject, in the case of the Merger, to the NorthWestern Stockholder Approval. The NorthWestern Board has unanimously adopted resolutions, at a meeting duly called at which a quorum of directors of NorthWestern was present, (i) determining that it is in the best interests of NorthWestern and its stockholders, and declaring it advisable, for NorthWestern to enter into this Agreement and to consummate the Transactions, including the Merger, (ii) approving and declaring advisable this Agreement and approving NorthWestern’s execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, (iii) recommending that NorthWestern’s stockholders adopt this Agreement (the “NorthWestern Board Recommendation”), and (iv) directing that this Agreement be submitted to the stockholders of NorthWestern for adoption by NorthWestern’s stockholders at a duly held meeting of such stockholders for such purpose (the “NorthWestern Stockholder Meeting”). Subject to Section 5.07(c), such resolutions have not been rescinded, amended or withdrawn in any way.

(b)            Except for (i) the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of NorthWestern Common Stock entitled to vote thereon (the “NorthWestern Stockholder Approval”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) corporate proceedings required to give effect to the matters and agreements contemplated by Section 1.06 and Section 1.07, and assuming that the representations and warranties of Black Hills contained in Section 3.19 are true and correct, no other vote or corporate proceedings on the part of NorthWestern is necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions, including the Merger. NorthWestern has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Black Hills and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of NorthWestern, enforceable against it in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.

Section 4.05       No Conflicts; Consents.

(a)            The execution and delivery of this Agreement by NorthWestern does not, and the performance by NorthWestern of its covenants and agreements hereunder and the consummation of the Transactions, including the Merger, will not, (i) subject to obtaining the NorthWestern Stockholder Approval, and assuming that the representations and warranties of Black Hills contained in Section 3.19 are true and correct, conflict with, or result in any violation of any provision of, the Organizational Documents of NorthWestern or any NorthWestern Subsidiary, (ii) subject to obtaining the Consents set forth in Section 4.05(a)(ii) of the NorthWestern Disclosure Letter (the “NorthWestern Third Party Consents” and, together with the Black Hills Third Party Consents, the “Third Party Consents”), conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of a Lien upon any of the respective properties or assets of NorthWestern or any NorthWestern Subsidiary pursuant to, any NorthWestern Material Contract to which NorthWestern or any NorthWestern Subsidiary is a party or by which any of their respective properties or assets are bound or any Permit applicable to the business of NorthWestern or any NorthWestern Subsidiary or (iii) subject to obtaining the NorthWestern Stockholder Approval and the Consents referred to in Section 4.05(b)  and making the Filings referred to in Section 4.05(b), and assuming that the representations and warranties of Black Hills contained in Section 3.19 are true and correct, conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to NorthWestern or any NorthWestern Subsidiary or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect and would not prevent or materially delay the consummation of the Transactions, including the Merger.

(b)            No Consent of or from, or Filing made to or with, any Governmental Entity, is required to be obtained or made by NorthWestern, any NorthWestern Subsidiary or any other Affiliate of NorthWestern in connection with NorthWestern’s execution and delivery of this Agreement or its performance of its covenants and agreements hereunder or the consummation of the Transactions, including the Merger, except for the following:

(i)            (A) the filing with the SEC, in preliminary and definitive form, of the Proxy Statement/Prospectus and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act or the Securities Act, as may be required in connection with this Agreement or the Merger;

(ii)            compliance with, Filings under and the expiration or termination of any applicable waiting period under the HSR Act, and such other Consents or Filings as are required to be obtained or made under any other Antitrust Law;

(iii)           (A) Filings with, and the Consent of, the FERC under Section 203 of the FPA, (B) Filings with, and the Consent of, the Requisite State Commissions and (C) the Filings and Consents set forth in Section 4.05(b)(iii) of the NorthWestern Disclosure Letter (the Consents and Filings set forth in Section 4.05(b)(ii) and this Section 4.05(b)(iii), collectively, the “NorthWestern Required Statutory Approvals” and, together with the Black Hills Required Statutory Approvals, the “Required Statutory Approvals”);

(iv)          the NorthWestern Third Party Consents;

(v)           the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of the other jurisdictions in which NorthWestern and Black Hills are qualified to do business;

(vi)           compliance with and filings required under (A) the rules and regulations of Nasdaq and NewCo’s Exchange and (B) applicable state securities, “blue sky” or takeover Laws and applicable foreign securities Laws;

(vii)         Filings and Consents as are required to be made or obtained under state or federal property transfer Laws or Environmental Laws; and

(viii)         such other Filings and Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect and would not prevent or materially delay the consummation of the Transactions.

Section 4.06       NorthWestern Reports; Financial Statements.

(a)            NorthWestern has furnished or filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by NorthWestern with the SEC since January 1, 2024 (such documents, together with all exhibits, financial statements, including the NorthWestern Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement/Prospectus, being collectively referred to as the “NorthWestern Reports”). None of the NorthWestern Subsidiaries is required to make or makes any filings with the SEC. Each NorthWestern Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such NorthWestern Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the NorthWestern Reports, and, to the Knowledge of NorthWestern, none of the NorthWestern Reports is the subject of any outstanding SEC comment or investigation. No Subsidiary of NorthWestern is required to file reports with the SEC pursuant to the requirements of the Exchange Act. Each of the consolidated financial statements of NorthWestern included in the NorthWestern Reports (the “NorthWestern Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of NorthWestern and the NorthWestern Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments that are not material and to any other adjustments described therein, including the notes thereto).

(b)            Neither NorthWestern nor any NorthWestern Subsidiary has any material liability of any nature that is required by GAAP to be set forth on a consolidated balance sheet of NorthWestern and the NorthWestern Subsidiaries, except liabilities (i) reflected or reserved against in the most recent audited balance sheet (including the notes thereto) of NorthWestern and the NorthWestern Subsidiaries included in the NorthWestern Reports filed prior to the date hereof, (ii) incurred in the ordinary course of business consistent with past practice after the date of such balance sheet, (iii) incurred in connection with the Merger or any of the other Transactions or agreements contemplated by this Agreement or (iv) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a NorthWestern Material Adverse Effect.

(c)            Neither NorthWestern nor any NorthWestern Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among NorthWestern or any NorthWestern Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, NorthWestern or any NorthWestern Subsidiaries in the NorthWestern Financial Statements or other NorthWestern Reports.

(d)            NorthWestern maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. NorthWestern maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are sufficient to ensure that information required to be disclosed by NorthWestern in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of NorthWestern’s filings with the SEC and other public disclosure documents. NorthWestern has disclosed in writing, based on its most recent evaluation prior to the date of this Agreement, to NorthWestern’s outside auditors and the audit committee of the NorthWestern Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect NorthWestern’s ability to record, process, summarize and report financial information and (ii) any fraud, known to NorthWestern, whether or not material, that involves management or other employees who have a significant role in NorthWestern’s internal controls over financial reporting. There is no reason to believe that NorthWestern’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 4.07       Absence of Certain Changes or Events.

(a)            From December 31, 2024 to the date of this Agreement, each of NorthWestern and the NorthWestern Subsidiaries has conducted its respective business in the ordinary course of business consistent with past practice in all material respects, except for the conduct in connection with the Merger or as otherwise contemplated or required by this Agreement.

(b)            From December 31, 2024 to the date of this Agreement, there have not occurred any Changes that have had or would reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect.

Section 4.08       Taxes.

(a)            Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect,

(i)            (A) each of NorthWestern and the NorthWestern Subsidiaries has timely filed, taking into account all valid extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete in all respects and (B) all Taxes have been timely paid in full (whether or not shown as due on any Tax Return);

(ii)            each of NorthWestern and the NorthWestern Subsidiaries has withheld and timely remitted to the appropriate Governmental Entity all Taxes required to be withheld from amounts owing to any employee, creditor or third party;

(iii)           (A) no audit, examination, investigation or other proceeding is pending with any Governmental Entity with respect to any amount of unpaid Taxes asserted against NorthWestern or any NorthWestern Subsidiary, (B) neither NorthWestern nor any NorthWestern Subsidiary has received written notice of any threatened audit, examination, investigation or other proceeding from any Governmental Entity for any amount of unpaid Taxes asserted against NorthWestern or any NorthWestern Subsidiary, which have not been fully paid or settled, and (C) neither the NorthWestern nor any NorthWestern Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course or automatically granted extensions or waivers);

(iv)           (A) neither NorthWestern nor any NorthWestern Subsidiary had any liabilities for unpaid Taxes as of the date of the latest balance sheet required to be included in the NorthWestern Financial Statements in accordance with GAAP that had not been accrued or reserved on such balance sheet in accordance with GAAP, and (B) neither NorthWestern nor any NorthWestern Subsidiary has incurred any liability for Taxes since the date of the latest balance sheet included in the NorthWestern Financial Statements, other than in the ordinary course of business;

(v)            neither NorthWestern nor any NorthWestern Subsidiary has any liability for Taxes of any Person (except for NorthWestern or any NorthWestern Subsidiary or any former NorthWestern Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor, or by Contract (other than Contracts described in clause (B) of Section 4.08(a)(vi));

(vi)           neither NorthWestern nor any NorthWestern Subsidiary is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement, except for such an agreement or arrangement (A) exclusively between or among NorthWestern and the NorthWestern Subsidiaries or (B) with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes;

(vii)         within the past two years, neither NorthWestern nor any NorthWestern Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;

(viii)         neither NorthWestern nor any NorthWestern Subsidiary has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(ix)           there are no Liens on any of the assets of NorthWestern or any or the NorthWestern Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (excluding Taxes that are being contested in good faith for which adequate reserves have been provided in accordance with GAAP); and

(x)            neither NorthWestern nor any NorthWestern Subsidiary is bound with respect to the current or any future taxable period by any Tax rulings, requests for rulings, closing agreements or other similar agreements with any Governmental Entity, in each case, with respect to Taxes.

(b)            Neither NorthWestern nor any NorthWestern Subsidiary is aware of the existence of any fact, agreement, plan or other circumstance, or has taken or agreed to take any action, that would, or would reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.09       Employee Benefits.

(a)            Section 4.09(a) of the NorthWestern Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material NorthWestern Benefit Plan.

(b)            With respect to each material NorthWestern Benefit Plan, NorthWestern has made available to Black Hills, to the extent applicable, complete and accurate copies of (i) the plan document (or, if such arrangement is not in writing, a written description of the material terms thereof), including any amendment thereto and any summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the three most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the three most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto, (v) the most recently received IRS determination letter or, if applicable, current IRS opinion or advisory letter (as to qualified plan status), and (vi) any material nonroutine correspondence with any Governmental Entity within the past three years. Except as, individually or in the aggregate, would not reasonably be expected to have a NorthWestern Material Adverse Effect, no NorthWestern Benefit Plan is maintained outside the jurisdiction of the United States or covers any NorthWestern Personnel residing or working outside of the United States.

(c)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a NorthWestern Material Adverse Effect, (i) each NorthWestern Benefit Plan has been maintained, established, operated and administered in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) NorthWestern and each NorthWestern Commonly Controlled Entity are, and during all relevant times have been, in compliance with the applicable requirements of the ACA, (iii) there are no pending or, to the Knowledge of NorthWestern, threatened Claims (other than routine claims for benefits) against any NorthWestern Benefit Plan or NorthWestern or any NorthWestern Subsidiary with respect to any NorthWestern Benefit Plan and (iv) all contributions, reimbursements, premium payments and other payments required to be made by NorthWestern or any NorthWestern Commonly Controlled Entity to any NorthWestern Benefit Plan have been made on or before their applicable due dates (or properly accrued in accordance with GAAP on NorthWestern’s financial statements). Except as, individually or in the aggregate, would not reasonably be expected to have a NorthWestern Material Adverse Effect, neither NorthWestern nor any NorthWestern Commonly Controlled Entity has engaged in, and there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any NorthWestern Benefit Plan or their related trusts or any fiduciary that would reasonably be expected to result in a liability of NorthWestern or a NorthWestern Commonly Controlled Entity. Except as would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, no NorthWestern Benefit Plan is under audit or is the subject of an administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit or other administrative proceeding, to the Knowledge of NorthWestern, threatened.

(d)            With respect to each NorthWestern Benefit Plan that is subject to Section 302 or Title IV of ERISA or Sections 412, 430 or 4971 of the Code (each, a “NorthWestern Title IV Plan”), except as, individually or in the aggregate, would not reasonably be expected to have a NorthWestern Material Adverse Effect, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) no such NorthWestern Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) neither NorthWestern nor any NorthWestern Commonly Controlled Entity has engaged in any transaction described in Section 4069 of ERISA, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC, contributions to the NorthWestern Title IV Plan and payment of benefits in the ordinary course) has been or, to the Knowledge of NorthWestern, is expected to be incurred by NorthWestern or any of the NorthWestern Commonly Controlled Entities and (vii) the PBGC has not instituted proceedings to terminate any such NorthWestern Title IV Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, neither NorthWestern nor any NorthWestern Commonly Controlled Entity has incurred any Controlled Group Liability that has not been satisfied in full nor do any circumstances exist that would reasonably be expected to give rise to any Controlled Group Liability (except for the payment of premiums to the PBGC).

(e)            Except as set forth on Section 4.09(e) of the NorthWestern Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, neither NorthWestern nor any NorthWestern Commonly Controlled Entity has any current or contingent liability or obligation under or with respect to: (i) any Multiemployer Plan; (ii) any Multiple Employer Plan; or (iii) a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code, including in connection with a complete withdrawal by NorthWestern or any NorthWestern Commonly Controlled Entity from any Multiemployer Plan.

(f)            Each NorthWestern Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a currently effective favorable determination letter or, if applicable, current opinion or advisory letter to that effect from the IRS and, to the Knowledge of NorthWestern, there is no circumstance or condition that would reasonably be expected to result in the loss of such qualification.

(g)            Except as set forth in Section 4.09(g) of the NorthWestern Disclosure Letter or except for any liabilities of NorthWestern that have not had and would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, neither NorthWestern nor any NorthWestern Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or applicable Law (at the sole cost of the participant thereunder).

(h)            Except as set forth in Section 4.09(h) of the NorthWestern Disclosure Letter, none of the execution and delivery of this Agreement, the performance by any Party of its covenants and agreements hereunder or the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment before, on or following the Effective Time) will (i) result in any NorthWestern Personnel receiving or becoming entitled to any material compensation or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any NorthWestern Benefit Plan.

Section 4.10       Labor and Employment Matters. Except for the Contracts set forth in Section 4.10 of the NorthWestern Disclosure Letter (the “NorthWestern Union Contracts”), neither NorthWestern nor any NorthWestern Subsidiary is party to any collective bargaining agreement or similar labor union Contract with respect to any of their respective employees. Except for employees covered by a NorthWestern Union Contract, no employees of NorthWestern or any NorthWestern Subsidiary are represented by any other labor union with respect to their employment for NorthWestern or any NorthWestern Subsidiary. To the Knowledge of NorthWestern, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, (a) there are no labor union representation or certification proceedings with respect to employees of NorthWestern or any NorthWestern Subsidiary pending or threatened in writing to be brought or filed with the National Labor Relations Board, and (b) there are no labor union organizing activities, with respect to employees of NorthWestern or any NorthWestern Subsidiary. From January 1, 2024 until the date of this Agreement, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, there have been no labor union strikes, slowdowns, work stoppages, lockouts, or other material labor disputes pending or threatened in writing against or affecting NorthWestern or any NorthWestern Subsidiary. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, since January 1, 2024, NorthWestern and each NorthWestern Subsidiary has complied and is in compliance with all applicable Laws pertaining to employment or labor matters and has not engaged in any action that will require any notifications under WARN. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, there are no Claims or investigations pending or, to the Knowledge of NorthWestern, threatened by or on behalf of any employee of NorthWestern or any NorthWestern Subsidiary alleging violations of Laws pertaining to employment or labor matters.

Section 4.11       Litigation. Neither NorthWestern nor any NorthWestern Subsidiary is party to, and there is no Claim before any Governmental Entity pending or, to the Knowledge of NorthWestern, threatened against NorthWestern, any NorthWestern Subsidiary or any of their current or former directors or executive officers that has had or would reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of NorthWestern, investigation by any Governmental Entity of NorthWestern, any NorthWestern Subsidiary, any of their respective properties or assets, or any of their current or former directors or executive officers, that has had or would reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect.

Section 4.12       Compliance with Applicable Laws; Permits. Except for matters that would not have or would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, (a) NorthWestern and the NorthWestern Subsidiaries are in compliance with all applicable Laws (including Anti-Corruption Laws) and all Permits applicable to the business and operations of NorthWestern and the NorthWestern Subsidiaries and (b) NorthWestern and each NorthWestern Subsidiary hold, and are in compliance with, all Permits required by Law for the conduct of their respective businesses as they are now being conducted. None of NorthWestern, the NorthWestern Subsidiaries or, to the Knowledge of NorthWestern, their respective Representatives: (i) is a Designated Person; (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of NorthWestern or the NorthWestern Subsidiaries, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in material violation of Sanctions.

Section 4.13       Takeover Statutes. Assuming that the representations and warranties of Black Hills contained in Section 3.19 are true and correct, NorthWestern has taken all necessary actions, if any, so that the Transactions, including the Merger, are not subject to the restrictions on business combinations of any Takeover Statute, including Section 203 of the DGCL, or any similar antitakeover provision in the NorthWestern Certificate or NorthWestern Bylaws.

Section 4.14       Environmental Matters. Except for matters that would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect:

(a)            NorthWestern and the NorthWestern Subsidiaries are in compliance with all Environmental Laws, and, except for matters that have been fully resolved, as of the date of this Agreement, neither NorthWestern nor any NorthWestern Subsidiary has received any written communication from a Governmental Entity or other Person that alleges that NorthWestern or any NorthWestern Subsidiary is in violation of or has liability under any Environmental Law or any Environmental Permit;

(b)            with respect to all Environmental Permits necessary to conduct the respective operations of NorthWestern and the NorthWestern Subsidiaries as currently conducted, (i) NorthWestern and each of the NorthWestern Subsidiaries have obtained and are in compliance with, or have filed timely applications for, all such Environmental Permits, (ii) all such Environmental Permits are valid and in good standing, (iii) neither NorthWestern nor any NorthWestern Subsidiary has received notice from any Governmental Entity seeking to modify, revoke or terminate any such Environmental Permits and (iv) no such Environmental Permits will be subject to modification, termination or revocation as a result of the Transactions;

(c)            there are no Environmental Claims pending or, to the Knowledge of NorthWestern, threatened in writing against NorthWestern or any NorthWestern Subsidiary that have not been fully and finally resolved;

(d)            there are and have been no Releases of, or exposure to, any Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by NorthWestern or any NorthWestern Subsidiary that would reasonably be expected to form the basis of any Environmental Claim against NorthWestern or any NorthWestern Subsidiary, and there are no other facts, circumstances or conditions, that would reasonably be expected to form the basis of any Environmental Claim against NorthWestern or any NorthWestern Subsidiary;

(e)            NorthWestern and the NorthWestern Subsidiaries have not transported or arranged for the transportation of any Hazardous Materials generated by NorthWestern or any NorthWestern Subsidiary to any location which is listed on the National Priorities List under CERCLA, or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to form the basis of any Environmental Claim against NorthWestern or any NorthWestern Subsidiary;

(f)            neither NorthWestern nor the NorthWestern Subsidiaries has entered into or is subject to, any Judgment or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; and

(g)            neither NorthWestern nor any NorthWestern Subsidiary has assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws.

Section 4.15       Certain NorthWestern Contracts.

(a)            Except for this Agreement, as set forth in Section 4.15 of the NorthWestern Disclosure Letter and NorthWestern Benefit Plans, as of the date of this Agreement, neither NorthWestern nor any NorthWestern Subsidiary is a party to or bound by any Contract:

(i)            that is required to be filed by NorthWestern as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)            (A) any Contract that materially limits the ability of NorthWestern or any NorthWestern Subsidiary to engage or compete in any line of business or in any geographic area or to market any product or services or (B) any purchase, sale or supply Contract that contains “most favored nation” provisions that would impose material obligations following the Effective Time;

(iii)            (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any Indebtedness of NorthWestern or any NorthWestern Subsidiary, including any sale and leaseback transactions or other similar financing arrangements or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by NorthWestern or any NorthWestern Subsidiary of, or any similar commitment by NorthWestern or any NorthWestern Subsidiary with respect to, the obligations, liabilities or indebtedness of any other Person of the nature described in clause (A), in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more;

(iv)          that is a settlement, consent or similar agreement to resolve litigation, including any express patent license granted in settlement of any assertion or allegation of patent infringement, and that contains any material continuing obligations of NorthWestern or any NorthWestern Subsidiary;

(v)           that is a material joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company (other than any such Contract solely among any of NorthWestern and its wholly owned Subsidiaries), in each case, that is material to NorthWestern and the NorthWestern Subsidiaries taken as a whole;

(vi)           that grants any right of first refusal, right of first offer, or right of first negotiation with respect to any assets, rights or properties of NorthWestern or the NorthWestern Subsidiaries that are material to NorthWestern and the NorthWestern Subsidiaries taken as a whole; or

(vii)         that relates to the acquisition or disposition of any Person, business or assets constituting a business and under which NorthWestern or the NorthWestern Subsidiaries have any continuing indemnification, guarantee, “earnout” or other contingent, deferred or fixed payment obligations reasonably expected to exceed $10,000,000.

(b)            Each Contract of the type required to be set forth in Section 4.15 of the NorthWestern Disclosure Letter, whether or not set forth in the NorthWestern Disclosure Letter, other than any NorthWestern Benefit Plan, is referred to herein as a “NorthWestern Material Contract.” NorthWestern has made available to Black Hills true, correct and complete copies of each NorthWestern Material Contract in effect as of the date hereof (other than any Contracts publicly available and filed with or furnished to the SEC prior to the date of this Agreement), excluding any schedules, annexes, exhibits, work orders, statements of work or other ancillary documents with respect to any such NorthWestern Material Contracts that are no longer in force or effect or do not contain terms that are, individually or in the aggregate, material to NorthWestern and the NorthWestern Subsidiaries.

(c)            Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, (i) each NorthWestern Material Contract is a valid, binding and legally enforceable obligation of NorthWestern or one of the NorthWestern Subsidiaries, as the case may be, and, to the Knowledge of NorthWestern, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) each such NorthWestern Material Contract is in full force and effect and (iii) none of NorthWestern or any NorthWestern Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such NorthWestern Material Contract and, to the Knowledge of NorthWestern, no other party to any such NorthWestern Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.16       Real Property. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, each of NorthWestern and the NorthWestern Subsidiaries has either good fee title or valid leasehold, easement, right of way or other real property rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted (collectively, the “NorthWestern Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exceptions, (a) all leases, easements or other agreements under which NorthWestern or any NorthWestern Subsidiary lease, access, use or occupy the NorthWestern Real Property are valid, binding and in full force and effect against NorthWestern or the applicable NorthWestern Subsidiary and, to the Knowledge of NorthWestern, the counterparties thereto, in accordance with their respective terms, and (b) none of NorthWestern, the NorthWestern Subsidiaries or, to the Knowledge of NorthWestern, the counterparties thereto are in default under any of such leases, easements or other agreements described in the foregoing clause (a).

Section 4.17       Intellectual Property; Information Technology; Data Protection.

(a)            Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, (i) NorthWestern and the NorthWestern Subsidiaries own all right, title and interest in and to, or have sufficient rights to use, all material Intellectual Property used in their business as presently conducted, and the Intellectual Property owned by NorthWestern and the NorthWestern Subsidiaries, and the conduct of their business as presently conducted, do not infringe, misappropriate or otherwise violate any Person’s Intellectual Property, (ii) there is no Claim of such infringement, misappropriation or other violation pending or, to the Knowledge of NorthWestern, threatened in writing against NorthWestern or any NorthWestern Subsidiary, (iii) no Person is infringing or otherwise violating any Intellectual Property owned by NorthWestern or any of the NorthWestern Subsidiaries and (iv) no Claims of such infringement or other violation are pending or, to the Knowledge of NorthWestern, threatened in writing against any Person by NorthWestern or any NorthWestern Subsidiary.

(b)            Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, the IT Assets of NorthWestern and the NorthWestern Subsidiaries operate and perform as needed by NorthWestern and the NorthWestern Subsidiaries to adequately conduct their respective businesses as currently conducted. Since January 1, 2024, to the Knowledge of NorthWestern, there have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents (i) affecting the IT Assets of NorthWestern and the NorthWestern Subsidiaries or any other Persons to the extent used by or on behalf of NorthWestern and the NorthWestern Subsidiaries (or, in each case, information and transactions stored or contained therein or transmitted thereby) or (ii) resulting in a partial or complete loss of control of any products of NorthWestern and the NorthWestern Subsidiaries, in each case, except as would not have or would not be reasonably expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect. Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, NorthWestern and the NorthWestern Subsidiaries (A) are and have been since January 1, 2024 in compliance with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage. To the Knowledge of NorthWestern, since January 1, 2024, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of NorthWestern or any of the NorthWestern Subsidiaries, in each case, except as would not have or would not be reasonably expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect.

Section 4.18       Insurance. Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, (a) NorthWestern and the NorthWestern Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of NorthWestern reasonably has determined in good faith to be prudent and consistent with industry practice, and NorthWestern and the NorthWestern Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof and (b) all material fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler and water damage insurance policies maintained by NorthWestern or any NorthWestern Subsidiary (“NorthWestern Insurance Policies”) are in full force and effect, all premiums due with respect to all NorthWestern Insurance Policies have been paid and neither NorthWestern nor any NorthWestern Subsidiary has received any written notice of cancellation, invalidation or non-renewal of any NorthWestern Insurance Policy.

Section 4.19       Ownership of Black Hills Common Stock; Interested Shareholder. Neither NorthWestern, any NorthWestern Subsidiary nor any other Affiliate of NorthWestern “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Black Hills Common Stock or any other Black Hills Equity Securities. Neither NorthWestern, any NorthWestern Subsidiary nor any other Affiliate of NorthWestern is, not at any time during the last three years has NorthWestern, any NorthWestern Subsidiary or any other Affiliate of NorthWestern been, an “interested stockholder” of Black Hills, as such term is defined in Section 47-33-3(1)(q) of the South Dakota Domestic Public Corporation Takeover Act, nor a “Related Person” as defined in the Black Hills Articles.

Section 4.20       NorthWestern Information. The information relating to NorthWestern and the NorthWestern Subsidiaries or that is provided by NorthWestern or the NorthWestern Subsidiaries or their respective Representatives for inclusion in the Proxy Statement/Prospectus and the Form S-4, any amendment or supplement thereto, or in any other document filed with the SEC in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Black Hills or any Black Hills Subsidiary (including Merger Sub)) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 (except for such portions thereof that relate only to Black Hills or any Black Hills Subsidiary (including Merger Sub)) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Any information relating to NorthWestern and the NorthWestern Subsidiaries or that is provided by NorthWestern or the NorthWestern Subsidiaries or their respective Representatives for inclusion in any document, instrument or certificate filed with any Governmental Entity with respect to Antitrust Laws in connection with the Transactions will comply in all material respects with the Laws applicable thereto.

Section 4.21       Regulatory Status.

(a)            NorthWestern is a “holding company” under the PUHCA 2005.

(b)            Section 4.21(b) of the NorthWestern Disclosure Letter identifies each of the NorthWestern Subsidiaries that is regulated as a public utility under the FPA, a “public-utility company” under PUHCA 2005, or the applicable Law of any state. Except for such NorthWestern Subsidiaries, neither NorthWestern nor any of the NorthWestern Subsidiaries is regulated as a public utility, electric utility or gas utility, or similar utility designation, under any applicable Law or by any “state commission” as defined in 18 C.F.R. § 1.101(k).

(c)            All Filings required to be made by NorthWestern or any NorthWestern Subsidiary since January 1, 2020, with the FERC, the NERC, the FCC, or any “state commission” as defined in 18 C.F.R. § 1.101(k), as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such Filings complied, as of their respective dates, with all applicable requirements of applicable Laws, except for Filings the failure of which to make or the failure of which to make in compliance with all applicable Laws, would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect.

(d)            Each NorthWestern Subsidiary is legally entitled to provide services in all areas (i) where it currently provides service to its customers, and (ii) as identified in its respective licenses and authorizations, except for failures to be so entitled that would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect.

Section 4.22       Brokers’ Fees and Expenses. Except for any Person set forth in Section 4.22 of the NorthWestern Disclosure Letter, the fees and expenses of which will be paid by NorthWestern, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, including the Merger, based upon arrangements made by or on behalf of NorthWestern.

Section 4.23       Opinion of Financial Advisor. The NorthWestern Board has received the opinion of Greenhill & Co., LLC to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of the NorthWestern Common Stock (excluding shares of NorthWestern Common Stock owned by NorthWestern as treasury stock and shares of NorthWestern Common Stock owned by Black Hills or Merger Sub). NorthWestern will make available to Black Hills a copy of such opinion as soon as practicable following the execution and delivery of this Agreement for informational purposes only (it being agreed that Black Hills shall not have the right to rely on such opinion).

Section 4.24       Related Party Transactions. Except as set forth in Section 4.24 of the NorthWestern Disclosure Letter, there are no transactions or series of related transactions or Contracts, nor are there any currently proposed transactions or series of related transactions, between NorthWestern or any NorthWestern Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of NorthWestern or any NorthWestern Subsidiary or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding NorthWestern Common Stock (or any of such Person’s immediate family members or Affiliates) (other than a NorthWestern Subsidiary), on the other hand, of the type required to be reported in any NorthWestern Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Article V

Interim Covenants

Section 5.01       Conduct of Business by Black Hills.

(a)            Conduct of Business by Black Hills. Except for matters set forth in Section 5.01 of the Black Hills Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by applicable Law, or with the prior written consent of NorthWestern (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, Black Hills shall, and shall cause each Black Hills Subsidiary to, use commercially reasonable efforts to (i) conduct its business in the ordinary course of business in all material respects and (ii)  preserve intact its business organization and existing relationships with employees, customers, suppliers and Governmental Entities; provided, that no action by Black Hills or any Black Hills Subsidiary with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b)           In addition, and without limiting the generality of the foregoing, except as set forth in the Black Hills Disclosure Letter or otherwise required or expressly contemplated by this Agreement, or as required by applicable Law, or with the prior written consent of NorthWestern (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, Black Hills shall not, and shall not permit any Black Hills Subsidiary to, do any of the following:

(i)            declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) regular, quarterly cash dividends payable by Black Hills in respect of shares of Black Hills Common Stock on a schedule consistent with Black Hills’s past practices in an amount per share of Black Hills Common Stock not in excess of the amounts set forth in Section 5.01(b)(i) of the Black Hills Disclosure Letter, (2) dividend equivalents accrued or payable by Black Hills in respect of Black Hills Equity Awards in accordance with the applicable award agreements, (3) dividends and distributions by a direct or indirect wholly owned Black Hills Subsidiary to Black Hills or to a wholly owned Black Hills Subsidiary and (4) dividends necessary to comply with Section 5.08;

(ii)            (1) amend the Black Hills Articles or Black Hills Bylaws or (2) amend any of the Organizational Documents of any of Black Hills’s Subsidiaries, in the case of clause (2) in a manner that would be materially adverse to NorthWestern or that would reasonably be expected to interfere with the consummation of the Merger;

(iii)           except as permitted by Section 5.01(b)(v) or for transactions between or among Black Hills and any wholly owned Black Hills Subsidiaries or between or among the wholly owned Black Hills Subsidiaries, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(iv)           except as may be required by any Black Hills Benefit Plan, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Black Hills Equity Securities except for (1) the acquisition by Black Hills of shares of Black Hills Common Stock in the open market to satisfy its obligations under any Black Hills Benefit Plans and (2) the withholding of shares of Black Hills Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Black Hills Stock Plans;

(v)            issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Black Hills Equity Securities (including shares of Black Hills Common Stock) or Black Hills Voting Debt, in each case, except for (1) the settlement of Black Hills Equity Awards, (2) as provided under any Black Hills Benefit Plan, (3) the grant of Black Hills Equity Awards in the ordinary course of business and consistent with the terms set forth in Section 5.01(b)(v)(3) of the Black Hills Disclosure Letter, which for the avoidance of doubt, such Black Hills Equity Awards will provide for “double trigger” vesting acceleration only, (4) solely with respect to the capital stock or other securities of Black Hills’s wholly owned Subsidiaries, transactions solely between Black Hills and its wholly owned Subsidiaries, or among Black Hills’s wholly owned Subsidiaries, or (5) the issuance, delivery or sale of Black Hills Common Stock within the limits set forth in Section 5.01(b)(v)(5) of the Black Hills Disclosure Letter;

(vi)           except as may be required by any Black Hills Benefit Plan or any collective bargaining agreement, (1) grant to any Black Hills Personnel any material increase in compensation or benefits (including paying to any Black Hills Personnel any amount not due) except in the ordinary course of business and consistent with past practices, (2) grant to any Black Hills Personnel any increase in change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any Black Hills Personnel, (3) establish, adopt, enter into, amend in any material respect or terminate any collective bargaining agreement with Black Hills or any Black Hills Subsidiary or Black Hills Benefit Plan, in each case, except in the ordinary course of business consistent with past practices, or (4) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits in any material respect under any Black Hills Benefit Plan;

(vii)          (1) hire, promote, or terminate the employment of any individual who is (or would be following such action) an executive officer (as defined by Rule 16a-1(f) under Section 16 of the Exchange Act) of Black Hills (other than hires or promotions after the execution of this Agreement to fill vacancies of existing executive offices (receiving substantially similar terms of employment as the person who vacated the position or similarly situated executive officers) that occurred prior to or occur after the execution of this Agreement and other than terminations for cause), or (2) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(viii)         change any of its material accounting methods, principles or practices currently in effect, except to the extent as may be required by applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board or any similar organization);

(ix)           transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse or otherwise dispose of a material asset or business (including by merger, consolidation, or transfer of stock or any other equity interests or assets) except for (1) any disposition for consideration that is individually not in excess of $10,000,000 and in the aggregate not in excess of $25,000,000, (2) dispositions of obsolete or worn-out equipment in the ordinary course of business, (3) transactions solely between Black Hills and its wholly owned Subsidiaries, or among Black Hills’s wholly owned Subsidiaries or (4) pursuant to any agreement in effect on the date hereof and made available to NorthWestern prior to the date hereof;

(x)            (1) acquire any equity interests in, or make any investment in or any capital contribution to, any Person, or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), including in each case by merger or consolidation, or (2) otherwise acquire any material assets, other than in the ordinary course of business, except, in the case of each of clauses (1) and (2), for (w) any acquisition for consideration that is individually not in excess of $10,000,000 and in the aggregate not in excess of $25,000,000, (x) transactions solely between Black Hills and its wholly owned Subsidiaries, or among Black Hills’s wholly owned Subsidiaries, (y) any acquisition relating to assets to be owned by a regulated utility Black Hills Subsidiary for which all or substantially all of the cost of such assets is intended to be recovered in regulated rates or (z) pursuant to any agreement in effect on the date hereof and made available to NorthWestern prior to the date hereof;

(xi)           except as may be required by any Black Hills Benefit Plan, incur any Indebtedness in excess of $25,000,000 in the aggregate, except for (1) letters of credit, banker’s acceptances and similar facilities and capitalized lease obligations incurred in the ordinary course of business consistent with past practice, (2) as reasonably necessary to finance any capital expenditures permitted under Section 5.01(b)(xii), (3) Indebtedness in replacement of existing Indebtedness in an aggregate principal amount not to exceed the principal amount of existing Indebtedness being replaced, plus accrued and unpaid interest thereon and any premium or penalty in connection with such repayment, (4) guarantees by Black Hills of existing Indebtedness of any wholly owned Black Hills Subsidiary, (5) guarantees and other credit support by Black Hills of obligations of any wholly owned Black Hills Subsidiary in the ordinary course of business consistent with past practices, (6) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms but in an amount not to exceed the committed amount thereof as of the date hereof) or existing commercial paper programs in the ordinary course of business or (7) Indebtedness as between or among Black Hills and one or more of its wholly owned Subsidiaries, or between or among Black Hills’s Subsidiaries, provided, in the case of Indebtedness incurred pursuant to clause (2) or (3) above, (x) none of the execution, delivery or performance of this Agreement or the consummation of the Transactions or to be consummated in connection herewith shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of Black Hills, any Black Hills Subsidiary, NorthWestern or any NorthWestern Subsidiary under, or result in the creation of any lien, mortgage, security interest or encumbrance securing such Indebtedness, and (y) promptly upon the incurrence by Black Hills or any Black Hills Subsidiary of any such Indebtedness for borrowed money that is material, Black Hills shall notify NorthWestern of such incurrence and shall, if requested, provide NorthWestern copies of all definitive documentation related thereto;

(xii)          make, or agree or commit to make, any capital expenditure, except (1) in accordance with the capital plan set forth in Section 5.01(b)(xii) of the Black Hills Disclosure Letter, plus a 10% variance on the aggregate amount for each year set forth in such capital plan (which unused amounts for each year may be carried forward to subsequent years), (2) aggregate capital expenditures not to exceed $100,000,000 in any 12-month period, (3) capital expenditures related to operational emergencies, equipment failures or outages or deemed necessary or prudent based on Good Utility Practice or (4) as required by Law or a Governmental Entity;

(xiii)         (1) enter into, modify or amend in any material respect, or terminate or waive any material provision of, any Black Hills Material Contract (except for (A) any modification, amendment, termination, renewal or waiver in the ordinary course of business or (B) a termination without material penalty to Black Hills or the appropriate Black Hills Subsidiary) or (2) other than in the ordinary course of business, enter into any Contract that would have been a Black Hills Material Contract had it been in effect as of the date of this Agreement;

(xiv)         (1) make or change any material Tax election or change any material method of Tax accounting, in each case, in a manner that is inconsistent with the corresponding position taken, election made or method used, if any, in preparing or filing Tax Returns with respect to prior periods, (2) settle or compromise any material Tax liability or refund of material Taxes for an amount materially in excess of amounts reserved therefor, (3) enter into any closing agreement as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Law) relating to any material Tax liability or refund of material Taxes (unless with respect to amounts reserved for such liability and then for an amount not materially in excess of amounts reserved therefor), (4) amend any Tax Return resulting in a material additional amount of Taxes, or (5) grant any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax (excluding extensions of time to file Tax Returns obtained in the ordinary course of business or automatically granted extensions or waivers), in each case of clauses (1), (2), (3), (4) or (5), if such action would result in a material net increase in the Tax liability of Black Hills and the Black Hills Subsidiaries;

(xv)          other than in the ordinary course of business or with respect to any Claim with respect to Taxes (Claims with respect to Taxes being governed by Section 5.01(b)(xiv)), waive, release, assign, settle or compromise any material Claim against Black Hills or any Black Hills Subsidiary, except for waivers, releases, assignments, settlements or compromises that (1) with respect to the payment of monetary damages, the amount of monetary damages to be paid by Black Hills or the Black Hills Subsidiaries does not exceed (A) the amount with respect thereto reflected on the Black Hills Financial Statements (including the notes thereto) or (B) $10,000,000, in the aggregate, in excess of the proceeds received or to be received from any insurance policies in connection with such payment or (2) with respect to any nonmonetary terms and conditions thereof, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Black Hills and the Black Hills Subsidiaries (taken as a whole) and would not prevent or materially delay the consummation of the Transactions, including the Merger;

(xvi)          adopt a plan or agreement of complete or partial liquidation or dissolution;

(xvii)         materially change any of its energy or gas price risk management and marketing of energy or gas parameters, limits and guidelines (the “Black Hills Risk Management Guidelines”) or enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions, financial transmission rights and derivatives thereof or similar transactions other than as permitted by the Black Hills Risk Management Guidelines; or

(xviii)       authorize, or commit or agree to take, or enter into any Contract to do any of the foregoing.

(c)            Emergencies. Notwithstanding anything to the contrary herein, Black Hills may, and may cause any Black Hills Subsidiary to, take reasonable good faith actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, snow storm or blizzard, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development), equipment failures, outages, or an immediate and material threat to the health or safety of natural Persons; provided that Black Hills shall reasonably consult with NorthWestern with respect to any such actions (prior to taking such actions, to the extent reasonably practicable) and shall consider in good faith feedback from NorthWestern with respect to such actions.

(d)            No Control of Black Hills’s Business. NorthWestern acknowledges and agrees that (i) nothing contained herein is intended to give NorthWestern, directly or indirectly, the right to control or direct the operations of Black Hills or any Black Hills Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, Black Hills shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Black Hills Subsidiaries’ respective operations.

Section 5.02       Conduct of Business by NorthWestern.

(a)            Conduct of Business by NorthWestern. Except for matters set forth in Section 5.02 of the NorthWestern Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by applicable Law, or with the prior written consent of Black Hills (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, NorthWestern shall, and shall cause each NorthWestern Subsidiary to, use commercially reasonable efforts to, (i) conduct its business in the ordinary course of business in all material respects and (ii) preserve intact its business organization and existing relationships with employees, customers, suppliers and Governmental Entities; provided, that no action by NorthWestern or any NorthWestern Subsidiary with respect to matters specifically addressed by Section 5.02(b) shall be deemed to be a breach of this Section 5.02(a) unless such action would constitute a breach of Section 5.02(b).

(b)            In addition, and without limiting the generality of the foregoing, except as set forth in the NorthWestern Disclosure Letter or otherwise required or expressly contemplated by this Agreement, or as required by applicable Law, or with the prior written consent of Black Hills (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, NorthWestern shall not, and shall not permit any NorthWestern Subsidiary to, do any of the following:

(i)            declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) regular, quarterly cash dividends payable by NorthWestern in respect of shares of NorthWestern Common Stock on a schedule consistent with NorthWestern’s past practices in an amount per share of NorthWestern Common Stock not in excess of the amounts set forth in Section 5.02(b)(i) of the NorthWestern Disclosure Letter, (2) dividend equivalents accrued or payable by NorthWestern in respect of NorthWestern Equity Awards in accordance with the applicable award agreements, (3) dividends and distributions by a direct or indirect wholly owned NorthWestern Subsidiary to NorthWestern or to a wholly owned NorthWestern Subsidiary and (4) dividends necessary to comply with Section 5.08;

(ii)            (1) amend the NorthWestern Certificate or the NorthWestern Bylaws or (2) amend any of the Organizational Documents of any of NorthWestern’s Subsidiaries, in the case of clause (2) in a manner that would be materially adverse to Black Hills or that would reasonably be expected to interfere with the consummation of the Merger;

(iii)           except as permitted by Section 5.02(b)(v) or for transactions between or among NorthWestern and any wholly owned NorthWestern Subsidiaries or between or among the wholly owned NorthWestern Subsidiaries, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(iv)           except as may be required by any NorthWestern Benefit Plan, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any NorthWestern Equity Securities except for (1) the acquisition by NorthWestern of shares of NorthWestern Common Stock in the open market to satisfy its obligations under any NorthWestern Benefit Plan and (2) the withholding of shares of NorthWestern Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the NorthWestern Stock Plans;

(v)            issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any NorthWestern Equity Securities (including shares of NorthWestern Common Stock) or NorthWestern Voting Debt, in each case, except for (1) the settlement of NorthWestern Equity Awards, (2) as provided under any NorthWestern Benefit Plan, (3) the grant of NorthWestern Equity Awards in the ordinary course of business and consistent with the terms set forth in Section 5.02(b)(v)(3) of the NorthWestern Disclosure Letter, which for the avoidance of doubt, such NorthWestern Equity Awards will provide for “double trigger” vesting acceleration only, or (4) solely with respect to the capital stock or other securities of NorthWestern’s wholly owned Subsidiaries, transactions solely between NorthWestern and its wholly owned Subsidiaries, or among NorthWestern’s wholly owned Subsidiaries;

(vi)            except as may be required by any NorthWestern Benefit Plan or any collective bargaining agreement, (1) grant to any NorthWestern Personnel any material increase in compensation or benefits (including paying to any NorthWestern Personnel any amount not due) except in the ordinary course of business and consistent with past practices, (2) grant to any NorthWestern Personnel any increase in change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any NorthWestern Personnel, (3) establish, adopt, enter into, amend in any material respect or terminate any collective bargaining agreement with NorthWestern or any NorthWestern Subsidiary or NorthWestern Benefit Plan, in each case, except in the ordinary course of business consistent with past practices, or (4) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits in any material respect under any NorthWestern Benefit Plan;

(vii)          (1) hire, promote, or terminate the employment of any individual who is (or would be following such action) an executive officer (as defined by Rule 16a-1(f) under Section 16 of the Exchange Act) of NorthWestern (other than hires or promotions after the execution of this Agreement to fill vacancies of existing executive offices (receiving substantially similar terms of employment as the person who vacated the position or similarly situated executive officers) that occurred prior to or occur after the execution of this Agreement and other than terminations for cause), or (2) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(viii)         change any of its material accounting methods, principles or practices currently in effect, except to the extent as may be required by applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board or any similar organization);

(ix)           transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse or otherwise dispose of a material asset or business (including by merger, consolidation, or transfer of stock or any other equity interests or assets) except for (1) any disposition for consideration that is individually not in excess of $10,000,000 and in the aggregate not in excess of $25,000,000, (2) dispositions of obsolete or worn-out equipment in the ordinary course of business, (3) transactions solely between NorthWestern and its wholly owned Subsidiaries, or among NorthWestern’s wholly owned Subsidiaries or (4) pursuant to any agreement in effect on the date hereof and made available to Black Hills prior to the date hereof;

(x)            (1) acquire any equity interests in, or make any investment in or any capital contribution to, any Person, or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), including in each case by merger or consolidation, or (2) otherwise acquire any material assets, other than in the ordinary course of business, except, in the case of each of clauses (1) and (2), for (w) any acquisition for consideration that is individually not in excess of $10,000,000 and in the aggregate not in excess of $25,000,000, (x) transactions solely between NorthWestern and its wholly owned Subsidiaries, or among NorthWestern’s wholly owned Subsidiaries, (y) any acquisition relating to assets to be owned by a regulated utility NorthWestern Subsidiary for which all or substantially all of the cost of such assets is intended to be recovered in regulated rates or (z) pursuant to any agreement in effect on the date hereof and made available to Black Hills prior to the date hereof;

(xi)           except as may be required by any NorthWestern Benefit Plan, incur any Indebtedness in excess of $25,000,000 in the aggregate, except for (1) letters of credit, banker’s acceptances and similar facilities and capitalized lease obligations incurred in the ordinary course of business consistent with past practice, (2) as reasonably necessary to finance any capital expenditures permitted under Section 5.02(b)(xii), (3) Indebtedness in replacement of existing Indebtedness in an aggregate principal amount not to exceed the principal amount of existing Indebtedness being replaced, plus accrued and unpaid interest thereon and any premium or penalty in connection with such repayment, (4) guarantees by NorthWestern of existing Indebtedness of any wholly owned NorthWestern Subsidiary, (5) guarantees and other credit support by NorthWestern of obligations of any wholly owned NorthWestern Subsidiary in the ordinary course of business consistent with past practices, (6) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms but in an amount not to exceed the committed amount thereof as of the date hereof) or existing commercial paper programs in the ordinary course of business or (7) Indebtedness as between or among NorthWestern and one or more of its wholly owned Subsidiaries, or between or among NorthWestern’s Subsidiaries; provided, in the case of Indebtedness incurred pursuant to clause (2) or (3) above, (x) none of the execution, delivery or performance of this Agreement or the consummation of the Transactions or to be consummated in connection herewith shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of Black Hills, any Black Hills Subsidiary, NorthWestern or any NorthWestern Subsidiary under, or result in the creation of any lien, mortgage, security interest or encumbrance securing such Indebtedness, and (y) promptly upon the incurrence by NorthWestern or any NorthWestern Subsidiary of any such Indebtedness for borrowed money that is material, NorthWestern shall notify Black Hills of such incurrence and shall, if requested, provide Black Hills copies of all definitive documentation related thereto;

(xii)          make, or agree or commit to make, any capital expenditure, except (1) in accordance with the capital plan set forth in Section 5.02(b)(xii) of the NorthWestern Disclosure Letter, plus a 10% variance on the aggregate amount for each year set forth in such capital plan (which unused amounts for each year may be carried forward to subsequent years), (2) aggregate capital expenditures not to exceed $100,000,000 in any 12-month period, (3) capital expenditures related to operational emergencies, equipment failures or outages or deemed necessary or prudent based on Good Utility Practice or (4) as required by Law or a Governmental Entity;

(xiii)         (1) enter into, modify or amend in any material respect, or terminate or waive any material provision of any NorthWestern Material Contract (except for (A) any modification, amendment, termination, renewal or waiver in the ordinary course of business or (B) a termination without material penalty to NorthWestern or the appropriate NorthWestern Subsidiary) or (2) other than in the ordinary course of business, enter into any Contract that would have been a NorthWestern Material Contract had it been in effect as of the date of this Agreement;

(xiv)         (1) make or change any material Tax election or change any material method of Tax accounting, in each case, in a manner that is inconsistent with the corresponding position taken, election made or method used, if any, in preparing or filing Tax Returns with respect to prior periods, (2) settle or compromise any material Tax liability or refund of material Taxes for an amount materially in excess of amounts reserved therefor, (3) enter into any closing agreement as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Law) relating to any material Tax liability or refund of material Taxes (unless with respect to amounts reserved for such liability and then for an amount not materially in excess of amounts reserved therefor), (4) amend any Tax Return resulting in a material additional amount of Taxes, or (5) grant any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax (excluding extensions of time to file Tax Returns obtained in the ordinary course of business or automatically granted extensions or waivers), in each case of clauses (1), (2), (3), (4) or (5), if such action would result in a material net increase in the Tax liability of NorthWestern and the NorthWestern Subsidiaries;

(xv)          other than in the ordinary course of business or with respect to any Claim with respect to Taxes (Claims with respect to Taxes being governed by Section 5.02(b)(xiv)), waive, release, assign, settle or compromise any material Claim against NorthWestern or any NorthWestern Subsidiary, except for waivers, releases, assignments, settlements or compromises that (1) with respect to the payment of monetary damages, the amount of monetary damages to be paid by NorthWestern or the NorthWestern Subsidiaries does not exceed (A) the amount with respect thereto reflected on the NorthWestern Financial Statements (including the notes thereto) or (B) $10,000,000, in the aggregate, in excess of the proceeds received or to be received from any insurance policies in connection with such payment or (2) with respect to any nonmonetary terms and conditions thereof, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on NorthWestern and the NorthWestern Subsidiaries (taken as a whole) and would not prevent or materially delay the consummation of the Transactions, including the Merger;

(xvi)         adopt a plan or agreement of complete or partial liquidation or dissolution;

(xvii)        materially change any of its energy or gas price risk management and marketing of energy or gas parameters, limits and guidelines (the “NorthWestern Risk Management Guidelines”) or enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions, financial transmission rights and derivatives thereof or similar transactions other than as permitted by the NorthWestern Risk Management Guidelines; or

(xviii)      authorize, or commit or agree to take, or enter into any Contract to do any of the foregoing.

(c)            Emergencies. Notwithstanding anything to the contrary herein, NorthWestern may, and may cause any NorthWestern Subsidiary to, take reasonable good faith actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, snow storm or blizzard, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons; provided, that NorthWestern shall reasonably consult with Black Hills with respect to any such actions (prior to taking such actions, to the extent reasonably practicable) and shall consider in good faith feedback from Black Hills with respect to such actions.

(d)            No Control of NorthWestern’s Business. Black Hills acknowledges and agrees that (i) nothing contained herein is intended to give Black Hills, directly or indirectly, the right to control or direct the operations of NorthWestern or any NorthWestern Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, NorthWestern shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the NorthWestern Subsidiaries’ respective operations.

Section 5.03       Merger Sub. Prior to the Effective Time, except as required by applicable Law, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other Transactions and not inconsistent with Section 6.13.

Section 5.04       Rate Cases and Other Regulatory Proceedings.

(a)            Black Hills Proceedings. Between the date of this Agreement and the Closing, Black Hills and the Black Hills Subsidiaries (i) may (A) initiate and continue to pursue the rate cases and other proceedings set forth in Section 5.04(a) of the Black Hills Disclosure Letter, (B) initiate new rate cases or any other proceeding with Governmental Entities in each case that would not reasonably be expected to materially and adversely affect the authorized capital structure or authorized return on equity of Black Hills or any Black Hills Subsidiary or materially affect the return on equity of Black Hills or any Black Hills Subsidiary in an adverse manner and (C) initiate any other proceeding with Governmental Entities in the ordinary course of business (the foregoing clauses (A), (B) and (C), collectively, the “Black Hills Proceedings”) and (D) notwithstanding anything to the contrary herein, take any action contemplated by or described in any Filings filed or submitted in connection with the Black Hills Proceedings prior to the date of this Agreement and (ii) shall to the extent permitted by applicable Law, periodically provide NorthWestern updates regarding any material developments relating to the Black Hills Proceedings. Notwithstanding the foregoing, without the prior written consent of NorthWestern (such consent not to be unreasonably withheld, delayed or conditioned), Black Hills and the Black Hills Subsidiaries will not enter into any settlement or stipulation in respect of any Black Hills Proceeding initiated prior to the date of this Agreement if such settlement or stipulation would, individually or in the aggregate, be materially adverse to NewCo, taking into account the requests made by Black Hills and its Subsidiaries in the Black Hills Proceedings and the resolution of similar recent proceedings by Black Hills and its Subsidiaries.

(b)            NorthWestern Proceedings. Between the date of this Agreement and the Closing, NorthWestern and the NorthWestern Subsidiaries (i) may (A) initiate and continue to pursue the rate cases and other proceedings set forth in Section 5.04(b) of the NorthWestern Disclosure Letter, (B) initiate new rate cases or any other proceeding with Governmental Entities in each case that would not reasonably be expected to materially and adversely affect the authorized capital structure or authorized return on equity of NorthWestern or any NorthWestern Subsidiary or materially affect the return on equity of NorthWestern or any NorthWestern Subsidiary in an adverse manner and (C) initiate any other proceeding with Governmental Entities in the ordinary course of business (the foregoing clauses (A), (B) and (C), collectively, the “NorthWestern Proceedings”) and (D) notwithstanding anything to the contrary herein, take any action contemplated by or described in any Filings filed or submitted in connection with the NorthWestern Proceedings prior to the date of this Agreement and (ii) shall to the extent permitted by applicable Law, periodically provide Black Hills updates regarding any material developments relating to the NorthWestern Proceedings. Notwithstanding the foregoing, without the prior written consent of Black Hills (such consent not to be unreasonably withheld, delayed or conditioned), NorthWestern and the NorthWestern Subsidiaries will not enter into any settlement or stipulation in respect of any NorthWestern Proceeding initiated prior to the date of this Agreement if such settlement or stipulation would, individually or in the aggregate, be materially adverse to NewCo, taking into account the requests made by NorthWestern and its Subsidiaries in the NorthWestern Proceedings and the resolution of similar recent proceedings by NorthWestern and its Subsidiaries.

Section 5.05         Cooperation as to Integration. Each of Black Hills and NorthWestern will, and will cause each of its respective Representatives to, use its reasonable best efforts, subject to applicable Laws, to cooperate with the other Party in connection with planning the integration of the post-Closing business operations of Black Hills and NorthWestern.

Section 5.06         No Solicitation by Black Hills; Black Hills Board Recommendation.

(a)            Black Hills, and Black Hills’s officers and directors shall not, and Black Hills shall cause its Subsidiaries not to, and Black Hills shall instruct its and its Subsidiaries’ Representatives engaged in connection with the Transactions not to, and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Article VIII, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), induce or facilitate any Black Hills Competing Proposal or any inquiry regarding, or the making of, a proposal that is or would reasonably be expected to lead to a Black Hills Competing Proposal, or (ii) participate in any discussions or negotiations with any Person (except for Black Hills’s Affiliates and its and their respective Representatives or NorthWestern and NorthWestern’s Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or knowingly cooperate in any way with any such Person with respect to, any Black Hills Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Black Hills Competing Proposal (other than informing such Person of the existence of the provisions contained in this Section 5.06). Black Hills shall, and shall cause its Subsidiaries and its and their respective Representatives to, promptly cease and cause to be terminated all existing discussions or negotiations with any Person (except for Black Hills’s Affiliates and its and their respective Representatives or NorthWestern and NorthWestern’s Affiliates and its and their respective Representatives) with respect to any Black Hills Competing Proposal, request the prompt return or destruction of all confidential information previously furnished with respect to any Black Hills Competing Proposal, and terminate all physical and electronic data room access previously granted with respect to any Black Hills Competing Proposal. Notwithstanding anything to the contrary herein, at any time prior to obtaining the Black Hills Shareholder Approval, in response to the receipt of a bona fide written Black Hills Competing Proposal made after the date of this Agreement that does not result from a material breach of this Section 5.06 and that the Black Hills Board determines in good faith (after consultation with outside legal counsel and a financial advisor) constitutes or would reasonably be expected to lead to a Superior Black Hills Proposal, Black Hills and its Representatives may (1) furnish information with respect to Black Hills and the Black Hills Subsidiaries to the Person making such Black Hills Competing Proposal (and its Representatives) (provided that all such information has previously been provided to NorthWestern or is provided or made available to NorthWestern or its Representatives prior to or substantially concurrently with the provision of such information to such Person) pursuant to an Acceptable Confidentiality Agreement and (2) participate in discussions regarding the terms of such Black Hills Competing Proposal, including terms of a Black Hills Competing Agreement with respect thereto, and the negotiation of such terms with the Person making such Black Hills Competing Proposal (and such Person’s Representatives). Notwithstanding anything to the contrary herein, Black Hills may (1) inform a Person that has made a Black Hills Competing Proposal of the provisions of this Section 5.06, and (2) grant a waiver, amendment, modification or release under any confidentiality, standstill or similar agreement, solely to the extent that the Black Hills Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the Black Hills Board’s fiduciary duties under applicable Law.

(b)            Except as permitted by Section 5.06(c), and except for the public disclosure of a Black Hills Recommendation Change Notice, neither the Black Hills Board nor any committee thereof shall (i) withdraw, change, qualify, withhold, fail to make or modify in each case in any manner adverse to NorthWestern, or propose publicly to withdraw, change, qualify, withhold, fail to make or modify in any manner adverse to NorthWestern, the Black Hills Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Black Hills Competing Proposal, (iii) fail to include in the Proxy Statement/Prospectus the Black Hills Board Recommendation, (iv) fail to send to its securityholders, within ten Business Days after the commencement of any tender offer or exchange offer relating to shares of Black Hills Common Stock (or, if earlier, at least two Business Days prior to the Black Hills Shareholder Meeting), a statement disclosing that Black Hills recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement and the Merger, or (v) fail to publicly reaffirm its recommendation of this Agreement and the Merger within ten Business Days of NorthWestern’s written request to do so (or, if earlier, at least two Business Days prior to the Black Hills Shareholder Meeting) following the public announcement of any Black Hills Competing Proposal (or any material amendment, including any change to the price or form of consideration); provided, that NorthWestern shall not be entitled to make such written request, and the Black Hills Board shall not be required to make such reaffirmation, more than once with respect to any particular Black Hills Competing Proposal (or any material amendment thereto, including any change to the price or form of consideration) (any action or failure to act in the foregoing clauses (i)–(v) being referred to as a “Black Hills Adverse Recommendation Change”). Except as set forth in Section 5.06(a) (including the entry into an Acceptable Confidentiality Agreement), Section 5.06(c) and Section 5.06(e), Black Hills and Black Hills’s officers and directors shall not, and Black Hills shall cause its Subsidiaries not to, and Black Hills shall instruct its and its Subsidiaries’ Representatives engaged in connection with the Transactions not to, and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Article VIII, (x) authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow Black Hills or any of its Subsidiaries to consummate, execute or enter into, any written letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Black Hills Competing Proposal, or requiring Black Hills to abandon or terminate this Agreement (a “Black Hills Competing Agreement”), (y) take any action to make the restrictions of any Takeover Statute inapplicable to any transactions contemplated by a Black Hills Competing Proposal or (z) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a Black Hills Competing Proposal, except as permitted by Section 5.06(a).

(c)            Notwithstanding anything to the contrary herein, at any time prior to obtaining the Black Hills Shareholder Approval, the Black Hills Board may make a Black Hills Adverse Recommendation Change if (i) a Black Hills Intervening Event has occurred or (ii) Black Hills has received a Superior Black Hills Proposal that does not result from a material breach of Section 5.06 and, in each case, if the Black Hills Board concludes in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a Black Hills Adverse Recommendation Change would be inconsistent with the Black Hills Board’s fiduciary duties under applicable Law; provided, however, that the Black Hills Board may not make such Black Hills Adverse Recommendation Change unless (1) the Black Hills Board has provided prior written notice (which itself shall not constitute a Black Hills Adverse Recommendation Change) to NorthWestern (a “Black Hills Recommendation Change Notice”) that it is prepared to effect a Black Hills Adverse Recommendation Change at least four Business Days prior to taking such action, which notice shall specify the basis for such Black Hills Adverse Recommendation Change and, in the case of a Superior Black Hills Proposal, attaching the most current draft of any Black Hills Competing Agreement with respect to such Superior Black Hills Proposal or, if no draft exists, a summary of the material terms and conditions of such Superior Black Hills Proposal (it being understood that if there has been any subsequent material revision or amendment to the terms of a Superior Black Hills Proposal, a new notice to which the provisions of clauses (2) and (3) of this Section 5.06(c) shall apply mutatis mutandis except that, in the case of such a new notice, all references to four Business Days in this Section 5.06(c) shall be deemed to be two Business Days), (2) during the four Business Day period after delivery of the Black Hills Recommendation Change Notice, Black Hills and its Representatives negotiate in good faith with NorthWestern and its Representatives regarding any revisions to this Agreement that NorthWestern proposes to make and (3) at the end of such four Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by NorthWestern, the Black Hills Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such a Black Hills Adverse Recommendation Change would be inconsistent with the Black Hills Board’s fiduciary duties under applicable Law, and that, in the case of a Black Hills Adverse Recommendation Change with respect to a Black Hills Competing Proposal, such Black Hills Competing Proposal still constitutes a Superior Black Hills Proposal.

(d)            Black Hills shall promptly (and in any event within 36 hours) advise NorthWestern in writing of any Black Hills Competing Proposal, the material terms and conditions of any such Black Hills Competing Proposal and the identity of the Person making any such Black Hills Competing Proposal. Black Hills shall (1) keep NorthWestern reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of (x) 36 hours or (y) 5:00 p.m. Mountain Time on the next Business Day) of the material terms and status (including any change to the terms thereof) of any Black Hills Competing Proposal and (2) provide to NorthWestern as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between Black Hills or its Subsidiaries or any of their Representatives, on the one hand, and any Person making such proposal or any of its Representatives, on the other hand, in each case that describes or contains any such proposal.

(e)            Nothing contained in this Section 5.06 shall prohibit Black Hills from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains a Black Hills Adverse Recommendation Change shall be subject to the provisions of Section 5.06(c).

(f)            For the avoidance of doubt, any violation of the restrictions contained in this Section 5.06 by any of the Subsidiaries of Black Hills, or any Representatives of Black Hills or any Black Hills Subsidiaries, shall be deemed to be a breach of this Section 5.06 by Black Hills.

(g)            For purposes of this Agreement:

(i)            “Black Hills Competing Proposal” means any written proposal or offer, with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction in which any Person (or group of Persons) other than NorthWestern and its Subsidiaries (such Person (or group of Persons) a “Black Hills Third Party”) acquires or would acquire, directly or indirectly, (A) business or assets of Black Hills or the Black Hills Subsidiaries representing 20% or more of the consolidated revenues, net income or fair market value of the consolidated assets of Black Hills and the Black Hills Subsidiaries, taken as a whole or (B) (I) 20% or more of the outstanding Black Hills Common Stock or (II) 20% or more of the aggregate voting power of the surviving entity or a resulting direct or indirect parent of Black Hills or such surviving entity or (2) sale, lease, contribution, transfer or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, extraordinary dividend or distribution, sale of capital stock of or other equity interests in a Black Hills Subsidiary or otherwise) pursuant to which any Black Hills Third Party acquires or would acquire, directly or indirectly, business or assets of Black Hills or the Black Hills Subsidiaries representing 20% or more of the consolidated revenues, net income or fair market value of the consolidated assets of Black Hills and the Black Hills Subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Black Hills Third Party (or the direct or indirect shareholders of such Black Hills Third Party or the resulting company) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing direct or beneficial ownership of 20% or more of the voting power of Black Hills, (4) transaction (including any tender offer or exchange offer) in which any Black Hills Third Party (or the direct or indirect shareholders of such Black Hills Third Party or the resulting company) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of capital stock of Black Hills, or (5) any combination of the foregoing, in each case, except for this Agreement and the Transactions.

(ii)            “Superior Black Hills Proposal” means a bona fide written Black Hills Competing Proposal that was not solicited by Black Hills in breach of this Agreement, any Black Hills Subsidiary or any of its or their respective Representatives and did not otherwise result from a material breach of this Section 5.06 (provided that for purposes of this definition, the applicable percentage in the definition of Black Hills Competing Proposal shall be “more than 80%” rather than “20% or more”), which the Black Hills Board determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory, timing and other aspects of such Black Hills Competing Proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Black Hills Board, (A) if accepted, is reasonably likely to be consummated, (B) if consummated, would result in a transaction that is superior from a financial point of view to the holders of Black Hills Common Stock than the Transactions (after taking into account all adjustments or modifications to the terms thereof, and any revisions to the terms of this Agreement that are committed to in writing by NorthWestern, including pursuant to Section 5.06(c)) and (C) if a cash transaction (in whole or in part), financing for which is then fully committed or reasonably determined to be available.

(iii)            “Black Hills Intervening Event” means any Change that is material to Black Hills and the Black Hills Subsidiaries, taken as a whole, occurring or arising after the date of this Agreement that (A) is unknown to or not reasonably foreseeable by the Black Hills Board as of the date hereof (or if known to or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Black Hills Board as of the date of this Agreement) and (B) does not relate to (x) a Black Hills Competing Proposal or (y) (1) any Changes related to NorthWestern or the NorthWestern Subsidiaries, (2) any Changes to the market price or trading volume of Black Hills or NorthWestern, (3) Black Hills or NorthWestern failing to meet or exceed published or unpublished revenue or earnings projections or (4) Changes in general economic or business conditions, or conditions (or changes in such conditions) in the electricity and natural gas industries or other commodities or to Black Hills or NorthWestern’s raw material inputs and end products (it being understood that, with respect to clauses (2)–(4), the facts or occurrences giving rise or contributing to such event may constitute or be taken into account in determining whether there has been a Black Hills Intervening Event).

Section 5.07         No Solicitation by NorthWestern; NorthWestern Board Recommendation.

(a)            NorthWestern, and NorthWestern’s officers and directors shall not, and NorthWestern shall cause its Subsidiaries not to, and NorthWestern shall instruct its and its Subsidiaries’ Representatives engaged in connection with the Transactions not to, and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Article VIII, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), induce or facilitate any NorthWestern Competing Proposal or any inquiry regarding, or the making of, a proposal that is or would reasonably be expected to lead to a NorthWestern Competing Proposal, or (ii) participate in any discussions or negotiations with any Person (except for NorthWestern’s Affiliates and its and their respective Representatives or Black Hills and Black Hills’s Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or knowingly cooperate in any way with any such Person with respect to, any NorthWestern Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a NorthWestern Competing Proposal (other than informing such Person of the existence of the provisions contained in this Section 5.07). NorthWestern shall, and shall cause its Subsidiaries and its and their respective Representatives to, promptly cease and cause to be terminated all existing discussions or negotiations with any Person (except for NorthWestern’s Affiliates and its and their respective Representatives or Black Hills and Black Hills’s Affiliates and its and their respective Representatives) with respect to any NorthWestern Competing Proposal, request the prompt return or destruction of all confidential information previously furnished with respect to any NorthWestern Competing Proposal, and terminate all physical and electronic data room access previously granted with respect to any NorthWestern Competing Proposal. Notwithstanding anything to the contrary herein, at any time prior to obtaining the NorthWestern Stockholder Approval, in response to the receipt of a bona fide written NorthWestern Competing Proposal made after the date of this Agreement that does not result from a material breach of this Section 5.07 and that the NorthWestern Board determines in good faith (after consultation with outside legal counsel and a financial advisor) constitutes or would reasonably be expected to lead to a Superior NorthWestern Proposal, NorthWestern and its Representatives may (1) furnish information with respect to NorthWestern and NorthWestern Subsidiaries to the Person making such NorthWestern Competing Proposal (and its Representatives) (provided that all such information has previously been provided to Black Hills or is provided or made available to Black Hills or its Representatives prior to or substantially concurrently with the provision of such information to such Person) pursuant to an Acceptable Confidentiality Agreement and (2) participate in discussions regarding the terms of such NorthWestern Competing Proposal, including the terms of a NorthWestern Competing Agreement with respect thereto, and the negotiation of such terms with the Person making such NorthWestern Competing Proposal (and such Person’s Representatives). Notwithstanding anything to the contrary herein, NorthWestern may: (1) inform a Person that has made a NorthWestern Competing Proposal of the provisions of this Section 5.07, and (2) grant a waiver, amendment, modification or release under any confidentiality, standstill or similar agreement, solely to the extent that the NorthWestern Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the NorthWestern Board’s fiduciary duties under applicable Law.

(b)            Except as permitted by Section 5.07(b), and except for the public disclosure of a NorthWestern Recommendation Change Notice, neither the NorthWestern Board nor any committee thereof shall (i) withdraw, change, qualify, withhold, fail to make or modify in each case in any manner adverse to Black Hills, or propose publicly to withdraw, change, qualify, withhold, fail to make or modify in any manner adverse to Black Hills, the NorthWestern Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any NorthWestern Competing Proposal, (iii) fail to include in the Proxy Statement/Prospectus the NorthWestern Board Recommendation, (iv) fail to send to its securityholders, within ten Business Days after the commencement of any tender offer or exchange offer relating to shares of NorthWestern Common Stock (or, if earlier, at least two Business Days prior to the NorthWestern Stockholder Meeting), a statement disclosing that NorthWestern recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement and the Merger, or (v) fail to publicly reaffirm its recommendation of this Agreement and the Merger within ten Business Days of Black Hills’s written request to do so (or, if earlier, at least two Business Days prior to the NorthWestern Stockholder Meeting) following the public announcement of any NorthWestern Competing Proposal (or any material amendment, including any change to the price or form of consideration); provided that Black Hills shall not be entitled to make such written request, and the NorthWestern Board shall not be required to make such reaffirmation, more than once with respect to any particular NorthWestern Competing Proposal (or any material amendment thereto, including any change to the price or form of consideration) (any action or failure to act in the foregoing clauses (i)–(v) being referred to as a “NorthWestern Adverse Recommendation Change”). Except as set forth in Section 5.07(a) (including the entry into an Acceptable Confidentiality Agreement), Section 5.07(b) and Section 5.07(e), NorthWestern and NorthWestern’s officers and directors shall not, and NorthWestern shall cause its Subsidiaries not to, and NorthWestern shall instruct its and its Subsidiaries’ Representatives engaged in connection with the Transactions not to, and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Article VIII, (x) authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow NorthWestern or any of its Subsidiaries to consummate, execute or enter into, any written letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any NorthWestern Competing Proposal, or requiring NorthWestern to abandon or terminate this Agreement (a “NorthWestern Competing Agreement”), (y) take any action to make the restrictions of any Takeover Statute inapplicable to any transactions contemplated by a NorthWestern Competing Proposal or (z) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a NorthWestern Competing Proposal, except as permitted by Section 5.07(a).

(c)            Notwithstanding anything to the contrary herein, at any time prior to obtaining the NorthWestern Stockholder Approval, the NorthWestern Board may make a NorthWestern Adverse Recommendation Change if (i) a NorthWestern Intervening Event has occurred or (ii) NorthWestern has received a Superior NorthWestern Proposal that does not result from a material breach of Section 5.07 and, in each case, if the NorthWestern Board concludes in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a NorthWestern Adverse Recommendation Change would be inconsistent with the NorthWestern Board’s fiduciary duties under applicable Law; provided, however, that the NorthWestern Board may not make such NorthWestern Adverse Recommendation Change unless (1) the NorthWestern Board has provided prior written notice (which itself shall not constitute a NorthWestern Adverse Recommendation Change) to Black Hills (a “NorthWestern Recommendation Change Notice”) that it is prepared to effect a NorthWestern Adverse Recommendation Change at least four Business Days prior to taking such action, which notice shall specify the basis for such NorthWestern Adverse Recommendation Change and, in the case of a Superior NorthWestern Proposal, attaching the most current draft of any NorthWestern Competing Agreement with respect to such Superior NorthWestern Proposal or, if no draft exists, a summary of the material terms and conditions of such Superior NorthWestern Proposal (it being understood that if there has been any subsequent material revision or amendment to the terms of a Superior NorthWestern Proposal, a new notice to which the provisions of clauses (2) and (3) of this Section 5.07(c) shall apply mutatis mutandis except that, in the case of such a new notice, all references to four Business Days in this Section 5.07(c) shall be deemed to be two Business Days), (2) during the four Business Day period after delivery of the NorthWestern Recommendation Change Notice, NorthWestern and its Representatives negotiate in good faith with Black Hills and its Representatives regarding any revisions to this Agreement that Black Hills proposes to make and (3) at the end of such four Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Black Hills, the NorthWestern Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such a NorthWestern Adverse Recommendation Change would be inconsistent with the NorthWestern Board’s fiduciary duties under applicable Law, and that, in the case of a NorthWestern Adverse Recommendation Change with respect to a NorthWestern Competing Proposal, such NorthWestern Competing Proposal still constitutes a Superior NorthWestern Proposal.

(d)            NorthWestern shall promptly (and in any event within 36 hours) advise Black Hills in writing of any NorthWestern Competing Proposal, the material terms and conditions of any such NorthWestern Competing Proposal and the identity of the Person making any such NorthWestern Competing Proposal. NorthWestern shall (1) keep Black Hills reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of (x) 36 hours or (y) 5:00 p.m. Mountain Time on the next Business Day) of the material terms and status (including any change to the terms thereof) of any NorthWestern Competing Proposal and (2) provide to NorthWestern as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between Black Hills or its Subsidiaries or any of their Representatives, on the one hand, and any Person making such proposal or any of its Representatives, on the other hand, in each case that describes or contains any such proposal.

(e)            Nothing contained in this Section 5.07 shall prohibit NorthWestern from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains a NorthWestern Adverse Recommendation Change shall be subject to the provisions of Section 5.06(c).

(f)            For the avoidance of doubt, any violation of the restrictions contained in this Section 5.07 by any of the Subsidiaries of NorthWestern, or any Representatives of NorthWestern or any NorthWestern Subsidiaries, shall be deemed to be a breach of this Section 5.07 by NorthWestern.

(g)            For purposes of this Agreement:

(i)            “NorthWestern Competing Proposal” means any written proposal or offer, with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction in which any Person (or group of Persons) other than Black Hills and its Subsidiaries (such Person (or group of Persons) a “NorthWestern Third Party”) acquires or would acquire, directly or indirectly, (A) business or assets of NorthWestern or the NorthWestern Subsidiaries representing 20% or more of the consolidated revenues, net income or fair market value of the consolidated assets of NorthWestern and the NorthWestern Subsidiaries, taken as a whole or (B)(I) 20% or more of the outstanding NorthWestern Common Stock or (II) 20% or more of the aggregate voting power of the surviving entity or a resulting direct or indirect parent of NorthWestern or such surviving entity or, (2) sale, lease, contribution, transfer or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, extraordinary dividend or distribution, sale of capital stock of or other equity interests in a NorthWestern Subsidiary or otherwise) pursuant to which any Black Hills Third Party acquires or would acquire, directly or indirectly, business or assets of NorthWestern or the NorthWestern Subsidiaries representing 20% or more of the consolidated revenues, net income or fair market value of the consolidated assets of NorthWestern and the NorthWestern Subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any NorthWestern Third Party (or the direct or indirect shareholders of such NorthWestern Third Party or the resulting company) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing direct or beneficial ownership of 20% or more of the voting power of NorthWestern, (4) transaction (including any tender offer or exchange offer) in which any NorthWestern Third Party (or the direct or indirect shareholders of such NorthWestern Third Party or the resulting company) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of capital stock of NorthWestern, or (5) any combination of the foregoing, in each case, except for this Agreement and the Transactions.

(ii)            “Superior NorthWestern Proposal” means a bona fide written NorthWestern Competing Proposal that was not solicited by NorthWestern in breach of this Agreement, any NorthWestern Subsidiary or any of its or their respective Representatives and did not otherwise result from a material breach of this Section 5.07 (provided that for purposes of this definition, the applicable percentage in the definition of NorthWestern Competing Proposal shall be “more than 80%” rather than “20% or more”), which the NorthWestern Board determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory, timing and other aspects of such NorthWestern Competing Proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the NorthWestern Board, (A) if accepted, is reasonably likely to be consummated, (B) if consummated, would result in a transaction that is superior from a financial point of view to the holders of NorthWestern Common Stock than the Transactions (after taking into account all adjustments or modifications to the terms thereof, and any revisions to the terms of this Agreement that are committed to in writing by Black Hills, including pursuant to Section 5.07(c)) and (C) if a cash transaction (in whole or in part), financing for which is then fully committed or reasonably determined to be available.

(iii)            “NorthWestern Intervening Event” means any Change that is material to NorthWestern and the NorthWestern Subsidiaries, taken as a whole, occurring or arising after the date of this Agreement that (A) is unknown to or not reasonably foreseeable by the NorthWestern Board as of the date hereof (or if known or reasonably foreseeable, the magnitude or material consequences of which were not known to or reasonably foreseeable by the NorthWestern Board as of the date of this Agreement) and (B) does not relate to (x) a NorthWestern Competing Proposal or (y) (1) any Changes related to Black Hills or the Black Hills Subsidiaries, (2) any Changes to the market price or trading volume of NorthWestern or Black Hills, (3) NorthWestern or Black Hills failing to meet or exceed published or unpublished revenue or earnings projections or (4) Changes in general economic or business conditions, or conditions (or changes in such conditions) in the electricity and natural gas industries or other commodities or to NorthWestern or Black Hills’s raw material inputs and end products (it being understood that, with respect to clauses (2)–(4), the facts or occurrences giving rise or contributing to such event may constitute or be taken into account in determining whether there has been a NorthWestern Intervening Event).

Section 5.08         Dividends. Each of NorthWestern and Black Hills shall coordinate with the other regarding the declaration and payment of dividends in respect of NorthWestern Common Stock and Black Hills Common Stock and the record dates and payment dates relating thereto so that holders of NorthWestern Common Stock do not (a) receive dividends on both shares of NorthWestern Common Stock and Black Hills Common Stock received in the Merger in respect of any calendar quarter or (b) fail to receive a dividend on either shares of NorthWestern Common Stock or Black Hills Common Stock received in the Merger in respect of any calendar quarter (in the case of this clause (b), unless Black Hills or NorthWestern, as applicable, shall not pay a dividend on any shares of Black Hills Common Stock or shares of NorthWestern Common Stock, as applicable, in respect of such calendar quarter).

Article VI

ADDITIONAL AGREEMENTS

Section 6.01         Preparation of the Form S-4 and the Proxy Statement/Prospectus; Meetings.

(a)            As promptly as reasonably practicable following the date of this Agreement (i) Black Hills and NorthWestern shall jointly prepare  (A) a proxy statement relating to the Black Hills Shareholder Meeting and a proxy statement relating to the NorthWestern Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) in preliminary form and (B) a registration statement on Form S-4, which shall include the Proxy Statement/Prospectus as a prospectus relating to the registration of shares of Black Hills Common Stock to be issued in connection with the Merger (the “Form S-4”), and (ii) Black Hills shall file the Form S-4 with the SEC. Each of the Parties shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger. Each of the Parties shall furnish all information concerning itself and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested by the other Party or its outside legal counsel in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus.

(b)            Black Hills agrees that (i) none of the information supplied or to be supplied by Black Hills for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first sent to Black Hills’s shareholders and NorthWestern’s stockholders or at the time of the Black Hills Shareholder Meeting and the NorthWestern Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) except with respect to any information supplied by NorthWestern for inclusion or incorporation by reference in the Proxy Statement/Prospectus, the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. NorthWestern agrees that (x) none of the information supplied or to be supplied by NorthWestern for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first sent to Black Hills’s shareholders and NorthWestern’s stockholders or at the time of the Black Hills Shareholder Meeting and the NorthWestern Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (y) except with respect to any information supplied by Black Hills for inclusion or incorporation by reference in the Proxy Statement/Prospectus, the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(c)            Each of the Parties shall promptly notify the others after the receipt of any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus and shall provide the other with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC, on the other hand. Each of Black Hills and NorthWestern shall:

(i)            use its reasonable best efforts (A) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus and (B) to have the SEC advise Black Hills and NorthWestern as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement/Prospectus;

(ii)            file the Proxy Statement/Prospectus in definitive form with the SEC and cause such definitive Proxy Statement/Prospectus to be sent to the shareholders of Black Hills and the stockholders of NorthWestern as promptly as reasonably practicable after the SEC advises Black Hills and NorthWestern that the SEC has no further comments on the Proxy Statement/Prospectus; and

(iii)            subject to Section 5.06(c) and Section 5.07(c), include the Black Hills Board Recommendation and the NorthWestern Board Recommendation in the preliminary and definitive Proxy Statements/Prospectus.

Notwithstanding anything to the contrary herein, prior to filing the Form S-4 or the Proxy Statement/Prospectus in preliminary form with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus or mailing the Proxy Statement/Prospectus in definitive form to the shareholders of Black Hills or to the stockholders of NorthWestern, each of the Parties shall provide the others with a reasonable opportunity to review and comment on such document or response and consider in good faith any of the other Parties’ comments thereon.

(d)            If, prior to the Effective Time, any event occurs with respect to NorthWestern or any NorthWestern Subsidiary, or any change occurs with respect to other information supplied by NorthWestern for inclusion in the Proxy Statement/Prospectus, that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus, NorthWestern shall promptly notify Black Hills of such event, and the Parties shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement/Prospectus so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to Black Hills’s shareholders and NorthWestern’s stockholders. Nothing in this Section 6.01(d) shall limit the obligations of any Party under Section 6.01(a).

(e)            If prior to the Effective Time, any event occurs with respect to Black Hills or any Black Hills Subsidiary, or any change occurs with respect to other information supplied by Black Hills for inclusion in the Proxy Statement/Prospectus, that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus, Black Hills shall promptly notify NorthWestern of such event, and the Parties shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement/Prospectus so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by Law, in disseminating the information contained in such amendment or supplement to Black Hills’s shareholders and NorthWestern’s stockholders. Nothing in this Section 6.01(e) shall limit the obligations of any Party under Section 6.01(a).

(f)            Black Hills (in consultation with NorthWestern) shall set a single record date for Persons entitled to notice of, and to vote at, the Black Hills Shareholder Meeting and shall not change such record date (whether in connection with the Black Hills Shareholder Meeting or any adjournment or postponement thereof) without the prior written consent of NorthWestern (such consent not to be unreasonably withheld, conditioned or delayed). Black Hills shall, as soon as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Black Hills Shareholder Meeting in accordance with the South Dakota Business Corporation Act and the rules of the NYSE for the purpose of obtaining the Black Hills Shareholder Approval, and, subject to Section 5.06(c), through the Black Hills Board, recommend to its shareholders and solicit in favor of the approval of the Charter Amendment, the Black Hills Indebtedness Increase and the Black Hills Share Issuance. Except with NorthWestern’s prior written consent, Black Hills may only postpone or adjourn the Black Hills Shareholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Black Hills Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Black Hills has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Black Hills prior to the Black Hills Shareholder Meeting; provided, that Black Hills shall postpone or adjourn the Black Hills Shareholder Meeting once for up to 30 days upon the reasonable request of NorthWestern.

(g)            NorthWestern (in consultation with Black Hills) shall set a single record date for Persons entitled to notice of, and to vote at, the NorthWestern Stockholder Meeting and shall not change such record date (whether in connection with the NorthWestern Stockholder Meeting or any adjournment or postponement thereof) without the prior written consent of Black Hills (such consent not to be unreasonably withheld, conditioned or delayed). NorthWestern shall, as soon as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the NorthWestern Stockholder Meeting in accordance with the DGCL and the rules of Nasdaq for the purpose of obtaining the NorthWestern Stockholder Approval and, subject to Section 5.07(b), through the NorthWestern Board, recommend to its stockholders and solicit in favor of adoption of the this Agreement. Except with Black Hills’s prior written consent, NorthWestern may only postpone or adjourn the NorthWestern Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the NorthWestern Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that NorthWestern has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of NorthWestern prior to the NorthWestern Stockholder Meeting; provided, that NorthWestern shall postpone or adjourn the NorthWestern Stockholder Meeting once for up to 30 days upon the reasonable request of Black Hills.

(h)            Each of NorthWestern and Black Hills shall use reasonable best efforts to hold the NorthWestern Stockholder Meeting and the Black Hills Shareholder Meeting, respectively, at the same time and on the same date as the other Party and as soon as reasonably practicable after the date of this Agreement.

(i)            Without the prior written consent of Black Hills (which consent shall not be unreasonably withheld, conditioned or delayed), the only matters to be voted upon at the NorthWestern Stockholder Meeting are (i) the Merger, (ii) any adjournment of the NorthWestern Stockholder Meeting, (iii) any other matters of a purely administrative nature and as mutually agreed by Black Hills and NorthWestern and (iv) any other matters that are required by applicable Law.

(j)            NorthWestern’s obligation to call, give notice of and hold the NorthWestern Stockholder Meeting in accordance with Section 6.01(g) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior NorthWestern Proposal or NorthWestern Competing Proposal, or by any NorthWestern Adverse Recommendation Change.

(k)            Without the prior written consent of NorthWestern (which consent shall not be unreasonably withheld, conditioned or delayed), the only matters to be voted upon at the Black Hills Shareholder Meeting are (i) the Charter Amendment, (ii) the Black Hills Indebtedness Increase, (iii) the Black Hills Share Issuance, (iv) any adjournment of the Black Hills Shareholder Meeting, (v) any other matters of a purely administrative nature as mutually agreed by NorthWestern and Black Hills, and (vi) any other matters that are required by applicable Law.

(l)            Black Hills’s obligation to call, give notice of and hold the Black Hills Shareholder Meeting in accordance with Section 6.01(g) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Black Hills Proposal or Black Hills Competing Proposal, or by any Black Hills Adverse Recommendation Change.

Section 6.02         Access to Information; Confidentiality.

(a)            Subject to applicable Law and the Confidentiality Agreement, Black Hills and NorthWestern shall, and shall cause each of their respective Subsidiaries to, afford to the other Party and its Representatives reasonable access (at such Party’s sole cost and expense), during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.01, to the material properties, books, Contracts, commitments, personnel and records of such Party, and during such period, Black Hills and NorthWestern shall, and shall cause their respective Subsidiaries to, make available promptly to the other Party (i) to the extent not publicly available, a copy of each material Filing made by it during such period pursuant to the requirements of securities Laws or filed with or sent to the SEC and (ii) consistent with its obligations under applicable Law, all other information concerning its business, properties and personnel as such other Party may reasonably request, in each case to the extent reasonably necessary to perform, and prepare for the consummation of the Transactions in accordance with its terms; provided, however, none of Black Hills or NorthWestern or any of their respective Subsidiaries or Representatives shall be required to provide access to or disclose information where such information or access would, in the reasonable judgment of such Party, (A) breach any agreement with any third party (provided that, to the extent any document or information is subject to the terms of confidentiality restrictions pursuant to an agreement with a third party, Black Hills and NorthWestern, as applicable, shall use its reasonable best efforts to obtain the required consent of such third party to disclose such document or information, and develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other Party), (B) constitute a waiver of the attorney-client or other privilege held by such Party (provided that Black Hills and NorthWestern, as applicable, shall use its reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney–client privilege), (C) result in access to or disclosure of commercially sensitive information (as determined in Black Hills’s and NorthWestern’s, as applicable, reasonable discretion), (D) result in access to or the disclosure of (x) any information concerning a Black Hills Competing Proposal (which shall be governed by Section 5.06) or NorthWestern Competing Proposal (which shall be governed by Section 5.07), as applicable or (y) any information regarding the deliberations of the Black Hills Board or NorthWestern Board, as applicable, with respect to the Transactions or any similar transaction or transactions with any other Person, the entry into this Agreement, or any materials provided to the Black Hills Board or NorthWestern Board, as applicable, in connection therewith or (E) otherwise violate any applicable Law; provided, further, that neither Black Hills nor NorthWestern or their respective Representatives shall have the right to collect any air, soil, surface water or ground water samples or perform any invasive or destructive air sampling on, under, at or from any of the properties owned, leased or operated by the other Party or its Subsidiaries.

(b)            All documents and information exchanged pursuant to this Section 6.02 shall be subject to the Confidentiality Agreement, dated as of April 2, 2025, between Black Hills and NorthWestern (the “Confidentiality Agreement”). If this Agreement is terminated pursuant to Section 8.01, the Confidentiality Agreement shall remain in effect in accordance with its terms.

Section 6.03         Further Actions; Regulatory Approvals; Required Actions.

(a)            Subject to the terms and conditions of this Agreement, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to cause the conditions to the Closing set forth in Article VII to be satisfied as promptly as reasonably practicable or to effect the Closing as promptly as reasonably practicable, including (i) making all necessary Filings with Governmental Entities or third parties, (ii) obtaining the Third Party Consents and all other third-party Consents that are necessary, proper or advisable to consummate the Merger, (iii) obtaining the Required Statutory Approvals and all other Consents of Governmental Entities that are necessary, proper or advisable to consummate the Merger and the other Transactions and (iv) executing and delivering any additional instruments that are necessary, proper or advisable to consummate the Merger and the other Transactions.

(b)            In connection with and without limiting the generality of Section 6.03(a), each of NorthWestern and Black Hills shall:

(i)            timely make or cause to be made (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger, and (B) all other necessary Filings relating to the Merger with other Governmental Entities under any other Antitrust Law;

(ii)            make or cause to be made, as promptly as reasonably practicable after the date of this Agreement, all necessary Filings with other Governmental Entities relating to the Merger, including any such Filings necessary to obtain any Required Statutory Approval (but not including, for the avoidance of doubt, any filing pursuant to Section 6.03(b)(i));

(iii)            furnish to the other all assistance, cooperation and information reasonably required for any such Filing and in order to achieve the effects set forth in this Section 6.03;

(iv)            not commit or agree with any Governmental Entity to (A) stay, toll or extend any applicable waiting period under the HSR Act (except for pulling and refiling or resubmitting the notification and report forms pursuant to the HSR Act as applicable to the Merger), (B) consummate the Merger only after an agreed to date, or (C) any timing agreement, in each case, without the prior written consent of the other Party;

(v)            unless prohibited by applicable Law or by a Governmental Entity, give the other reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any communication with any Governmental Entity relating to the Merger (including with respect to any of the actions referred to in this Section 6.03(b)) and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such Filing or communication;

(vi)            respond as promptly as reasonably practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable Antitrust Laws for additional information or documentation with respect to the Merger (including a “second request” under the HSR Act);

(vii)          provide any information requested by any Governmental Entity in connection with any review or investigation of the Transactions; and

(viii)         unless prohibited by applicable Law or a Governmental Entity, to the extent reasonably practicable, (A) not participate in or attend any meeting or engage in any substantive conversation with any Governmental Entity in respect of the Merger without the other Party, (B) give the other reasonable prior notice of any such meeting or conversation and, in the event one Party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such Party apprised with respect thereto, (C) cooperate in the filing of any memoranda, white papers, Filings, correspondence or other written communications explaining or defending this Agreement or the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (D) furnish the other Party with copies of all substantive correspondence, Filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement or the Merger; provided that the Parties shall be permitted to redact any correspondence, Filing or communication to the extent the redaction of such correspondence, Filing or communication is consistent with Section 6.02.

(c)            Neither NorthWestern nor Black Hills shall, and each shall cause its Affiliates not to, take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that would reasonably be expected to materially increase the risk of not obtaining or making any Consent or Filing contemplated by this Section 6.03 or the timely receipt thereof. In furtherance of and without limiting any of NorthWestern’s or Black Hills’s covenants and agreements under this Section 6.03, each of NorthWestern and Black Hills shall use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a Governmental Entity pursuant to any Antitrust Law with respect to the Merger or in connection with granting any Required Statutory Approval so as to enable the Closing to occur as soon as reasonably practicable, which such reasonable best efforts shall include the following:

(i)            defending through litigation on the merits, including appeals, any Claim asserted in any court or other proceeding by any Person, including any Governmental Entity, that seeks to or could prevent or prohibit or impede, interfere with or delay the consummation of the Closing;

(ii)            proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of NorthWestern or the NorthWestern Subsidiaries or Black Hills or the Black Hills Subsidiaries, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition;

(iii)            agreeing to any limitation on the conduct of NorthWestern, Black Hills or their respective Affiliates (including, after the Closing, NewCo and its Affiliates); and

(iv)            agreeing to take any other action as may be required by a Governmental Entity in order to effect each of the following: (A) obtaining all Required Statutory Approvals as soon as reasonably practicable and in any event before the End Date; (B) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing; and (C) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing;

provided that, notwithstanding anything else contained in this Agreement, the provisions of this Section 6.03 shall not be construed to (1) require NorthWestern, Black Hills, any NorthWestern Affiliate or any Black Hills Affiliate or (2) permit NorthWestern, any NorthWestern Affiliate, Black Hills or any Black Hills Affiliate without the prior written consent of the other Party, to undertake any efforts or take any action (including accepting any terms, conditions, liabilities, obligations, commitments, sanctions or other measures and proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of NorthWestern or Black Hills or their respective Subsidiaries), including as described in Section 6.03(c)(i)-(iv), if the taking of such efforts or action, individually or in the aggregate, has resulted or would reasonably be expected to result in a Regulatory Material Adverse Effect.

(d)            The Parties agree (i) that the applications submitted to the Requisite State Commissions with respect to the Merger shall include the information concerning the Merger and the Parties required by applicable Law and (ii) that the initial applications submitted to the Requisite State Commissions with respect to the Merger and any amendment thereto shall only include such other agreements or commitments as agreed to by Black Hills and NorthWestern, in each case, whose consent to any such agreements or commitments shall not be unreasonably withheld, conditioned or delayed. Neither Party shall agree to, or accept, any additional or different agreements, commitments or conditions in connection with the Merger pursuant to any settlement or otherwise with the staff of the Requisite State Commissions or any other Person without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.04         Transaction Litigation. Each of Black Hills and NorthWestern shall promptly notify the other Party of any litigation commenced after the date of this Agreement relating to this Agreement, the Merger or the other Transactions that is brought against Black Hills or NorthWestern or members of the Black Hills Board or the NorthWestern Board (“Transaction Litigation”). Each of Black Hills and NorthWestern shall reasonably consult with the other Party with respect to the defense or settlement of any Transaction Litigation and shall provide such other Party the opportunity to participate in such defense and settlement and shall not settle or compromise or agree to settle or compromise any Transaction Litigation without the other Party’s consent (not to be unreasonably withheld, conditioned or delayed).

Section 6.05         Section 16 Matters. Prior to the Effective Time, each of Black Hills and NorthWestern shall take all such steps as may be required to cause any dispositions or acquisitions of Black Hills Common Stock and NorthWestern Common Stock (including derivative securities with respect to Black Hills Common Stock and NorthWestern Common Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Black Hills and NorthWestern immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.06         Public Announcements. Except with respect to (a) a Black Hills Adverse Recommendation Change (or any response thereto) or a Black Hills Recommendation Change Notice (or any response thereto), (b) a NorthWestern Adverse Recommendation Change (or any response thereto) or a NorthWestern Recommendation Change Notice (or any response thereto), (c) any dispute between or among the Parties regarding this Agreement or the Transactions, and (d) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, SEC Filings, Q&As or other publicly disclosed documents, in each case under this clause (d), to the extent such disclosure is still accurate in all material respects, NorthWestern and Black Hills shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or making any other public statement with respect to this Agreement or the Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party reasonably concludes (based upon advice of its outside legal counsel) is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Black Hills and NorthWestern agree that the initial press release to be issued with respect to this Agreement shall be in a form agreed to by the Parties. Subject to Section 6.10(d), nothing in this Section 6.06 shall limit the ability of any Party to make internal announcements to its respective employees that are consistent in all material respects with the prior public disclosures regarding the Transactions.

Section 6.07         Fees, Costs and Expenses. Except as provided otherwise in this Agreement, including this Section 6.07 and Section 8.02(b), all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs, except that each of Black Hills and NorthWestern shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each Party’s attorneys and accountants, which shall be borne by the Party incurring such expenses) incurred by the Parties in connection with (a) the filing, printing and mailing of the Form S-4 and the Proxy Statement/Prospectus (including SEC filing fees), (b) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees), and (c) any filing fees imposed by any Requisite State Commission with respect to the Required Statutory Approvals.

Section 6.08         Indemnification, Exculpation and Insurance.

(a)            Each Party agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Black Hills Personnel and the NorthWestern Personnel as provided in their respective Organization Documents and any indemnification or other similar Contracts of Black Hills, any Black Hills Subsidiary, NorthWestern or any NorthWestern Subsidiary, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and NewCo shall and shall cause its Subsidiaries to perform their respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, NewCo agrees that it will (1) indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Black Hills or any Black Hills Subsidiary or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Black Hills or any Black Hills Subsidiary as a director, officer or employee or another Person (the “Black Hills Indemnified Parties”) and (2) cause the NorthWestern Surviving Corporation to indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of NorthWestern or any NorthWestern Subsidiary or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of NorthWestern or any NorthWestern Subsidiary as a director, officer or employee of another Person (the “NorthWestern Indemnified Parties,” and together with the Black Hills Indemnified Parties, “Indemnified Parties”), against all Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Claim, (including a Claim relating in whole or in part to the enforcement of this Section 6.08) whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was a Black Hills Personnel or NorthWestern Personnel, as applicable, or is or was serving at the request of Black Hills, any Black Hills Subsidiary, NorthWestern or any NorthWestern Subsidiary, as applicable, as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any Claim covered under this Section 6.08, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Claim or in connection with the enforcement of this Section 6.08 from NewCo; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or NewCo’s Organizational Documents, to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification from NewCo (in the case of Black Hills Indemnified Parties) or the NorthWestern Surviving Corporation (in the case of NorthWestern Indemnified Parties) and (ii) NewCo shall cooperate in good faith in the defense of any such matter.

(b)            In the event that NewCo or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, NewCo shall cause proper provision to be made so that the successors and assigns of NewCo assume the covenants and agreements set forth in this Section 6.08.

(c)            For a period of six years from and after the Effective Time, NewCo shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Black Hills, the Black Hills Subsidiaries, NorthWestern or the NorthWestern Subsidiaries, as applicable, or provide substitute policies for Black Hills, NorthWestern and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Black Hills and NorthWestern (or any of their respective Subsidiaries), as applicable, in either case, of not less than the existing coverage and having other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Black Hills and NorthWestern (or any of their respective Subsidiaries) with respect to Claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall NewCo be required to pay with respect to each such insurance policy in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by Black Hills or NorthWestern (or any of their respective Subsidiaries), as applicable, prior to the date of this Agreement (the “Maximum Amount”), and if NewCo is unable to obtain the insurance required by this Section 6.08(c) it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date Black Hills may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Black Hills Personnel and NorthWestern Personnel who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Black Hills and NorthWestern, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Black Hills and NorthWestern (or any of their respective Subsidiaries) with respect to Claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six years from and after the Effective Time; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the Maximum Amount. NewCo shall maintain such policies in full force and effect and continue to honor the obligations thereunder.

(d)            The provisions of this Section 6.08 (i) shall survive consummation of the Merger, (ii) are intended, from and after the Effective Time, to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her Representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 6.09         Certain NewCo Operational Matters.

(a)            Name and Ticker. NewCo’s name and ticker symbol shall be jointly determined by Black Hills and NorthWestern prior to the Effective Time; provided that Black Hills and NorthWestern shall determine NewCo’s name prior to the time that the Charter Amendment is submitted to Black Hills’s shareholders for approval.

(b)            Corporate Headquarters . NewCo will have its corporate headquarters in Rapid City, South Dakota.

Section 6.10         Employee Matters.

(a)            In order to further an orderly transition, and subject to applicable Law, Black Hills and NorthWestern shall cooperate in good faith in reviewing, evaluating and analyzing the Black Hills Benefit Plans and NorthWestern Benefit Plans with a view toward developing appropriate new benefit plans, or selecting the Black Hills Benefit Plans or NorthWestern Benefit Plans, as applicable, that shall apply with respect to employees of NewCo and its Subsidiaries (collectively, the “New Benefit Plans”), which New Benefit Plans shall, to the extent permitted by applicable Law, and among other things (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure qualifications and abilities, and (ii) not discriminate between employees who were covered by Black Hills Benefit Plans, on the one hand, and those covered by NorthWestern Benefit Plans, on the other hand, at the Effective Time.

(b)            Each individual who is an employee of Black Hills, any Black Hills Subsidiary, NorthWestern, or any NorthWestern Subsidiary immediately prior to the Effective Time (including those on paid time off or leave of absence) and continues to be an employee of NewCo or a Subsidiary thereof immediately following the Effective Time is referred to as a “Continuing Employee.” For a period of 12 months following the Effective Time, NewCo shall, and shall cause its Subsidiaries to, maintain for the benefit of each Continuing Employee a base salary or wage rate that are no less favorable than that in effect for such employee as of immediately prior to the Effective Time.

(c)            With respect to all employee benefit plans of NewCo or its Subsidiaries, including any New Benefit Plan and any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), and subject to obligations under applicable collective bargaining agreements, works council agreements, union contracts or similar labor agreements, each employee’s service with Black Hills, any Black Hills Subsidiary, NorthWestern or any NorthWestern Subsidiary (as well as service with any predecessor employer of the foregoing, to the extent service with the predecessor employer was recognized by Black Hills or NorthWestern prior to the date hereof and is accurately reflected within its employee’s records) shall be treated as service with NewCo or any of its Subsidiaries for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, except (i) to the extent that such service was not recognized under the corresponding Black Hills Benefit Plan or NorthWestern Benefit Plan (as applicable) immediately prior to the Effective Time, (ii) for purposes of any defined benefit retirement plan, any retiree welfare benefit plan, any grandfathered or frozen plan or any plan under which similarly situated employees of NewCo and its Subsidiaries do not receive credit for prior service or (iii) to the extent that such recognition would result in any duplication of benefits for the same period of service. For the avoidance of doubt, NewCo shall, or shall cause its applicable Subsidiary to, honor in accordance with their terms (including any provisions relating to amendment) all of the employment, severance, retention, termination and change in control plans, policies, programs, agreements and arrangements maintained by Black Hills, any Black Hills Subsidiary, NorthWestern or any NorthWestern Subsidiary, as well as all collective bargaining agreements, works council agreements, union contracts or similar labor agreements to which Black Hills, any Black Hills Subsidiary, NorthWestern or any NorthWestern Subsidiary is bound, in each case, as in effect at the Effective Time (subject to the provision of Section 5.01 and Section 5.02, as applicable).

(d)            Between the date hereof and the Effective Time, any written notices or communication materials (including website postings) from Black Hills or its Affiliates or NorthWestern or its Affiliates to their respective employees with respect to the Merger or employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Merger or employment thereafter, shall be subject to the reasonable prior review and comment of Black Hills or NorthWestern, as applicable, which comments shall be considered in good faith by the receiving Party.

(e)            Notwithstanding anything to the contrary herein, the provisions of this Section 6.10 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 6.10 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no Black Hills Personnel or NorthWestern Personnel or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 6.10 or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment). Nothing contained herein shall alter the at-will employment relationship of any Black Hills employee or NorthWestern employee.

Section 6.11         Takeover Statutes. If any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or the Merger, Black Hills and the Black Hills Board (assuming that the representations and warranties of NorthWestern contained in Section 4.19 are true and correct) and NorthWestern and the NorthWestern Board (assuming that the representations and warranties of Black Hills contained in Section 3.19 are true and correct) shall use reasonable best efforts to grant such approvals and take such actions to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement.

Section 6.12         Stock Exchange Listing. Black Hills shall use reasonable best efforts to cause the shares of Black Hills Common Stock to be issued in the Merger to be approved for listing on the NYSE or such other stock exchange that Black Hills and NorthWestern agree that NewCo shares will be listed (“NewCo’s Exchange”), subject to official notice of issuance, prior to the Closing. NorthWestern shall use its reasonable best efforts to cooperate with Black Hills in connection with the foregoing, including by providing information reasonably requested by Black Hills in connection therewith.

Section 6.13         Tax Matters.

(a)            Neither Black Hills nor NorthWestern shall, nor shall they permit their respective Subsidiaries to, nor shall Merger Sub, take any action that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying for the Reorganization Treatment, and each of Black Hills and NorthWestern shall, and shall cause their respective Subsidiaries to, and Merger Sub shall, use its reasonable best efforts to cause the Merger to qualify for the Reorganization Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder and this Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” for purposes of Section 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Reorganization Treatment”). Each of Black Hills and NorthWestern shall report the Merger for all Tax purposes in a manner consistent with the Reorganization Treatment unless otherwise required as a result of a “determination” within the meaning of Section 1313(a) of the Code. None of Black Hills, NorthWestern or any Subsidiary of Black Hills or NorthWestern shall have any liability or obligation to any holder of NorthWestern Common Stock should the Merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)            Each of Black Hills and NorthWestern shall use its reasonable best efforts and shall cooperate with the other to obtain (i) the opinion of Faegre Drinker Biddle & Reath LLP or another nationally recognized tax counsel reasonably acceptable to Black Hills (“Black Hills Tax Counsel”) dated as of the Closing Date, in form and substance reasonably satisfactory to Black Hills, to the effect that, on the basis of the facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the opinion of Morgan, Lewis & Bockius LLP or another nationally recognized tax counsel reasonably acceptable to NorthWestern (“NorthWestern Tax Counsel”) dated as of the Closing Date, in form and substance reasonably satisfactory to NorthWestern, to the effect that, on the basis of the facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) any opinion(s) of Black Hills Tax Counsel to be issued in connection with the declaration of effectiveness of the Form S-4 by the SEC regarding the Reorganization Treatment (each such opinion, a “Tax Opinion”).

(c)            In connection with the rendering of any Tax Opinion, (i) Black Hills (and Merger Sub) shall deliver to NorthWestern Tax Counsel or Black Hills Tax Counsel, as applicable, a duly executed certificate containing such representations and warranties as shall be reasonably satisfactory in form and substance to such applicable counsel in order to enable such applicable counsel to render such Tax Opinion (a “Black Hills Tax Certificate”), (ii) NorthWestern shall deliver to NorthWestern Tax Counsel or Black Hills Tax Counsel, as applicable, a duly executed certificate containing such representations and warranties as shall be reasonably satisfactory in form and substance to such applicable counsel in order to enable such applicable counsel to render such Tax Opinion (a “NorthWestern Tax Certificate”), (iii) Black Hills and NorthWestern shall provide such other information as is reasonably requested by NorthWestern Tax Counsel or Black Hills Tax Counsel, as applicable, for purposes of rendering such Tax Opinion, and (iv) NorthWestern Tax Counsel or Black Hills Tax Counsel, as applicable, shall be entitled to rely upon representations contained in the applicable Black Hills Tax Certificate and the applicable NorthWestern Tax Certificate and any other information as such applicable counsel shall determine in rendering such Tax Opinion.

Section 6.14         Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Parties shall use their respective reasonable best efforts to facilitate the commencement of the delisting of NorthWestern and of the shares of NorthWestern Common Stock from Nasdaq and the deregistration of such shares under the Exchange Act as promptly as practicable after the Effective Time. Prior to the Effective Time, NorthWestern shall not voluntarily delist the NorthWestern Common Stock from Nasdaq.

Section 6.15         Merger Sub Approval. Black Hills shall not attempt to revoke the Merger Sub Stockholder Consent at any time, whether before or after its effectiveness.

Section 6.16         Financing and Indebtedness.

(a)            During the period from the date of this Agreement to the Effective Time, the Parties hereto shall cooperate in good faith to mutually determine and use reasonable best efforts to implement any necessary, appropriate or desirable arrangements, in anticipation of the consummation of the Merger and the other Transactions, regarding each Party’s and its Subsidiaries’ credit agreements, indentures or other documents governing or relating to Indebtedness of the Parties and their Subsidiaries, including arrangements by way of amendments, consents, redemption, payoff, new financing or otherwise, with respect to refinancing or retaining a Party’s or its Subsidiaries’ credit agreements or notes.

(b)            Notwithstanding anything to the contrary in this Section 6.16, (i) no action contemplated in this Section 6.16 shall be required if any such action shall: (i) cause any director, officer or employee of Black Hills or any of its Subsidiaries, or NorthWestern or any of its Subsidiaries, to incur any personal liability; (ii) require Black Hills or any of its Subsidiaries, or NorthWestern or any of its Subsidiaries, to execute and deliver any pledge or security documents or certificates, documents or instruments relating to the provision of collateral in connection with any financing prior to the Closing; (iii) require Black Hills or any of its Subsidiaries, or NorthWestern or any of its Subsidiaries, to execute and deliver any documentation related to any financing that is effective prior to the Closing Date; (iv) (A) jeopardize (in Black Hills’s reasonable determination) any attorney-client privilege of Black Hills or any of its Subsidiaries (in which case Black Hills and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege) or (B) jeopardize (in NorthWestern’s reasonable determination) any attorney-client privilege of NorthWestern or any of its Subsidiaries (in which case NorthWestern and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege); or (v) result in a material violation or breach of, or a default under, the Organizational Documents of Black Hills or its Subsidiaries, or the Organizational Documents of NorthWestern or its Subsidiaries, or any applicable Law.

Section 6.17         Notification.

(a)            Black Hills shall, reasonably promptly after obtaining Knowledge of any of the following, notify NorthWestern of (i) any inaccuracy of any representation or warranty of Black Hills contained herein, (ii) any failure of Black Hills to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, or (iii) any statement from Black Hills Tax Counsel that it will be unable to provide a Tax Opinion; in the case of each of clauses (i) and (ii), if and only to the extent that such inaccuracy, failure or inability would cause any of the conditions to the obligations of NorthWestern to effect the Merger set forth in Section 7.03(a) or Section 7.03(b) to fail to be satisfied at the Closing, and in the case of clause (iii), if and only to the extent that such inaccuracy, failure or inability would cause the condition to the obligations of Black Hills to effect the Merger set forth in Section 7.02(e) to fail to be satisfied at the Closing.

(b)            NorthWestern shall, reasonably promptly after obtaining Knowledge of any of the following, notify Black Hills of (i) any inaccuracy of any representation or warranty of NorthWestern contained herein, (ii) any failure of NorthWestern to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, or (iii) any statement from NorthWestern Tax Counsel that it will be unable to provide a Tax Opinion; in the case of each of clauses (i) and (ii), if and only to the extent that inaccuracy, failure or inability would cause any of the conditions to the obligations of Black Hills to effect the Merger set forth in Section 7.02(a) or Section 7.02(b) to fail to be satisfied at the Closing, and in the case of clause (iii), if and only to the extent that such inaccuracy, failure or inability would cause the condition to the obligations of NorthWestern to effect the Merger set forth in Section 7.03(e) to fail to be satisfied at the Closing.

(c)            The delivery of any notice pursuant to this Section 6.17 shall not affect or be deemed to modify any representation or warranty (or cure any inaccuracy thereof) of Black Hills or NorthWestern, as the case may be, set forth in this Agreement or the conditions to the obligations of Black Hills or NorthWestern to consummate the Merger or the remedies available to the Parties hereunder.

(d)            A Party’s failure to comply with this Section 6.17 shall not be deemed, in and of itself, a failure to perform in all material respects all covenants and agreements required to be performed by such Party under this Agreement or otherwise provide the other Party the right not to effect the Merger, except to the extent that any other provision of this Agreement independently provides such right.

Article VII

CONDITIONS PRECEDENT

Section 7.01         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)            Approvals. Each of the Black Hills Shareholder Approval and the NorthWestern Stockholder Approval shall have been obtained.

(b)            Required Statutory Approvals. The Required Statutory Approvals, including the expiration or termination of any waiting period applicable to the Merger under the HSR Act, shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders, and such Final Orders shall not include or impose any undertaking, term, condition, liability, obligation, commitment, sanction or other measure that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Regulatory Material Adverse Effect. For purposes of this Section 7.01(b), a “Final Order” means a Judgment by the relevant Governmental Entity that (i) has not been reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect and (ii) with respect to which, if applicable, any mandatory waiting period prescribed by Law before the Merger may be consummated has expired or been terminated.

(c)            No Legal Restraints. (i) No Judgment issued by any court or Governmental Entity or other legal restraint or prohibition that prevents, makes illegal or prohibits the consummation of the Merger or that imposes, or conditions the Merger in a manner that constitutes, a Regulatory Material Adverse Effect, whether preliminary, temporary or permanent, shall be in effect and (ii) no Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity after the date of this Agreement which prevents, makes illegal or prohibits the consummation of the Merger (any such Law or Judgment, a “Legal Restraint”).

(d)            Listing. The shares of Black Hills Common Stock issuable in the Merger shall have been approved for listing on NewCo’s Exchange, subject to official notice of issuance.

(e)            Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be subject of any stop order or proceeding seeking a stop order, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

Section 7.02         Conditions to Obligation of Black Hills. The obligation of Black Hills to consummate the Merger is further subject to the satisfaction or waiver (by Black Hills) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of NorthWestern contained herein (except for the representations and warranties contained in Section 4.01, Section 4.03, Section 4.04, Section 4.07(b), Section 4.13 and Section 4.22) shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “NorthWestern Material Adverse Effect” set forth therein) in each case as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a NorthWestern Material Adverse Effect, (ii) the representations and warranties of NorthWestern contained in Section 4.01, Section 4.03(c), Section 4.04, Section 4.13 and Section 4.22 shall be true and correct in all material respects in each case as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of NorthWestern contained in Section 4.03(a) and Section 4.03(b) shall be true and correct in all respects in each case as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies, and (iv) the representations and warranties of NorthWestern contained in Section 4.07(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)            Performance of Covenants and Agreements of NorthWestern. NorthWestern shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)            Absence of NorthWestern Material Adverse Effect. Since the date of this Agreement, no Change that, individually or in the aggregate, has had or would reasonably be expected to have a NorthWestern Material Adverse Effect shall have occurred and be continuing.

(d)            Officer’s Certificates. Black Hills shall have received a certificate signed on behalf of NorthWestern by an executive officer of NorthWestern, certifying the satisfaction of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

(e)            Tax Opinion. Black Hills shall have received a Tax Opinion from Black Hills Tax Counsel.

Section 7.03         Conditions to Obligation of NorthWestern. The obligation of NorthWestern to consummate the Merger is further subject to the satisfaction or waiver (by NorthWestern) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Black Hills and Merger Sub contained herein (except for the representations and warranties contained in Section 3.01, Section 3.03, Section 3.04, Section 3.07(b), Section 3.13 and Section 3.22) shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Black Hills Material Adverse Effect” set forth therein) in each case as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Black Hills Material Adverse Effect, (ii) the representations and warranties of Black Hills and Merger Sub contained in Section 3.01, Section 3.03(c), Section 3.04, Section 3.13 and Section 3.22 shall be true and correct in all material respects in each case as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of Black Hills and Merger Sub contained in Section 3.03(a) and Section 3.03(b) shall be true and correct in all respects in each case as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies, and (iv) the representations and warranties of Black Hills and Merger Sub contained in Section 3.07(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)            Performance of Covenants and Agreements. Each of Black Hills and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)            Absence of Black Hills Material Adverse Effect. Since the date of this Agreement, no Change that, individually or in the aggregate, has had or would reasonably be expected to have a Black Hills Material Adverse Effect shall have occurred and be continuing.

(d)            Officer’s Certificate. NorthWestern shall have received a certificate signed on behalf of Black Hills by an executive officer of Black Hills certifying the satisfaction of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(e)            Tax Opinion. NorthWestern shall have received a Tax Opinion from NorthWestern Tax Counsel.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01         Termination Rights.

(a)            Termination by Mutual Consent. Black Hills and NorthWestern shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after receipt of the Black Hills Shareholder Approval or NorthWestern Stockholder Approval, by mutual written consent.

(b)            Termination by Either Black Hills or NorthWestern. Each of Black Hills and NorthWestern shall have the right to terminate this Agreement, at any time prior to the Effective Time, whether before or after the receipt of the Black Hills Shareholder Approval or NorthWestern Stockholder Approval, if:

(i)            the Closing shall not have occurred by 5:00 p.m. Mountain Time on August 18, 2026, or such other date as mutually agreed by the Parties (the “End Date”); provided that (i) if, on or prior to the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for (A) any conditions set forth in Section 7.01(b) or Section 7.01(c) and (B) those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied), then the End Date shall be automatically extended to 5:00 p.m. Mountain Time on November 18, 2026 (and if so extended, such later date being the End Date), and (ii) if, on or prior to such extended date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for (1) any conditions set forth in Section 7.01(b) or Section 7.01(c) and (2) those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied), then the End Date shall be automatically extended to 5:00 p.m. Mountain Time on February 18, 2027 (and if so extended, such later date being the End Date); provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to a Party if a material breach by such Party of any of its obligations, covenants or agreements under this Agreement has been the principal cause of or principally resulted in the failure of the Closing to have occurred prior to the End Date;

(ii)            the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party if such failure to satisfy the condition set forth in Section 7.01(c) principally resulted from the failure of such Party to comply with its obligations, covenants or agreements under this Agreement;

(iii)            the Black Hills Shareholder Approval is not obtained at the Black Hills Shareholder Meeting duly convened (unless such Black Hills Shareholder Meeting has been adjourned in accordance with the terms of this Agreement, in which case at the final adjournment thereof); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any Party if such Party’s failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Black Hills Shareholder Approval; or

(iv)            the NorthWestern Stockholder Approval is not obtained at the NorthWestern Stockholder Meeting duly convened (unless such NorthWestern Stockholder Meeting has been adjourned in accordance with the terms of this Agreement, in which case at the final adjournment thereof); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iv) shall not be available to any Party if such Party’s failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the NorthWestern Stockholder Approval.

(c)            Termination by Black Hills. Black Hills shall have the right to terminate this Agreement:

(i)            at any time prior to the Effective Time, whether before or after the receipt of the Black Hills Shareholder Approval or the NorthWestern Stockholder Approval, if NorthWestern breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of NorthWestern contained herein fails to be true and correct, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), as applicable, and (2) is not capable of being cured by NorthWestern by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by NorthWestern within 45 days after receiving written notice from Black Hills of such breach or failure; provided, however, that Black Hills shall not have the right to terminate this Agreement under this Section 8.01(c)(i) if Black Hills is then in breach of any covenant or agreement contained herein or any representation or warranty of Black Hills contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as applicable, could not then be satisfied; or

(ii)            whether before or after the receipt of the Black Hills Shareholder Approval, in the event that the NorthWestern Board or a committee thereof has made a NorthWestern Adverse Recommendation Change; provided, however, that Black Hills shall not have the right to terminate this Agreement under this Section 8.01(c)(ii) after the earlier of ten Business Days following the occurrence of the NorthWestern Adverse Recommendation Change and the time that the NorthWestern Stockholder Approval is obtained at the NorthWestern Stockholder Meeting.

(d)            Termination by NorthWestern. NorthWestern shall have the right to terminate this Agreement:

(i)            at any time prior to the Effective Time, whether before or after the receipt of the Black Hills Shareholder Approval or the NorthWestern Stockholder Approval, if Black Hills or Merger Sub breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of Black Hills or Merger Sub contained herein fails to be true and correct, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), as applicable, and (2) is not capable of being cured by Black Hills by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by Black Hills within 45 days after receiving written notice from NorthWestern of such breach or failure; provided, however, that NorthWestern shall not have the right to terminate this Agreement under this Section 8.01(d)(i) if NorthWestern is then in breach of any covenant or agreement contained herein or any representation or warranty of NorthWestern contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, could not then be satisfied; or

(ii)            whether before or after the receipt of the NorthWestern Stockholder Approval, in the event that the Black Hills Board or a committee thereof has made a Black Hills Adverse Recommendation Change; provided, however, that NorthWestern shall not have the right to terminate this Agreement under this Section 8.01(d)(ii) after the earlier of ten Business Days following the occurrence of the Black Hills Adverse Recommendation Change and the time that the Black Hills Shareholder Approval is obtained at the Black Hills Shareholder Meeting.

Section 8.02         Effect of Termination; Termination Fees.

(a)            In the event of termination of this Agreement by either NorthWestern or Black Hills as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Black Hills or NorthWestern (or any shareholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law or in equity), except for (i) the last sentence of Section 6.02(b), Section 6.07, this Section 8.02 and the applicable provisions of Article IX and Article X, which provisions shall survive such termination, and (ii) liability of any Party (whether or not the terminating Party) for actual fraud or for any Willful Breach of this Agreement prior to such termination. The surviving liabilities described in the exception in the preceding sentence shall survive the termination of this Agreement (including damages payable to NorthWestern or Black Hills, as applicable, based on the loss of the right to receive the Merger Consideration that the stockholders of NorthWestern would have received if the Merger were consummated pursuant to the terms of the Agreement or the loss of the benefit that Black Hills would have received if the Merger were consummated pursuant to the terms of the Agreement) (“Benefit of the Bargain Damages”), which Benefit of the Bargain Damages Black Hills or NorthWestern, as applicable may retain, without distribution to its stockholders or shareholders, as applicable.

(b)            Termination Fees.

(i)            If NorthWestern terminates this Agreement pursuant to Section 8.01(d)(ii), then Black Hills shall pay NorthWestern a termination fee of $100,000,000 in cash (the “Black Hills Termination Fee”). Black Hills shall pay the Black Hills Termination Fee to NorthWestern (to an account designated in writing by NorthWestern) no later than three Business Days after the date of such termination of this Agreement by NorthWestern pursuant to Section 8.01(d)(ii).

(ii)            If (1) either (A) NorthWestern or Black Hills terminates this Agreement pursuant to Section 8.01(b)(i) without the Black Hills Shareholder Approval being obtained or pursuant to Section 8.01(b)(iii) or (B) NorthWestern terminates this Agreement pursuant to Section 8.01(d)(i), (2) (x) in the case of a termination pursuant to Section 8.01(b)(i) without the Black Hills Shareholder Approval being obtained or pursuant to Section 8.01(b)(iii), prior to the time of such termination a Black Hills Competing Proposal shall have been publicly made to the shareholders of Black Hills generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Black Hills Competing Proposal after the date hereof, or (y) in the case of a termination pursuant to Section 8.01(d)(i), there shall otherwise have been made known to the Board of Directors of Black Hills, an offer or proposal for a Black Hills Competing Proposal, in each case, which shall not have been irrevocably withdrawn at or prior to the Black Hills Shareholder Meeting, and (3) within 12 months after the termination of this Agreement, Black Hills shall have entered into a Black Hills Competing Agreement with respect to such Black Hills Competing Proposal, or consummated such Black Hills Competing Proposal, then Black Hills shall pay the Black Hills Termination Fee to NorthWestern (to an account designated in writing by NorthWestern) within three Business Days after the date Black Hills enters into such Black Hills Competing Agreement with respect to such Black Hills Competing Proposal or consummates such Black Hills Competing Proposal, as applicable. For purposes of clause (3) of this Section 8.02(b)(ii), the term “Black Hills Competing Proposal” shall have the meaning assigned to such term in Section 5.06(g)(i), except that the applicable percentage in the definition of “Black Hills Competing Proposal” shall be “more than 80%” rather than “20% or more.”

(iii)            If Black Hills terminates this Agreement pursuant to Section 8.01(c)(ii), then NorthWestern shall pay Black Hills a termination fee of $100,000,000 in cash (the “NorthWestern Termination Fee”). NorthWestern shall pay the NorthWestern Termination Fee to Black Hills (to an account designated in writing by Black Hills) no later than three Business Days after the date of such termination of this Agreement by Black Hills pursuant to Section 8.01(c)(ii).

(iv)            If (1) either (A) NorthWestern or Black Hills terminates this Agreement pursuant to Section 8.01(b)(i) without the NorthWestern Stockholder Approval being obtained or pursuant to Section 8.01(b)(iv) or (B) Black Hills terminates this Agreement pursuant to Section 8.01(c)(i), (2) (x) in the case of a termination pursuant to Section 8.01(b)(i) without the NorthWestern Stockholder Approval being obtained or pursuant to Section 8.01(b)(iv), prior to the time of such termination a NorthWestern Competing Proposal shall have been publicly made to the stockholders of NorthWestern generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a NorthWestern Competing Proposal after the date hereof, or (y) in the case of a termination pursuant to Section 8.01(c)(i), there shall otherwise have been made known to the Board of Directors of NorthWestern an offer or proposal for a NorthWestern Competing Proposal, in each case, which shall not have been irrevocably withdrawn at or prior to the NorthWestern Stockholder Meeting, and (3) within 12 months after the termination of this Agreement, NorthWestern shall have entered into a NorthWestern Competing Agreement with respect to such NorthWestern Competing Proposal or consummated such NorthWestern Competing Proposal, then NorthWestern shall pay the NorthWestern Termination Fee to Black Hills (to an account designated in writing by Black Hills) within three Business Days after the date NorthWestern enters into such NorthWestern Competing Agreement with respect to such NorthWestern Competing Proposal or consummates such NorthWestern Competing Proposal, as applicable. For purposes of clause (3) of this Section 8.02(b)(iv), the term “NorthWestern Competing Proposal” shall have the meaning assigned to such term in Section 5.07(g)(i), except that the applicable percentage in the definition of “NorthWestern Competing Proposal” shall be “more than 80%” rather than “20% or more.”

(c)            The Parties acknowledge that the agreements contained in Section 8.02(b) are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement and any amount payable pursuant to Section 8.02(b) is not a penalty. If NorthWestern fails to promptly pay an amount due pursuant to Section 8.02(b)(iii) or Section 8.02(b)(iv) or Black Hills fails to promptly pay an amount due pursuant to Section 8.02(b)(i) or Section 8.02(b)(ii), and, in order to obtain such payment, NorthWestern, on the one hand, or Black Hills, on the other hand, commences a Claim that results in a Judgment against Black Hills for the amount set forth in Section 8.02(b)(i) or Section 8.02(b)(ii) or any portion thereof, or a Judgment against NorthWestern for the amount set forth in Section 8.02(b)(iii) or Section 8.02(b)(iv) or any portion thereof, Black Hills shall pay to NorthWestern, on the one hand, or NorthWestern shall pay to Black Hills, on the other hand, its costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by Black Hills or NorthWestern, as applicable) in connection with such Claim, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the U.S. prime rate as quoted by The Wall Street Journal in effect on the date such payment was required to be made. Any amount payable pursuant to Section 8.02(b) shall be paid by the applicable Party by wire transfer of same-day funds prior to or on the date such payment is required to be made under Section 8.02(b).

(d)            Without limiting the rights of any Party under Section 9.08 prior to the termination of this Agreement pursuant to Section 8.01, if this Agreement is terminated under circumstances in which NorthWestern is obligated to pay the NorthWestern Termination Fee or Black Hills is obligated to pay the Black Hills Termination Fee, except as otherwise contemplated by the last sentence of this Section 8.02(d), upon payment of such NorthWestern Termination Fee or Black Hills Termination Fee (as applicable) and, if applicable, any costs and expenses due pursuant to Section 8.02(c) in accordance herewith, NorthWestern (in the case of payment of the NorthWestern Termination Fee) or Black Hills and Merger Sub (in the case of payment of the Black Hills Termination Fee) shall have no further liability with respect to this Agreement or the Transactions to any other Party or such other Party’s respective Affiliates, other Representatives or shareholders, and payment of the NorthWestern Termination Fee or Black Hills Termination Fee (as applicable) and such costs and expenses due shall be the receiving Party’s sole and exclusive remedy for any Claims, losses, liabilities, damages, Judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by such Party, its Affiliates, other Representatives and shareholders, and any other Person in connection with this Agreement, the Transactions (and the termination thereof) or any matter forming the basis for such termination, and the receiving Party shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law or in equity); provided that, nothing in this Section 8.02(d) shall release a Party from liability for actual fraud or for a Willful Breach of this Agreement. The Parties acknowledge and agree that in no event shall Black Hills or NorthWestern, as applicable, be required to pay the Black Hills Termination Fee or the NorthWestern Termination Fee, as applicable, on more than one occasion.

(e)            For purposes of this Agreement, “Willful Breach” means a material breach or failure to perform that is the consequence of a deliberate act or deliberate failure to act undertaken by the breaching Party with the Knowledge or intent that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Section 8.03         Amendment. This Agreement may be amended by the Parties at any time prior to the Effective Time; provided, however, that (a) after receipt of the Black Hills Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of Black Hills without the further approval of such shareholders, (b) after receipt of the NorthWestern Stockholder Approval, there shall be no amendment that by Law requires further approval by the stockholders of NorthWestern without the further approval of such stockholders, and (c) except as provided above, no amendment of this Agreement shall require the approval of the stockholders of NorthWestern or the shareholders of Black Hills. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.04         Extension; Waiver. At any time prior to the Effective Time, a Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained herein or (d) waive the satisfaction of any of the conditions contained herein. No extension or waiver by Black Hills or NorthWestern shall require the approval of the shareholders of Black Hills or the approval of the stockholders of NorthWestern, respectively, unless such approval is required by applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any extension or waiver given in compliance with this Section 8.04 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.05         Procedure for Termination. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of any Party. The Party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other Parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Article IX

GENERAL PROVISIONS

Section 9.01         Nature of Representations and Warranties; Recourse Limitations.

(a)            None of the representations or warranties contained herein or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties contained herein shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.

(b)            Any opinion, projection, forecast, statement, budget, estimate, advice or other information with respect to the projections, budgets, or estimates of future revenues, results of operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of another Party or its Subsidiaries (collectively, “Projections”) that may have been provided or made available by such Party or its Representatives has been provided on a non-reliance basis without any representation or warranty. Except for the representations and warranties expressly set forth in Article III (as modified by the Black Hills Disclosure Letter), in Article IV (as modified by the NorthWestern Disclosure Letter) or in any certificate delivered by a Party to another Party in accordance with the terms hereof (the “Express Representations”), each Party (i) specifically acknowledges and agrees that none of the Parties or any of their Representatives or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law or in equity), including with respect to such Party or its Subsidiaries or Affiliates or any of their respective businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Projection, and hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) based on, arising out of or relating to any such other representation or warranty or any Projection, (ii) specifically acknowledges and agrees to each other Party’s express disclaimer and negation of any such other representation or warranty or any Projection and of all liability and responsibility for any such other representation or warranty or any Projection, (iii) expressly waives and relinquishes any and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) against any Person (including any other Party) based on, arising out of, relating to or in connection with any Projection or any other information provided by or on behalf of any other Party (including the accuracy, completeness or materiality thereof), and (iv) agrees that the sole recourse under this Agreement shall be against the other Parties hereto and that no other Person (including the Representatives or shareholders of the other Parties) shall have any liability or obligation (and, in furtherance thereof, hereby expressly waives and relinquishes any and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) against any such Person) based on, arising out of, relating to or in connection this Agreement (or the negotiation, execution, performance or subject matter of this Agreement) or the Transactions (including for any alleged nondisclosure or misrepresentations made by any such Person). Each Party acknowledges and agrees that it has conducted to its satisfaction its own independent investigation of the Transactions and, in making its determination to enter into this Agreement and proceed with the Transactions, has relied solely on the Express Representations, and except for such Express Representations, it has not relied on, or been induced by, any representation, warranty or other statement of or by any other Party (or the Affiliates or other Representatives of any Party) or any other Person, including any Projection, in determining to enter into this Agreement and proceed with the Transactions.

Section 9.02         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by email (with written confirmation of transmission), if sent on or prior to 5:00 p.m. Mountain Time on a Business Day, otherwise at 9:00 a.m. Mountain Time on the next succeeding Business Day, or (c) on the scheduled date of delivery, if sent by an internationally recognized express courier with guaranteed delivery (with written confirmation of receipt), if delivered on or prior to 5:00 p.m. Mountain Time on a Business Day, otherwise at 9:00 a.m. Mountain Time on the next succeeding Business Day, at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

To NorthWestern:

NorthWestern Energy Group, Inc.
208 N. Montana Ave., Suite 200
Helene, MT 59601
Attention:	Shannon M. Heim, General Counsel
Email:	shannon.heim@northwestern.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention:	John G. Klauberg
R. Alec Dawson
Andrew L. Milano
Email:	john.klauberg@morganlewis.com
alec.dawson@morganlewis.com
andrew.milano@morganlewis.com

To Black Hills or Merger Sub:

Black Hills Corporation
7001 Mount Rushmore Road
Rapid City, South Dakota 57702
Attention:	Chief Financial Officer
Email:	Kim.Nooney@blackhillscorp.com

with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention:	John Marcil
Mike Stanchfield
Brandon Mason
Email:	john.marcil@faegredrinker.com
mike.stanchfield@faegredrinker.com
brandon.mason@faegredrinker.com

Section 9.03         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.03 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 9.04         Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or email in .pdf format), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.05         Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Black Hills Disclosure Letter, the NorthWestern Disclosure Letter and the exhibits hereto and other instruments referred to herein, and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties with respect to the Merger. Except (a) after the Effective Time, the rights of NorthWestern’s stockholders to receive the Merger Consideration and payments, and the rights of the holders of NorthWestern Equity Awards to receive the Assumed Equity Awards, in each case pursuant to Article II, and (b) after the Effective Time, as expressly provided in Section 6.08, each Party agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 9.06         Governing Law. This Agreement, and all Claims or causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflict of laws, except to the extent any mandatory provisions of the South Dakota Business Corporation Act govern.

Section 9.07         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.08         Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages (including Benefit of the Bargain Damages), even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other Transactions, in any court referred to in Section 9.09, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the End Date shall automatically be extended by the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved. While a Party may simultaneously pursue both a grant of specific performance, injunction or other equitable remedies under this Section 9.08 and the payment of the Black Hills Termination Fee or the NorthWestern Termination Fee under Section 8.02, under no circumstances shall a Party be permitted or entitled to receive both a grant of specific performance of the obligation to consummate the Transactions pursuant to which Closing actually occurs and monetary damages in connection with this Agreement of any termination thereof, including all or any portion of the Black Hills Termination Fee or the NorthWestern Termination Fee, as applicable.

Section 9.09         Jurisdiction; Venue. All Claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the Delaware Court of Chancery (or, if such court does not have subject matter jurisdiction, any federal or state court in the State of Delaware, to whose jurisdiction and venue the Parties unconditionally consent and submit), and any appellate court therefrom. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of Claims arising out of this Agreement in such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum. Each of the Parties agrees that a final judgment in any such Claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 hereof shall be effective service of process for any Claim brought against such Party in any such court.

Section 9.10         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Article X

DEFINITIONS AND INTERPRETATION

Section 10.01         Certain Defined Terms. For purposes of this Agreement, each of the following terms has the meaning specified in this Section 10.01:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to Black Hills or NorthWestern, as applicable, than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not include any provision calling for an exclusive right to negotiate with any Party to this Agreement or otherwise conflicting with the obligations of any Party under this Agreement and shall permit the disclosures contemplated by Section 5.06 or Section 5.07.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract, as trustee or executor, or otherwise.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Laws applicable to Black Hills and its Affiliates or NorthWestern and its Affiliates, as applicable, concerning or relating to bribery or corruption.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Equity Awards” means NewCo equity awards issued in consideration, substitution, adjustment or conversion of NorthWestern Equity Awards pursuant to Section 2.03(a).

“Black Hills Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, and (b) any other plan, program, policy, Contract (including consulting or employment Contract), or arrangement providing for bonus, incentive or deferred compensation or equity or equity-based compensation, severance, change-in control, retention or termination pay, compensation, pension, retirement, savings, insurance, fringe benefits, welfare or other benefit, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Black Hills or any Black Hills Subsidiary for the benefit of any Black Hills Personnel (or any spouse, dependent or beneficiary of any such individual), or for which Black Hills or any Black Hills Subsidiary has any direct or indirect liability, excluding any multiemployer plan, as defined in Section 3(37) of ERISA.

“Black Hills Commonly Controlled Entity” means any Person that, together with Black Hills, is treated as a single employer under Section 414 of the Code.

“Black Hills Equity Awards” means Black Hills PSU Awards, Black Hills Share Equivalent Awards and awards of Black Hills Restricted Shares.

“Black Hills Material Adverse Effect” means any Change that has had or would reasonably be expected to have, individually or in the aggregate with all other Changes, a material adverse effect on the business, financial condition or results of operations of Black Hills and the Black Hills Subsidiaries, taken as a whole, excluding any of the following, and any Change to the extent it results from or arises out of any of the following: (a) any change or condition generally affecting any industry in which Black Hills or any Black Hills Subsidiary operates, including electric or natural gas generating, transmission or distribution industries; (b) any change generally affecting economic, social, legislative or political conditions, any change generally affecting any securities, credit, financial or other capital markets, or any change in prevailing interest rates, tariffs, or trade regulations, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (c) any failure in and of itself by Black Hills or any Black Hills Subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may, if not otherwise excluded from being, or being taken into account in determining whether, a Black Hills Material Adverse Effect has occurred or would reasonably be expected to occur, be deemed to constitute, or be taken into account in determining whether there has or will be, a Black Hills Material Adverse Effect); (d) the announcement, negotiation, execution, delivery or performance of this Agreement or the consummation of the Merger, including (i) any action taken by Black Hills or any Black Hills Subsidiary that is expressly required pursuant to this Agreement, or is consented to in writing by NorthWestern, or the failure to take any action specifically prohibited by this Agreement (in each case, excluding any such actions required to be taken or not taken pursuant to Section 5.01) or (ii) any adverse change in supplier, employee, regulatory, partner or similar relationships resulting therefrom (except that this clause (d) shall not apply with respect to the representations or warranties in Section 3.05); (e) the market for commodities, including any change in the price or availability of commodities; (f) any change in and of itself in the market price or trading volume of shares of Black Hills Common Stock on the NYSE (it being understood that the facts or occurrences giving rise to or contributing to such change may, if not otherwise excluded from being, or being taken into account in determining whether, a Black Hills Material Adverse Effect has occurred or would reasonably be expected to occur, be deemed to constitute, or be taking into account in determining whether there has or will be, a Black Hills Material Adverse Effect); (g) any change or proposed change after the date hereof in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, any civil unrest, or any escalation or worsening of any of the foregoing; (i) any public health emergency (including any epidemic or pandemic); (j) any hurricane, snow storm or blizzard, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development; (k) any change in credit rating or outlook (other than a change to a rating, or an outlook contemplating a change to a rating, below investment grade) (it being understood that the facts or occurrences giving rise to or contributing to such change may, if not otherwise excluded from being, or being taken into account in determining whether, a Black Hills Material Adverse Effect has occurred or would reasonably be expected to occur, be deemed to constitute, or be taking into account in determining whether there has or will be, a Black Hills Material Adverse Effect) or (l) any change or effect arising from any requirements imposed by or commitment offered to any Governmental Entities as a condition to obtaining the Required Statutory Approvals; provided, however, that any Change set forth in clause (a), (b), (e), (g), (h) or (i) above may be taken into account in determining whether a Black Hills Material Adverse Effect has occurred solely to the extent such Change has or would reasonably be expected to have a disproportionate adverse effect on Black Hills and the Black Hills Subsidiaries, taken as a whole, as compared to other participants in the industries in which Black Hills and its Subsidiaries operate (in which case, only the incremental disproportionate impact of such Change may be taken into account in determining whether there has been, or would be, a Black Hills Material Adverse Effect, to the extent such Change is not otherwise excluded from being taken into account under this definition).

“Black Hills Non-Employee Director Equity Compensation Plan” means the Black Hills Non-Employee Director Equity Compensation Plan, a sub-plan within the Black Hills Stock Plan.

“Black Hills Prior Nonqualified Deferred Compensation Plan” means the Black Hills Nonqualified Deferred Compensation Plan (As Amended and Restated effective January 1, 2011).

“Black Hills Personnel” means any current or former director, officer or employee of Black Hills or any Black Hills Subsidiary.

“Black Hills Post-2018 Nonqualified Deferred Compensation Plan” means the Black Hills Amended & Restated Post-2018 Nonqualified Deferred Compensation Plan.

“Black Hills PSU Award” means each award of performance-based vesting restricted stock units relating to Black Hills Common Stock granted under the Black Hills Stock Plan.

“Black Hills Restricted Shares” means each unvested restricted share of Black Hills Common Stock issued under the Black Hills Stock Plan.

“Black Hills Share Equivalent Award” means each award of restricted stock units, phantom stock or other share equivalents (in each case other than Black Hills PSU Awards) related to Black Hills Common Stock granted by Black Hills to Black Hills Personnel, including under the Black Hills Stock Plan. Black Hills Share Equivalent Awards consist of (a) director phantom stock units granted under the Outside Directors Stock Based Compensation Plan, (b) director restricted stock units granted under the Black Hills Non-Employee Director Equity Compensation, (c) deferred restricted stock units granted under the Black Hills Prior Nonqualified Deferred Compensation Plan, accrued dividend equivalents under Black Hills Equity Awards, and (d) Black Hills STIP Awards that have been deferred under the Black Hills Post-2018 Nonqualified Deferred Compensation Plan.

“Black Hills STIP Award” a “cash-based award” granted under the Black Hills Stock Plan pursuant to Black Hills’s annual short-term incentive plan.

“Black Hills Stock Plan” means the Black Hills Corporation Amended and Restated 2015 Omnibus Incentive Plan.

“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which Federal Reserve Banks are closed.

“Change” means any fact, circumstance, effect, change, event or development.

“Claim” means any demand, claim, suit, action, investigation, complaint, indictment, legal proceeding (whether at law or in equity, civil, criminal, administrative or investigative) or arbitration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, arrangement, commitment, understanding, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

“Designated Person” means any Person listed on a Sanctions List.

“Disclosure Letters” means, collectively, the Black Hills Disclosure Letter and the NorthWestern Disclosure Letter.

“Environmental Claim” means any Claim, investigation or written notice by any Person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or responsibility arising out of, based on or resulting from (a) the presence or Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by Black Hills, any Black Hills Subsidiary, NorthWestern or any NorthWestern Subsidiary, or (b) any violation or alleged violation of Environmental Law or any Environmental Permit.

“Environmental Laws” means all applicable Laws relating to pollution or protection of or damage to the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species, the climate or human health and safety as it relates to exposure to hazardous or toxic materials, including Laws relating to Releases of, or exposure to Hazardous Materials, and to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Equity Awards” means Black Hills Equity Awards and NorthWestern Equity Awards.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Good Utility Practice” means (a) any of the practices, methods and acts engaged in or approved by a significant portion of the electric or natural gas utility industries, as applicable, during the relevant time period or (b) any of the practices, methods or acts that, in the exercise of reasonable, good faith judgment in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; provided that Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others but rather to be acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or nongovernmental body administering, regulating, or having general oversight over any energy-related markets, or any court, arbitrator, arbitration panel or similar judicial body.

“Hazardous Materials” means (a) petroleum, coal tar and other hydrocarbons and any derivatives or by-products, coal, coal combustion products, residues, or emissions, fly ash, bottom ash, flue gas desulfurization material, explosive or radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, per- and polyfluoroalkyl substances, urea formaldehyde insulation, chlorofluorocarbons and other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person and (e) all guarantees or other assumptions of liability for any of the foregoing.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign trademarks, service marks, service names, internet domain names, trade dress and trade names, and all goodwill associated therewith and symbolized thereby, patents and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, trade secrets, know how, registered and unregistered copyrights and works of authorship, including software, and proprietary rights in data and databases to the extent recognized in any given jurisdiction, and registrations and applications for registration of any of the foregoing.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment or systems.

“Judgment” means a judgment, order, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Knowledge” means (i) with respect to Black Hills, the actual knowledge of the individuals listed in Section 10.01 of the Black Hills Disclosure Letter and (ii) with respect to the NorthWestern, the actual knowledge of the individuals listed in Section 10.01 of the NorthWestern Disclosure Letter.

“Law” means any domestic or foreign, federal, state, provincial or local statute, law (including common law), ordinance, code, rule, binding administrative interpretation, regulation, injunction, directive, Judgment or other requirement of any Governmental Entity, including the rules and regulations of the NYSE and Nasdaq, the FERC, and applicable “state commissions” as defined in 18 C.F.R. § 1.101(k).

“Nasdaq” means the Nasdaq Stock Market.

“NorthWestern Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, and (b) any other plan, program, policy, Contract (including consulting or employment Contract), or arrangement providing for bonus, incentive or deferred compensation or equity or equity-based compensation, severance, change-in control, retention or termination pay, compensation, pension, retirement, savings, insurance, fringe benefits, welfare or other benefit, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by NorthWestern or any NorthWestern Subsidiary for the benefit of any NorthWestern Personnel (or any spouse, dependent or beneficiary of any such individual), or for which NorthWestern or any NorthWestern Subsidiary has any direct or indirect liability, excluding any multiemployer plan, as defined in Section 3(37) of ERISA.

“NorthWestern Commonly Controlled Entity” means any Person that, together with NorthWestern, is treated as a single employer under Section 414 of the Code.

“NorthWestern Deferred Equity Awards” include (A) NorthWestern Equity Awards that are designated as under the “Executive Retirement/Retention Program,” and (B) any other awards under the NorthWestern Stock Plan the payment or settlement of which is deferred beyond the year of vesting and not accelerated to a NorthWestern change in control pursuant to its terms (including under the deferral provisions of any deferred compensation plan or arrangement of NorthWestern).

“NorthWestern Equity Awards” means NorthWestern restricted share units, NorthWestern performance units, NorthWestern executive retirement/retention program awards, and other NorthWestern equity or equity-based awards relating to NorthWestern Common Stock granted under the NorthWestern Stock Plan (including, without limitation, those payable on a deferred basis).

“NorthWestern Material Adverse Effect” means any Change that has had or would reasonably be expected to have, individually or in the aggregate with all other Changes, a material adverse effect on the business, financial condition or results of operations of NorthWestern and the NorthWestern Subsidiaries, taken as a whole, excluding any of the following, and any Change to the extent it results from or arises out of any of the following: (a) any change or condition generally affecting any industry in which NorthWestern or any NorthWestern Subsidiary operates, including electric or natural gas generating, transmission or distribution industries; (b) any change generally affecting economic, social, legislative or political conditions, any change generally affecting any securities, credit, financial or other capital markets, or any change in prevailing interest rates, tariffs, or trade regulations, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (c) any failure in and of itself by NorthWestern or any NorthWestern Subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may, if not otherwise excluded from being, or being taken into account in determining whether, a NorthWestern Material Adverse Effect has occurred or would reasonably be expected to occur, be deemed to constitute, or be taken into account in determining whether there has or will be, a NorthWestern Material Adverse Effect); (d) the announcement, negotiation, execution, delivery or performance of this Agreement or the consummation of the Merger, including (i) any action taken by NorthWestern or any NorthWestern Subsidiary that is expressly required pursuant to this Agreement, or is consented to in writing by Black Hills, or the failure to take any action specifically prohibited by this Agreement (in each case, excluding any such actions required to be taken or not taken pursuant to Section 5.02) or (ii) any adverse change in supplier, employee, regulatory, partner or similar relationships resulting therefrom (except that this clause (d) shall not apply with respect to the representations or warranties in Section 4.05); (e) the market for commodities, including any change in the price or availability of commodities; (f) any change in and of itself in the market price or trading volume of shares of NorthWestern Common Stock on Nasdaq (it being understood that the facts or occurrences giving rise to or contributing to such change may, if not otherwise excluded from being, or being taken into account in determining whether, a NorthWestern Material Adverse Effect has occurred or would reasonably be expected to occur, be deemed to constitute, or be taking into account in determining whether there has or will be, a NorthWestern Material Adverse Effect); (g) any change or proposed change after the date hereof in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, any civil unrest, or any escalation or worsening of any of the foregoing; (i)  any public health emergency (including any epidemic or pandemic), (j) any hurricane, snow storm or blizzard, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development; (k) any change in credit rating or outlook (other than a change to a rating, or an outlook contemplating a change to a rating, below investment grade) (it being understood that the facts or occurrences giving rise to or contributing to such change may, if not otherwise excluded from being, or being taken into account in determining whether, a NorthWestern Material Adverse Effect has occurred or would reasonably be expected to occur, be deemed to constitute, or be taking into account in determining whether there has or will be, a NorthWestern Material Adverse Effect) or (l) any change or effect arising from any requirements imposed by or commitment offered to any Governmental Entities as a condition to obtaining the Required Statutory Approvals; provided, however, that any Change set forth in clause (a), (b), (e), (g), (h) or (i) above may be taken into account in determining whether a NorthWestern Material Adverse Effect has occurred solely to the extent such Change has or would reasonably be expected to have a disproportionate adverse effect on NorthWestern and the NorthWestern Subsidiaries, taken as a whole, as compared to other participants in the industries in which NorthWestern and its Subsidiaries operate (in which case, only the incremental disproportionate impact of such Change may be taken into account in determining whether there has been, or would be, a NorthWestern Material Adverse Effect, to the extent such Change is not otherwise excluded from being taken into account under this definition).

“NorthWestern Personnel” means any current or former director, officer or employee of NorthWestern or any NorthWestern Subsidiary.

“NorthWestern Stock Plan” means each of the NorthWestern Energy Group, Inc. Amended and Restated Equity Compensation Plan, the NorthWestern Energy Group, Inc. Officers Deferred Compensation Plan, and the NorthWestern Energy Group, Inc. Deferred Compensation Plan for Non-Employee Directors, and the applicable award agreements thereunder, each of the foregoing as amended, restated and in effect from time to time.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.

“Outside Directors Stock Based Compensation Plan” means Black Hills’s Amended and Restated Outside Directors Stock Based Compensation Plan.

“Permit” means a franchise, license, permit, authorization, variance, exemption, order, registration, clearance or approval of a Governmental Entity.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Data” means information about a natural person where and to the extent protected by applicable Law.

“Regulatory Material Adverse Effect” means any undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures that, individually or in the aggregate, would have or would reasonably be expected to, have a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of NewCo and its Subsidiaries, taken as a whole, after giving effect to the Merger, but measured on a scale relative to the size of NorthWestern and its Subsidiaries taken as a whole, prior to the Merger; provided, however, the approval or imposition of any of the commitments or agreements proposed (in accordance with Section 6.03 and with the joint approval of Black Hills and NorthWestern) in the initial applications submitted in connection with any Filings to obtain any Required Statutory Approval, or any comparable condition, requirement or similar item that is substantively the same or results in substantially the same effect, shall not be deemed to be, or contribute to, a Regulatory Material Adverse Effect.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments).

“Representatives” means with respect to a Person, such Person’s Affiliates and any of such Person’s and such Person’s Affiliates’ respective officers, directors, principals, partners, managers, employees, consultants, service providers, attorneys, accountants, agents, financial advisors, or other authorized representatives.

“Requisite State Commissions” means the Montana Public Service Commission, the Nebraska Public Service Commission, the South Dakota Public Utilities Commission and, if required, the Arkansas Public Service Commission.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions” means (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by OFAC, (b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, and (c) economic or financial sanctions imposed, administered or enforced from time to time by the United Nations Security Council, the European Union, or His Majesty’s Treasury.

“Sanctions List” means any of the lists of specially designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or any similar list maintained by any other U.S. Governmental Entity, the United Nations Security Council, the European Union, or His Majesty’s Treasury, in each case as the same may be amended, supplemented or substituted from time to time.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Law” means any Law relating to Taxes.

“Tax Return” means all returns, declarations, statements, reports, claims for refund, elections, estimated Tax filings, forms and information returns or other documents filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules or attachments thereto, and any amendments thereof.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, other like assessments or charges in the nature of a tax imposed by a Governmental Entity including any income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and license, registration and documentation fees, severance, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or otherwise.

Section 10.02         Index of Other Defined Terms. In addition to the defined terms set forth in Section 10.01, each of the following capitalized terms has the respective meaning specified in the Section set forth opposite such term below:

Term	Section
ACA	3.09(c)
Agreement	Preamble
Assumed Equity Award	2.03(a)
Bankruptcy and Equity Exceptions	3.04(b)3.04(c)
Benefit of the Bargain Damages	8.02(a)
Black Hills	Preamble
Black Hills Adverse Recommendation Change	5.06(b)
Black Hills Articles	3.01
Black Hills Board	Recitals
Black Hills Board Recommendation	3.04(a)
Black Hills Bylaws	3.01
Black Hills Common Stock	2.01(b)(i)
Black Hills Competing Agreement	5.06(b)
Black Hills Competing Proposal	5.06(g)(i)
Black Hills Designees	Exhibit C
Black Hills Disclosure Letter	Article III
Black Hills Equity Securities	3.03(b)
Black Hills Financial Statements	3.06(a)
Black Hills Indebtedness Increase	3.04(c)
Black Hills Indemnified Parties	6.08(a)
Black Hills Insurance Policies	3.18
Black Hills Intervening Event	5.06(g)(iii)
Black Hills Material Contract	3.15(b)
Black Hills Preferred Stock	3.03(a)
Black Hills Proceedings	5.04(a)
Black Hills Real Property	3.16
Black Hills Recommendation Change Notice	5.06(c)
Black Hills Reports	3.06(a)
Black Hills Required Statutory Approvals	3.05(b)(iii)
Black Hills Risk Management Guidelines	5.01(b)(xvii)
Black Hills Share Issuance	2.02(a)
Black Hills Shareholder Approval	3.04(c)
Black Hills Shareholder Meeting	3.04(a)
Black Hills Subsidiaries	3.01
Black Hills Tax Certificate	6.13(c)
Black Hills Tax Counsel	6.13(b)
Black Hills Termination Fee	8.02(b)(i)
Black Hills Third Party	5.06(g)(i)
Black Hills Third Party Consents	3.05(a)
Black Hills Title IV Plan	3.09(d)
Black Hills Union Contracts	3.10
Black Hills Voting Debt	3.03(b)
Book-Entry Share	2.02(b)(iv)
Certificate	2.02(b)(i)
Certificate of Merger	1.03
Charter Amendment	1.05(a)
Closing	1.02
Closing Date	1.02

Term	Section
Common Shares Trust	2.02(i)
Confidentiality Agreement	6.02(b)
Consent	3.05(b)
Continuing Employee	6.10(b)
Controlled Group Liability	3.09(d)
DGCL	1.01
Effective Time	1.03
End Date	8.01(b)(i)
Environmental Permit	3.14(a)
Excess Shares	2.02(i)
Exchange Act	3.05(b)(i)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(b)(i)
Express Representations	9.01(b)
FCC	3.21(c)
FERC	3.05(b)(iii)
Filing	3.05(b)
Final Order	7.01(b)
Form S-4	6.01(a)
FPA	3.05(b)(iii)
Fractional Share Cash	2.02(i)
GAAP	3.06(a)
HSR Act	3.05(b)(ii)
Indemnified Parties	6.08(a)
IRS	3.09(b)
Legal Restraint	7.01(c)
Liens	3.02(a)
Maximum Amount	6.08(c)
Merger	1.01
Merger Consideration	2.01(b)(i)
Merger Sub	Preamble
Merger Sub Stockholder Consent	3.04(b)

Term	Section
Multiemployer Plan	3.09(e)
Multiple Employer Plan	3.09(e)
NERC	3.21(c)
New Benefit Plans	6.10(a)
NewCo	Recitals
NewCo Board	1.07(a)
NewCo’s Exchange	6.12
NorthWestern	Preamble
NorthWestern Adverse Recommendation Change	5.07(b)
NorthWestern Board	Recitals
NorthWestern Board Recommendation	4.04(a)
NorthWestern Bylaws	4.01
NorthWestern Certificate	4.01
NorthWestern Common Stock	2.01(a)
NorthWestern Competing Agreement	5.07(b)
NorthWestern Competing Proposal	5.07(g)(i)
NorthWestern Designees	Exhibit C
NorthWestern Disclosure Letter NorthWestern ESPP	Article IV 2.03(b)
NorthWestern Equity Securities	4.03(b)
NorthWestern Financial Statements	4.06(a)
NorthWestern Indemnified Parties	6.08(a)
NorthWestern Insurance Policies	4.18
NorthWestern Intervening Event	5.07(g)(iii)
NorthWestern Material Contract	4.15(b)
NorthWestern Preferred Stock	4.03(a)
NorthWestern Proceedings	5.04(b)
NorthWestern Real Property	4.16
NorthWestern Recommendation Change Notice	5.07(c)
NorthWestern Reports	4.06(a)
NorthWestern Required Statutory Approvals	4.05(b)(iii)
NorthWestern Risk Management Guidelines	5.02(b)(xvii)
NorthWestern Stockholder Approval	4.04(b)
NorthWestern Stockholder Meeting	4.04(a)
NorthWestern Subsidiaries	4.01
NorthWestern Surviving Corporation	1.01
NorthWestern Tax Certificate	6.13(c)
NorthWestern Tax Counsel	6.13(b)
NorthWestern Termination Fee	8.02(b)(iii)
NorthWestern Third Party	5.07(g)(i)
NorthWestern Third Party Consents	4.05(a)
NorthWestern Title IV Plan	4.09(b)
NorthWestern Union Contracts	4.10
NorthWestern Voting Debt	4.03(b)
Parties	Preamble
PBGC	3.09(d)
Projections	9.01(b)
Proxy Statement/Prospectus	6.01(a)

Term	Section
PUHCA 2005	3.21(a)
Reorganization Treatment	6.13(a)
Required Statutory Approvals	4.05(b)(iii)
SEC	3.05(b)(i)
Securities Act	3.05(b)(i)
Stock Merger Consideration	2.02(a)
Superior Black Hills Proposal	5.06(g)(ii)
Superior NorthWestern Proposal	5.07(g)(ii)
Takeover Statute	3.13
Tax Opinion	6.13(b)
Third Party Consents	4.05(a)
Transaction Litigation	6.04
Transactions	Recitals
WARN	3.10
Willful Breach	8.02(e)

Section 10.03         Interpretation.

(a)            Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b)            Dollars. Unless otherwise specifically indicated, any reference herein to $ means U.S. dollars.

(c)            Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)            Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)            Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f)            Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)            Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h)            References to Laws. Reference to any Law shall be deemed to refer to such Law as codified, reenacted, or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder.

(i)            Persons. References to a Person are also to its permitted successors and assigns.

(j)            Or. Unless otherwise specifically provided herein, the term “or” shall not be deemed to be exclusive.

(k)            Exhibits and Disclosure Letters. Each of Black Hills and NorthWestern may, at its option, include in the Black Hills Disclosure Letter or the NorthWestern Disclosure Letter, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Letters, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of a Disclosure Letter shall be deemed to be referred to and incorporated in any subsection to which it is specifically referenced or cross-referenced and also in all other subsections of such Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other subsections. Any capitalized term used in any Exhibit or any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term herein.

(l)            Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

BLACK HILLS CORPORATION

By:	/s/ Linden R. Evans
	Name:	Linden R. Evans
	Title:	President and Chief Executive Officer

RIVER MERGER SUB INC.

By:	/s/ Linden R. Evans
	Name:	Linden R. Evans
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

NORTHWESTERN ENERGY GROUP, INC.

By:	/s/ Brian B. Bird
	Name:	Brian B. Bird
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

NORTHWESTERN SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

(attached)

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NORTHWESTERN ENERGY GROUP, INC.

(a Delaware corporation)

ARTICLE I

NAME

The name of the corporation is NorthWestern Energy Group, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, 19808. The name of its registered agent at such address is: Corporation Service Company.

ARTICLE III

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares, all of which shall be common stock having a par value of $0.01 per share.

ARTICLE V

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a board of directors. Each director of the Corporation shall serve until the next annual meeting of the stockholders of the Corporation or until their successor is elected and qualified. The number of directors of the Corporation shall be such number as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the board of directors.

ARTICLE VI

LIABILITY AND INDEMNITY

Section 6.01. Limitation of Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation, except to the extent that such elimination or limitation of liability is not permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended.

Section 6.02. Right to Indemnification. To the fullest extent permitted by law, the Corporation shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that such person, or the person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans (any such person, an “Indemnitee”), against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement (“expenses”) actually and reasonably incurred by such person in connection with such proceeding; provided, however, that except as otherwise provided in Section 6.04, the Corporation shall only be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person if the commencement of such proceeding (or part thereof) was authorized by the board of directors.

Section 6.03. Prepayment of Expenses. The Corporation shall pay the expenses incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided that, to the extent required by law, the payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article VI or otherwise. The Corporation may pay the expenses incurred by any other person in defending any proceeding in advance of its final disposition upon such terms and conditions as the board of directors deems appropriate.

Section 6.04. Claims. If a claim for indemnification or advancement of expenses under Section 6.02 or Section 6.03 is not paid in full within sixty days after a written claim therefor by an Indemnitee has been received by the Corporation, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 6.05. Repeal or Modification. Any amendment, repeal or modification of the provisions of this Article VI or applicable law shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring before the time of such amendment, repeal or modification regardless of whether the proceeding is brought or threatened before or after the time of such amendment, repeal or modification.

Section 6.06. Non-Exclusivity of Rights. The right to indemnification and advancement of expenses conferred on any person by this Article VI shall not be exclusive of any other rights such person may have or acquire under any other provision hereof, the bylaws of the Corporation or by law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.07. Survival of Rights. The right to indemnification and prepayment of expenses conferred on any person by this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 6.08. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against any liability or expenses incurred by such person in connection with a proceeding, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI or by law.

Section 6.09. Other Sources. The Corporation’s obligation, if any, to indemnify or advance expenses to any Indemnitee who was or is serving at the Corporation’s request as a director or officer of another corporation or a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 6.10. Other Indemnification and Advancement of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the board of directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware in force at the time may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

EXHIBIT B

NORTHWESTERN SURVIVING CORPORATION BYLAWS

(attached)

AMENDED AND RESTATED BYLAWS
OF
NORTHWESTERN ENERGY GROUP, INC.

(Effective as of [●])

Article I
OFFICES, CORPORATE SEAL

Section 1.01.         Registered Office. The registered office of NorthWestern Energy Group, Inc., a Delaware corporation (the “Corporation”), in Delaware shall be at the address set forth in the Certificate of Incorporation or in the most recent amendment of the Certificate of Incorporation or in a certificate filed with the Secretary of State of the State of Delaware changing the registered office.

Section 1.02.         Other Offices. The Corporation may have such other offices, within or without the State of Delaware, as the directors of the Corporation (the “Board of Directors”) shall, from time to time, determine.

Section 1.03.         Corporate Seal. The Corporation shall have no seal.

Article II
MEETINGS OF STOCKHOLDERS

Section 2.01.         Place and Time of Meetings. All meetings of the stockholders shall be held at such place as may be designated from time to time by the Board of Directors and, in the absence of such designation, shall be held at the principal executive office of the Corporation. The Board of Directors shall designate the time of day for each meeting of the stockholders and, in the absence of such designation, every meeting of stockholders shall be held at ten o’clock a.m. local time at the place of such meeting. Notwithstanding the foregoing, the Board of Directors may determine that the meeting shall not be held at any place, but may instead be held by means of remote communication.

Section 2.02.         Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting, the Corporation shall hold annual meetings of stockholders on such date and at such time as shall be designated from time to time by the Board of Directors. If an annual meeting is held, then at such meeting the stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting. If a written consent electing directors is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

Section 2.03.         Special Meetings. Special meetings of the stockholders, called by the Board of Directors or the Chief Executive Officer, may be held at any time and for any purpose or purposes, unless otherwise prescribed by statute. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice thereof (except to the extent that such notice is waived or is not required as provided in the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) or these Bylaws).

1

Section 2.04.         Quorum, Adjourned Meetings. Stockholders may take action on a matter at a meeting only if a quorum exists with respect to that matter. Except as otherwise provided by statute or by the Certificate of Incorporation, the holders of a majority of the shares entitled to vote at the meeting, and who are present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Once a share is represented for any purpose at a meeting (other than solely to object (i) to holding the meeting or transacting business at the meeting, or (ii) (if it is a special meeting) to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice), it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

Section 2.05.         Voting. Unless otherwise provided in the Delaware General Corporation Law or in the Corporation’s Certificate of Incorporation, and subject to the other provisions of these Bylaws, each stockholder shall be entitled to one vote on each matter, in person or by proxy, for each share of the Corporation’s capital stock that has voting power and that is held by such stockholder. Cumulative voting shall not be allowed in the election of directors or for any other reason. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed appointment of proxy shall be irrevocable if the appointment form states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

Section 2.06.         Required Vote. When a quorum is present at any meeting of stockholders, all matters shall be determined, adopted and approved by the affirmative vote (which need not be by ballot) of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote with respect to the matter, unless the proposed action is one upon which, by express provision of the Delaware General Corporation Law, or other applicable law, or of the Certificate of Incorporation, a different vote is specified and required, in which case such express provision shall govern and control with respect to that vote on that matter. If the Certificate of Incorporation provides for more or less than one vote for any share, on any matter, every reference in these Bylaws to a majority or other proportion of stock, voting stock or shares shall refer to a majority or other proportion of the votes of such stock, voting stock or shares. Where a separate vote by a class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class. Notwithstanding the foregoing, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

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Section 2.07.         Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty days nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, unless the Board of Directors fixes a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the Delaware General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Section 213(b) of the Delaware General Corporation Law. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 2.08.         List of Stockholders. After the record date for a meeting of stockholders has been fixed, at least ten days before such meeting, the officer who has charge of the stock ledger of the Corporation shall make a list of all stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder (but not the electronic mail address or other electronic contact information, unless the Board of Directors so directs) and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then such list shall also, for the duration of the meeting, be produced and kept open to the examination of any stockholder who is present at the time and place of the meeting. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

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Section 2.09.         Notice of Meetings. Notice of any meeting of stockholders, stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and (if it is a special meeting) the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting (except to the extent that such notice is waived or is not required as provided in the Delaware General Corporation Law or these Bylaws). Such notice shall be given in accordance with, and shall be deemed effective as set forth in, Sections 222 and 232 (or any successor section or sections) of the Delaware General Corporation Law.

Section 2.10.         Waiver of Notice. Whenever the giving of any notice is required by statute, the Certificate of Incorporation or these Bylaws, a written waiver thereof signed by the person or persons entitled to said notice, or a waiver thereof by electronic transmission by the person entitled to said notice, delivered to the Corporation, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance of a stockholder at a meeting shall constitute a waiver of notice (i) of such meeting, except when the stockholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (ii) (if it is a special meeting) of consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the stockholder objects to considering the matter at the beginning of the meeting.

Section 2.11.         Written Action. Any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting, without prior notice and without a vote, if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the stockholders entitled to take action without a meeting, and delivered to the Corporation in the manner prescribed by the Delaware General Corporation Law for inclusion in the minute book. No consent shall be effective to take the corporate action specified unless the number of consents required to take such action are delivered to the Corporation within sixty days of the delivery of the earliest-dated consent. A telegram, cablegram or other electronic transmission, including e-mail, consenting to such action and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 2.11, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is delivered to the Corporation in accordance with Section 228(d)(1) of the Delaware General Corporation Law. Written notice of the action taken shall be given in accordance with the Delaware General Corporation Law to all stockholders who do not participate in taking the action who would have been entitled to notice if such action had been taken at a meeting having a record date on the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 2.12.         Remote Communication. If authorized by the Board of Directors, and subject to such guidelines as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders and be deemed present in person and vote at such meeting whether such meeting is held at a designated place or solely by means of remote communication, provided that (i) the Corporation implements reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation implements reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action is maintained by the Corporation.

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Article III
DIRECTORS

Section 3.01.         General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, subject to any limitation set forth in the Certificate of Incorporation or as otherwise may be provided in the Delaware General Corporation Law.

Section 3.02.         Number. The number of directors of the Corporation shall be established from time to time by the stockholders and the Board of Directors but in no case shall the number of directors be less than one.

Section 3.03.         Nomination and Term of Office. The Board of Directors shall nominate candidates to stand for election as directors; and other candidates also may be nominated by any Corporation stockholder, provided such other nomination(s) are submitted in writing to the Secretary of the Corporation, or such other officer of the Corporation as may be designated by the Board of Directors, no later than ninety days prior to the meeting of stockholders at which such directors are to be elected, together with the identity of the nominator and the number of shares of the Corporation’s stock owned, directly or indirectly, by the nominator. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3.08 hereof, and each director elected shall hold office until such director’s successor is elected and qualified or until the director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.04.         Board Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by any director on one day’s notice to each other director, either personally or by telephone, express delivery service (so that the scheduled delivery date of the notice is at least one day in advance of the meeting), telegram, facsimile transmission, electronic mail (effective when directed to an electronic mail address of the director), or other electronic transmission, as defined in Section 232(c) (or any successor section) of the Delaware General Corporation Law (effective when directed to the director), and on five days’ notice by mail (effective upon deposit of such notice in the mail). The notice need not describe the purpose of a special meeting.

Section 3.05.         Waiver of Notice. A director may waive any notice required by statute, the Certificate of Incorporation or these Bylaws before or after the date and time stated in the notice. Except as set forth below, the waiver must be in writing, signed by the director entitled to the notice, or made by electronic transmission by the director entitled to the notice, and delivered to the Corporation for inclusion in the minute book. Notwithstanding the foregoing, a director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

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Section 3.06.         Quorum. A majority of the directors holding office immediately prior to a meeting of the Board of Directors shall constitute a quorum for the transaction of business at such meeting. The vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these Bylaws.

Section 3.07.         Remote Communications. Members of the Board of Directors may participate in a meeting of the Board of Directors by any communication by means of which all participating directors can simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

Section 3.08.         Vacancies; Newly Created Directorships. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. The previous sentence notwithstanding, whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by the affirmative vote of a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until the next election of directors of the class to which such director was appointed, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal. In the event that one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next election of directors, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

Section 3.09.         Removal. Any or all of the directors may be removed from office at any time, with or without cause, in accordance with Section 141(k) of the Delaware General Corporation Law.

Section 3.10.         Written Action. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board of Directors. The action must be evidenced by one or more consents in writing or by electronic transmission describing the action taken, signed by each director, and delivered to the Corporation for inclusion in the minute book.

Section 3.11.         Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present and not disqualified from voting, whether or not such member or members constitute a quorum, may, by unanimous vote, appoint another member of the Board of Directors to act at the meeting in the place of such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation; but no such committee shall have the power or authority in reference to approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or adopting, amending or repealing any Bylaw of the Corporation; and unless the resolution designating the committee, these Bylaws or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors, when required. Unless otherwise specified in the resolution of the Board of Directors appointing the committee, all provisions of the Delaware General Corporation Law and these Bylaws relating to meetings, action without meetings, notice (and waiver thereof), and quorum and voting requirements of the Board of Directors apply, as well, to such committees and their members. Unless otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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Section 3.12.         Compensation. The Board of Directors shall from time to time determine the amount and type of compensation to be paid to directors for their service on the Board of Directors and its committees. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Article IV
OFFICERS

Section 4.01.         Offices Created; Election. The Corporation shall have such officers as the Board of Directors, the Chief Executive Officer, if any, or the President, if any, from time to time may elect; provided, however, that the Chief Executive Officer and the President shall be elected by the Board of Directors. Any number of offices or functions of those offices may be held or exercised by the same person. The Board of Directors, the Chief Executive Officer or the President may elect officers at any time.

Section 4.02.         Term of Office. Each officer shall hold office until his or her successor has been elected and qualified, unless a different term is specified at the time such officer is elected, or until his or her earlier death, resignation or removal.

Section 4.03.         Removal of Officers. Any officer may be removed from office at any time, with or without cause, by the Board of Directors, the Chief Executive Officer or the President; provided, however, that the Chief Executive Officer or the President shall be removed only by the Board of Directors.

Section 4.04.         Resignation. An officer may resign at any time by giving written notice to the Corporation. A resignation will be effective upon its receipt by the Corporation unless the resignation specifies that it is to be effective at some later time or upon the occurrence of some specified later event.

Section 4.05.         Vacancies. A vacancy in any office may be filled by the Board of Directors, the Chief Executive Officer or the President; provided, however, that any vacancy in the office of Chief Executive Officer shall be filled, if at all, by the Board of Directors.

Section 4.06.         Powers. Unless otherwise specified by the Board of Directors, each officer shall have those powers and shall perform those duties that are (i) set forth in these Bylaws (if any are so set forth), (ii) specified at the time such officer is elected or in any subsequent resolution or document with respect to such officer’s duties authorized by the Board of Directors, the Chief Executive Officer or the President or (iii) commonly incident to the office held. An officer elected or appointed pursuant to Section 4.01 may, without the approval of the Board of Directors, the Chief Executive Officer or the President, as applicable, delegate some or all of the duties and powers of an office to other persons.

Section 4.07.         Chief Executive Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Executive Officer, if any: (i) shall have general active management of the business of the Corporation; (ii) shall see that all orders and resolutions of the Board of Directors are carried into effect; and (iii) shall perform such other duties as from time to time may be assigned by the Board of Directors. If at any time the Corporation does not have a President, or the President is absent, disqualified from acting, unable to act or refuses to act, then the Chief Executive Officer shall have the powers and authority of the President under the Delaware General Corporation Law and these Bylaws.

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Section 4.08.         Chief Financial Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Financial Officer, if any: (i) shall cause to be kept accurate financial records for the Corporation; (ii) shall render to the Chief Executive Officer, the President and the Board of Directors, whenever requested, an account of all the transactions and of the financial condition of the Corporation; and (iii) shall perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer or the President from time to time.

Section 4.09.         President. The President, if any, shall be subject to the direction and control of the Chief Executive Officer and the Board of Directors and shall have such powers and duties as the Board of Directors or the Chief Executive Officer may assign to the President. If the Chief Executive Officer is absent, disqualified from acting, unable to act or refuses to act, then the President shall have the powers of, and shall perform the duties of, the Chief Executive Officer.

Section 4.10.         Vice Presidents. The Vice Presidents, if any, shall be subject to the direction and control of the Board of Directors, the Chief Executive Officer and the President and shall have such powers and duties as the Board of Directors, the Chief Executive Officer or the President may assign to them.

Section 4.11.         Treasurer. The Treasurer, if any, shall be subject to the direction and control of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer and the President, and shall have such powers and duties as the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the President may assign to the Treasurer.

Section 4.12.         Secretary. The Secretary, if any, shall be subject to the direction and control of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer and the President, and shall have such powers and duties as the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the President may assign to the Secretary.

Section 4.13.         Other Officers. Any other officer elected by the Board of Directors, the Chief Executive Officer or the President shall have those powers and shall perform those duties that are (a) specified at the time such officer is elected or in any subsequent resolution or document with respect to such officer’s duties authorized by the Board of Directors, the Chief Executive Officer or the President and (b) commonly incident to the office held.

Section 4.14.         Compensation. The compensation of officers of the Corporation shall be fixed by the Board of Directors or by any officer or officers authorized by the Board of Directors to prescribe the compensation of such other officers.

Section 4.15.         Fidelity Bonds. The Corporation may secure the fidelity of any or all of its officers or agents by bond or otherwise.

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Article V
CAPITAL STOCK

Section 5.01.         Certificate for Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates, and, if stock is issued in uncertificated form, each holder thereof, shall be entitled upon request to have a certificate (representing the number of shares registered in certificate form) signed in the name of the Corporation by the Chairperson or Vice-Chairperson of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar whose signature or facsimile signature appears on a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 5.02.         Issuance of Shares. The Board of Directors is authorized to cause to be issued shares of the Corporation up to the full amount authorized by the Certificate of Incorporation in such amounts as may be determined by the Board of Directors and as may be permitted by law. No shares shall be allotted except in consideration of cash or other property, tangible or intangible, received or to be received by the Corporation under a written agreement, of services rendered, or of other consideration as may be allowed under Section 152 of the Delaware General Corporation Law.

Section 5.03.         Transfer of Shares. The shares of stock of the Corporation shall be transferable on the books of the Corporation by the holder thereof in person or by his or her attorney upon surrender for cancellation of a certificate or certificates for the same number of shares, or other evidence of ownership if no certificates shall have been issued, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the validity of the signature as the Corporation or its agents may reasonably require. The Board of Directors may appoint one or more transfer agents and registrars to maintain the share records of the Corporation and to effect share transfers on its behalf.

Section 5.04.         Stockholders of Record. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, to receive notifications, to vote as such owner, and to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise may be provided by the Delaware General Corporation Law.

Section 5.05.         Loss of Certificates. Any stockholder claiming a certificate for shares to be lost, stolen or destroyed shall make an affidavit of that fact in such form as the Board of Directors shall require and shall, if the Board of Directors so requires, give the Corporation a bond of indemnity in form, in an amount, and with one or more sureties satisfactory to the Board of Directors, to indemnify the Corporation against any claim which may be made against it on account of the certificate alleged to have been lost, stolen or destroyed or on account of the reissue of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

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Article VI
DIVIDENDS

Section 6.01.         Declaration of Dividends. Subject to the provisions of the Certificate of Incorporation, of these Bylaws, and of law, the Board of Directors may declare dividends whenever, and in such amounts as, in its opinion, are deemed advisable.

Section 6.02.         Entitled Stockholders. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Article VII
INDEMNIFICATION AND INSURANCE

Section 7.01.         Right to Indemnification. To the fullest extent permitted by law, the Corporation shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that such person, or the person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans (any such person, an “Indemnitee”), against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement (“expenses”) actually and reasonably incurred by such person in connection with such proceeding; provided, however, that except as otherwise provided in Section 7.04, the Corporation shall only be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person if the commencement of such proceeding (or part thereof) was authorized by the Board of Directors.

Section 7.02.         Prepayment of Expenses. The Corporation shall pay the expenses incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided that, to the extent required by law, the payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article VII or otherwise. The Corporation may pay the expenses incurred by any other person in defending any proceeding in advance of its final disposition upon such terms and conditions as the Board of Directors deems appropriate.

Section 7.03.         Claims. If a claim for indemnification or advancement of expenses under Section 7.01 or Section 7.02 is not paid in full within sixty days after a written claim therefor by an Indemnitee has been received by the Corporation, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

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Section 7.04.         Repeal or Modification. Any repeal or modification of the provisions of this Article VII or applicable law shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring before the time of such repeal or modification regardless of whether the proceeding is brought or threatened before or after the time of such repeal or modification.

Section 7.05.         Non-Exclusivity of Rights. The right to indemnification and advancement of expenses conferred on any person by this Article VII shall not be exclusive of any other rights such person may have or acquire under any other provision hereof, the Bylaws or by law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7.06.         Survival of Rights. The right to indemnification and prepayment of expenses conferred on any person by this Article VII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 7.07.         Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against any liability or expenses incurred by such person in connection with a proceeding, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII or by law.

Section 7.08.         Other Sources. The Corporation’s obligation, if any, to indemnify or advance expenses to any Indemnitee who was or is serving at the Corporation’s request as a director or officer of another corporation or a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 7.09.         Other Indemnification and Advancement of Expenses. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

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Article VIII
AMENDMENTS

Section 8.01.         These Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the stockholders or by the Board of Directors at any regular meeting of the stockholders or of the Board of Directors, at any special meeting of the stockholders or of the Board of Directors or by written action by the stockholders or by the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such meeting or any notice required for such written action. The power of the Board of Directors to adopt, amend or repeal Bylaws shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws, and a Bylaw amendment adopted by the stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

Any action taken or authorized by the stockholders or by the Board of Directors, which would be inconsistent with the Bylaws then in effect but is taken or authorized by a vote or written action that would be sufficient to amend the Bylaws so that the Bylaws would be consistent with such action, shall be given the same effect as though the Bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

Article IX
SECURITIES OF OTHER CORPORATIONS

Section 9.01.         Voting Securities Held by the Corporation. Unless otherwise ordered by the Board of Directors, and subject to any limitations imposed by the Chief Executive Officer of the Corporation, any elected or appointed officer of the Corporation shall have full power and authority on behalf of this Corporation (i) to attend any meeting of security holders of other corporations or legal entities in which this Corporation may hold securities and to vote such securities on behalf of this Corporation; (ii) to execute any proxy for such meeting on behalf of this Corporation; or (iii) to execute a written consent or a written action in lieu of a meeting of such other corporation or legal entity on behalf of this Corporation. The elected or appointed officer acting on behalf of this Corporation shall possess and may exercise any and all rights and powers incident to the ownership of such securities that this Corporation possesses. The Board of Directors or the Chief Executive Officer may, from time to time, grant such power and authority to one or more other persons. The Corporation may rely on any instrument signed by an officer of any stockholder of the Corporation as the act of such stockholder of the Corporation, unless the Board of Directors or the Chief Executive Officer has knowledge that such reliance is not reasonable.

Section 9.02.         Purchase and Sale of Securities. Unless otherwise ordered by the Board of Directors, and subject to any limitations imposed by the Chief Executive Officer of the Corporation, any elected or appointed officer of the Corporation shall have full power and authority on behalf of this Corporation to purchase, sell, transfer or encumber any and all securities of any other corporation or legal entity, and may execute and deliver such documents as may be necessary to effectuate such purchase, sale, transfer or encumbrance. The Board of Directors or the Chief Executive Officer may, from time to time, confer like powers upon any other person or persons.

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Article X
GENERAL PROVISIONS

Section 10.01.       Inspection of Books and Records. Any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies or extracts from: (i) the Corporation’s stock ledger, a list of its stockholders, and its other books and records; and (ii) other documents as required by law. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office or at its principal place of business.

Section 10.02.       Reserve. The directors of the Corporation may set apart, out of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 10.03.       Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 10.04.       Exclusive Forum.

a)            Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware or, if such other court does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including the beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. This Section 10.04 of Article X does not apply to claims arising under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

b)            Claims Arising Under the Securities Act of 1933. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933.

c)            Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.04 of Article X.

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EXHIBIT C

BOARD AND COMMITTEE MATTERS

NewCo Board Members

The Black Hills Board shall designate six directors, one of whom shall be the chair of the Black Hills Board immediately prior to the Effective Time and the remainder of whom shall be chosen from independent members of the Black Hills Board immediately prior to the Effective Time (collectively, the “Black Hills Designees”). Two of the Black Hills Designees shall be in each of the three classes of the NewCo Board.

The NorthWestern Board shall designate five directors, one of whom shall be the chair of the NorthWestern Board immediately prior to the Effective Time, one of whom shall be the Chief Executive Officer of NewCo, and the remainder of whom shall be chosen from independent members of the NorthWestern Board immediately prior to the Effective Time (collectively, the “NorthWestern Designees”). One of the NorthWestern Designees shall be in the class of the NewCo Board first subject to shareholder vote following the Effective Time and two of the NorthWestern Designees shall be in each of the other two classes of the NewCo Board.

All such designations (and any replacement designations by the Party entitled thereto) shall be made prior to the Effective Time, and each designation shall be subject to the individual’s ability and willingness to serve. Each director so designated shall be appointed as of the Effective Time to serve until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal.

For clarity, by way of example, if Closing occurs after Black Hills’s 2026 annual meeting of shareholders but prior to NewCo’s 2027 annual meeting of shareholders, then the NewCo Board will comprise three directors with a term expiring in 2027 (two Black Hills Designees and one NorthWestern Designee), four directors with a term expiring in 2028 (two Black Hills Designees and two NorthWestern Designees), and four directors with a term expiring in 2029 (two Black Hills Designees and two NorthWestern Designees). The Parties shall cooperate and take such action as is reasonably necessary to give effect to the foregoing, including coordinating the resignation and reappointment of members of the Black Hills Board if needed to give effect to the foregoing. Consistent with applicable Law, Black Hills and NorthWestern shall jointly determine any appropriate postponements or cancellations of the Black Hills or NewCo annual shareholders meeting if reasonably necessary to give effect to the intent and purposes of this Exhibit C.

NewCo Board Chair

The chair of the NewCo Board shall be the chair of the Black Hills Board as of immediately prior to the Effective Time, subject to such individual’s ability and willingness to serve, or in such individual’s inability or unwillingness to serve, the chair of the NewCo Board shall be one of the individuals designated by the Black Hills Board prior to the Effective Time, as determined by the Black Hills Board prior to the Effective Time.

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NewCo Board Committees

The NewCo Board shall initially have the following four standing committees: (i) a governance committee; (ii) an audit committee; (iii) a leadership development & compensation committee; and (iv) an operations committee.

Each committee shall initially consist of equal representation of members designated by the Black Hills Board and the NorthWestern Board prior to the Effective Time.

Prior to the Effective Time, the Black Hills Board and the NorthWestern Board shall agree on the initial chair of each committee, provided that the chair of the NewCo nomination and governance committee shall be the chair of the NorthWestern Board as of immediately prior to the Effective Time; provided further, that two of the remaining committees shall be chaired by Black Hills Designees and the other remaining committee shall be chaired by a NorthWestern Designee. If the Black Hills Board and NorthWestern Board are unable to agree on the initial chair of any such remaining committee, the NewCo Board will select such chairs using a “best athlete” approach.

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EXHIBIT D

EXECUTIVE OFFICERS

•	Brian B. Bird – Chief Executive Officer

•	Marne M. Jones – Chief Operating Officer

•	Crystal D. Lail – Chief Financial Officer

•	Kimberly F. Nooney – Chief Integration Officer

Each such designation is subject to the individual remaining an officer of NorthWestern or Black Hills (as applicable) immediately prior to the Effective Time and being able and willing to serve as an officer of NewCo in the capacity set forth above. If, before the Effective Time, any such individual ceases to be an officer of NorthWestern or Black Hills (as applicable) or is unable or unwilling to serve as an officer of NewCo in the capacity set forth above, a replacement for such person shall be mutually agreed by the Black Hills Board and the NorthWestern Board.

Other initial executive officers shall be jointly agreed by the chief executive officers of Black Hills and NorthWestern prior to the Effective Time, based upon a “best athlete” approach.

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